Exhibit 2.1

Execution Version

MAY 16, 2023

FORBION EUROPEAN ACQUISITION CORP.

and

ENGENE INC.

and

ENGENE HOLDINGS INC.

Business Combination Agreement

i

	3.13	Intellectual Property	61

	3.14	Labor Matters	64

	3.15	Insurance	67

	3.16	Tax Matters	68

	3.17	Brokers	71

	3.18	Real and Personal Property	71

	3.19	Transactions with Affiliates	72

	3.20	Suppliers	72

	3.21	Data Privacy and Security	72

	3.22	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws	74

	3.23	Information Supplied	74

	3.24	Investigation; No Other Representations	75

	3.25	Regulatory Compliance	75

	3.26	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	78

4.	Representations and Warranties Relating to FEAC and Can Merger Sub		79

	4.1	Organization and Qualification	79

	4.2	Capitalization	80

	4.3	Authority	81

	4.4	Board Approval; Vote Required	82

	4.5	Consents and Requisite Governmental Approvals; No Violations	82

	4.6	SEC Filings	83

	4.7	Internal Controls; Listing; Financial Statements	84

	4.8	Trust Account	85

	4.9	Listing	86

	4.10	Contracts	87

	4.11	Absence of Changes	87

	4.12	Litigation	88

	4.13	Compliance with Applicable Law	88

	4.14	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws	88

	4.15	Employees	89

	4.16	Not an Investment Company	89

	4.17	Business Activities; Assets	89

	4.18	No Undisclosed Liabilities	89

	4.19	Tax Matters	90

	4.20	Brokers	92

	4.21	Transactions with Affiliates	93

	4.22	Information Supplied	93

	4.23	Investigation; No Other Representations	93

	4.24	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	94

5.	Covenants		95

	5.1	Conduct of Business of the Company and FEAC	95

	5.2	Efforts to Consummate	101

	5.3	Confidentiality and Access to Information	103

	5.4	Public Announcements	104

	5.5	Tax Matters	105

	5.6	Exclusive Dealing	108

	5.7	Preparation of Registration Statement / Proxy Statement	110

	5.8	FEAC Shareholder Approval	111

	5.9	FEAC Board Recommendation	112

	5.10	Exchange Listing	113

	5.11	Trust Account	113

	5.12	FEAC Indemnification; Directors’ and Officers’ Insurance	114

	5.13	Company Indemnification; Directors’ and Officers’ Insurance	115

	5.14	Resignations	117

	5.15	Post-Closing Governance	117

	5.16	Financials	117

	5.17	Newco Equity Incentive Plan	117

	5.18	Newco Matters	118

	5.19	Subscription Agreements	118

	5.20	Privacy Matters	119

	5.21	FEAC Related Party Agreements	120

	5.22	Section 16 Matters	120

	5.23	Disclosure of Certain Matters	121

	5.24	Repayment of the Working Capital Loan Note and Extension Loan Notes	121

	5.25	Can Merger Sub Matters	121

	5.26	Cayman Merger Sub Matters	121

6.	Conditions to Consummation of the Transactions		122

	6.1	Conditions to the Obligations of the Parties	122

	6.2	Other Conditions to the Obligations of FEAC	123

	6.3	Other Conditions to the Obligations of the Company	124

	6.4	Frustration of Closing Conditions	125

7.	Termination		125

	7.1	Termination	125

	7.2	Effect of Termination	127

8.	Miscellaneous		127

	8.1	Non-Survival	127

	8.2	Entire Agreement; Assignment	127

	8.3	Amendment	127

	8.4	Notices	128

	8.5	Governing Law	129

8.6	Fees and Expenses	129

8.7	Exhibits and Schedules	129

8.8	Parties in Interest	130

8.9	Severability	130

8.10	Counterparts; Electronic Signatures	130

8.11	Knowledge of Company; Knowledge of FEAC	130

8.12	No Recourse	131

8.13	Extension; Waiver	131

8.14	Waiver of Jury Trial	131

8.15	Submission to Jurisdiction	132

8.16	Remedies	132

8.17	Trust Account Waiver	133

Certain schedules and other similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit A	Company Arrangement Resolution	A-1
Exhibit B	Plan of Arrangement	B-1
Exhibit C-1	Form of Subscription Agreement	C-1-1
Exhibit C-2	Form of Side Letter Agreement	C-2-1
Exhibit C-3	Form of Non-Redemption Agreement	C-3-1
Exhibit D	Form of Registration Rights Agreement	D-1
Exhibit E-1	Form of Company Voting Agreement	E-1-1
Exhibit E-2	Form of Company Lock-Up Agreement	E-2-1
Exhibit E-3	Form of FEAC Voting Agreement	E-3-1
Exhibit F	Form of Newco Articles	F-1
Exhibit G	Form of Newco Equity Incentive Plan	G-1
Exhibit H	Capitalization Table	H-1

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 16, 2023, is made by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), enGene Inc., a corporation existing under the laws of Canada (the “Company”; prior to the Amalgamation, references to the “Company” shall be to enGene Inc., and following the Amalgamation, references to the “Company” shall be to the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub (as defined below) pursuant to the Plan of Arrangement) and enGene Holdings Inc., a corporation incorporated under the laws of Canada (“Newco”). FEAC, the Company and Newco shall be referred to herein from time to time collectively as the “Parties” and each, a “Party”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, FEAC is a blank check company incorporated as a Cayman Islands exempted company on August 9, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, the sole shareholder of Newco (the “Formation Shareholder”) holds 10 Class B common shares of Newco temporarily merely to facilitate the incorporation of Newco in anticipation of the Transactions and not for the purpose of having any economic or other interest in Newco;

WHEREAS, prior to the date that is two Business Days prior to the Closing Date, (i) FEAC shall (a) incorporate or cause to be incorporated Can Merger Sub as a corporation under the laws of Canada and a direct wholly owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (“Can Merger Sub”) and (b) after the incorporation of Can Merger Sub, cause Can Merger Sub to execute a Joinder Agreement (as defined below) and become a party to this Agreement as a “Party” hereto and (ii) Newco shall (a) incorporate or cause to be incorporated Cayman Merger Sub as a Cayman Islands exempted company and a direct wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions (“Cayman Merger Sub”) and (b) after completion of the incorporation of Cayman Merger Sub, cause Cayman Merger Sub to execute a Joinder Agreement and become a party to this Agreement as a “Party” hereto;

WHEREAS, pursuant to the Governing Documents of FEAC, FEAC is required to provide an opportunity for its public shareholders to have their outstanding FEAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the FEAC Shareholder Approval;

WHEREAS, as of the date of this Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC Private Placement Warrants;

WHEREAS, the Company entered into a Note Purchase Agreement dated as of October 20, 2022 by and among the Company, Forbion Capital Fund III Cooperatief U.A.

(“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which the Company issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein (the “2022 Financing”);

WHEREAS, the Company and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of the Company that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption (as defined below), Newco Shares) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) each 2022 Noteholder received warrants of the Company in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants” and, together with the Amended 2022 Convertible Notes, the “Amended 2022 Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Investissement Québec (“IQ”) are entering into agreements with the Company, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of the Company (the “Original 2023 Convertible Notes”) that will, among other things, convert into that number of common shares of the Company that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, Newco Shares) that the holders of the Original 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) warrants to acquire common shares of the Company (the “Original 2023 Warrants” and, together with the Original 2023 Convertible Notes, the “Original 2023 Financing”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants (the “Additional 2023 Warrants” and, together with the Original 2023 Warrants, the “2023 Warrants”), corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder (the “Additional 2023 Financing” and, together with the Original 2023 Financing, the “2023 Financing”; and the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached hereto as Exhibit C-1 (the “Subscription Agreement” and collectively, the “Subscription Agreements”) with FEAC and Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing) the number of FEAC Class A Shares (or after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement (as amended by the applicable Side Letter Agreement (as defined below)) in exchange for the purchase price set forth therein (the aggregate purchase price under the Subscription Agreements and the Side Letter Agreements, the “PIPE Financing Amount”, and the equity financing under the Subscription Agreements and the Side Letter Agreements is hereinafter referred to as the “PIPE Financing”), in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each PIPE Investor is entering into a side letter agreement, substantially in the form attached hereto as Exhibit C-2 (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) with FEAC and Newco to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, will reflect the total number of FEAC Class A Shares and FEAC Warrants to be issued by FEAC (or after the Assumption, the total number of Newco Shares and Newco Warrants to be issued by Newco) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement, in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco, FEAC and a FEAC Shareholder are entering into a non-redemption agreement, substantially in the form attached hereto as Exhibit C-3 (the “Non-Redemption Agreement”), pursuant to which, among others, FEAC will issue additional FEAC Class

A Shares and FEAC Warrants (or after the Assumption, Newco will issue additional Newco Shares and Newco Warrants) to such FEAC Shareholder (the “Non-Redemption Transaction”) in consideration of such FEAC Shareholder’s commitment not to redeem its FEAC Class A Shares in connection with the FEAC Shareholder Approval, on the terms and subject to the conditions set forth in the Non-Redemption Agreement;

WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes exceeds $1,500,000 on the day which is two (2) Business Days prior to the Closing Date, FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable (the “Sponsor Loans Conversion”, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, FEAC and the other parties thereto are entering into the sponsor and insiders letter agreement (the “Sponsor and Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in this Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one FEAC Class A Share;

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares) Newco Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco, and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Warrants (as so assumed, Newco Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement, (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants), and (iii) Newco will redeem the initial Newco Shares held by the Formation Shareholder for an amount equal to the amount of capital that the Formation Shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to Newco an amount equal to the total funds held in its Trust Account (after deducting the amounts owed to public shareholders of FEAC who have properly exercised their redemption rights, a reasonable estimate of the amounts to be paid for any Dissenting FEAC Shares, and the deferred discount owed to the underwriters of FEAC’s IPO), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated pursuant to the Subscription Agreements and the Side Letter Agreements and the Non-Redemption Transaction shall be consummated in accordance with the Non-Redemption Agreement;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing, into that number of common shares of the Company that, when exchanged at the Company Exchange Ratio shall equal that number of FEAC Class A Shares (or after the Assumption, Newco Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or after the Assumption, Newco Shares) on the same terms as the PIPE Financing;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and the Company will amalgamate in accordance with the terms of the Plan of Arrangement (the “Amalgamation”), and pursuant to the Amalgamation, (i) each Company Share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Shares per the Company Exchange Ratio and each Company Warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; (iii) in consideration for the issuance of Newco Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirements of the continued jurisdiction, among other things;

WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Shares and Newco Warrants shall have been approved for listing on Nasdaq or such other Exchange as agreed to by FEAC and the Company;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts (the “Notes Set-Off”);

WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to the Company in consideration for the issuance by the Company from treasury of additional common shares of the Company, following which FEAC will repay the outstanding principal amount of Note 3, and subsequently be placed in liquidation in accordance with applicable Cayman law (the “Liquidation” and together with the Sponsor Loans Conversion, the Surrender, the Class B Conversion, the Cayman Merger, the Cayman Reorganization, the FEAC Reorganization, the Assumption, the Can Merger Sub Share Sale, the Amalgamation, the PIPE Financing, the Non-Redemption Transaction and the other transactions described above and contemplated by this Agreement, the Plan of Arrangement, the Subscription Agreements, the Side Letter Agreements, the Non-Redemption Agreement and the other Ancillary Documents, the “Transactions”);

WHEREAS, on or around the Closing Date, Newco, FEAC, the Sponsor Holders (as defined in the Registration Rights Agreement) and the enGene Holders (as defined in the Registration Rights Agreement) will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Holders and the enGene Holders will be granted certain registration rights with respect to their respective Equity Securities of Newco, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of FEAC (the “FEAC Board”) has (a) determined that the Transactions are in the best interests of FEAC and fair to its shareholders, (b) approved this Agreement, the Ancillary Documents to which FEAC is or will be a party and the Transactions and (c) resolved to recommend, among other things, approval of this Agreement and the Transactions by the holders of FEAC Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (c) resolved to recommend, among other things, that the Company Shareholders vote in favor of the approval of this Agreement, the Transactions and the Company Arrangement Resolution;

WHEREAS, the board of directors of Newco has unanimously (a) determined that the Transactions are fair to, and in the best interests of, the Formation Shareholder and (b) approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the Transactions;

WHEREAS, the Formation Shareholder has, as the sole shareholder of Newco, approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to FEAC and Newco a voting agreement, substantially in the form attached hereto as Exhibit E-1 and a lock-up agreement substantially in the form attached hereto as Exhibit E-2 (collectively, the “Company Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to vote in favor of the Transactions, the entering into and execution by the Company of this Agreement and the Company Arrangement Resolution.

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and the directors and officers of FEAC have duly executed and delivered to the Company and Newco a voting agreement, substantially in the form attached hereto as Exhibit E-3 (collectively, the “FEAC Transaction Support Agreement” and, together with the Company Transaction Support Agreements, the “Transaction Support Agreements”), pursuant to which, among other things, each such person agrees to vote in favor of the Transactions and the entering into and execution by FEAC of this Agreement.

WHEREAS the resulting Newco ownership following the Transactions is directionally set out in the capitalization table attached hereto as Exhibit H, which exhibit may be amended by mutual written agreement of the Parties from time-to-time to reflect any updates.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	CERTAIN DEFINITIONS

1.1	Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2022 Convertible Note” and “2022 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“2022 Financing” has the meaning set forth in the recitals to this Agreement.

“2022 Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“2022 Noteholders” has the meaning set forth in the recitals to this Agreement.

“2022 Warrants” has the meaning set forth in the recitals to this Agreement.

“2023 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“2023 Financing” has the meaning set forth in the recitals to this Agreement.

“2023 Noteholders” has the meaning set forth in the recitals to this Agreement.

“2023 Subordinated Financing” has the meaning set forth in the recitals to this Agreement.

“2023 Subordinated Note” has the meaning set forth in the recitals to this Agreement.

“2023 Subordinated Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“2023 Warrants” has the meaning set forth in the recitals to this Agreement.

“Additional 2023 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Additional 2023 Financing” has the meaning set forth in the recitals to this Agreement.

“Additional 2023 Warrants” has the meaning set forth in the recitals to this Agreement.

“Additional FEAC SEC Reports” has the meaning set forth in Section 4.6.

“Adjournment Proposal” has the meaning set forth in Section 5.8.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, any portfolio company or entity managed or controlled by any investment vehicle owned, controlled or managed by Forbion Group Holding B.V. or any of its Affiliates (other than Can Merger Sub and the Sponsor) shall not be considered an Affiliate of FEAC.

“Aggregate Closing PIPE Proceeds” means the sum of the cash proceeds to be received by Newco in respect of the PIPE Financing on the Closing Date and the cash proceeds actually received by the Company in respect of the Convertible Bridge Financing prior to the Closing Date.

“Aggregate Exercise Price” means the aggregate exercise price of the Company Options that will be exchanged for Rollover Equity Awards, converted to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Closing Date, and rounding the resulting exercise price up to the nearest whole cent.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the aggregate cash proceeds available for release to FEAC from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the FEAC Shareholder Redemptions), (ii) the unrestricted cash on the balance sheet of FEAC as of the Closing Date, and (iii) the Aggregate Closing PIPE Proceeds, minus (b) the sum (without duplication) of the Unpaid FEAC Expenses and the Unpaid FEAC Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.15(a).

“Amalgamation” has the meaning set forth in the recitals to this Agreement.

“Amended 2022 Convertible Note” and “Amended 2022 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Amended 2022 Financing” has the meaning set forth in the recitals to this Agreement.

“Ancillary Documents” means the Plan of Arrangement, the Registration Rights Agreement, the Sponsor and Insiders Letter Agreement, the Subscription Agreements, the Side Letter Agreements, the Non-Redemption Agreement, the Convertible Bridge Financing Documents, the Letter of Transmittal, the Transaction Support Agreements, the Joinder Agreements, the Warrant Assignment, Assumption and Amendment Agreement, the Newco Warrant Agreement, the Working Capital Loan Note, any Extension Loan Note and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed by the Parties in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada) and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery and corruption.

“Anti-Money Laundering Laws” means any applicable anti-money laundering and counter-terrorism Laws in all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, including without limitation, the Criminal Code (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Bank Secrecy Act as amended by the USA Patriot Act, 18 U.S.C. §§ 1956-1957, Cayman Islands Proceeds of Crime Act (As Revised) and regulations and guidance thereunder.

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of FEAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and FEAC, each acting reasonably.

“Assumption” has the meaning set forth in the recitals to this Agreement.

“Audited Company Financial Statements” has the meaning set forth in Section 3.4(a).

“BCA Proposal” has the meaning set forth in Section 5.8.

“Bridge Consideration” means (A) with respect to the Newco Shares, the number of Newco Shares equal to (i) the number of Company Common Shares issued upon the conversion of the Company Convertible Notes in accordance with their terms, multiplied by (ii) the Company Exchange Ratio, and (B) with respect to the Newco Warrants, the number of Newco Warrants equal to (i) the number of Company Warrants multiplied by (ii) the Company Exchange Ratio.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“Canadian Prospectus” has the meaning set forth in Section 5.7(b).

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Cayman Act” means the Cayman Islands Companies Act (As Revised).

“Cayman Exchange Ratio” means one for one (1:1).

“Cayman Merger” has the meaning set forth in the recitals to this Agreement.

“Cayman Merger and Reorganization Proposal” has the meaning set forth in Section 5.8.

“Cayman Reorganization” has the meaning set forth in the recitals to this Agreement.

“CBA” has the meaning set forth in Section 3.14(d).

“CBCA” means the Canada Business Corporations Act.

“Change in Recommendation” has the meaning set forth in Section 5.9.

“Change in Recommendation Notice” has the meaning set forth in Section 5.7(b).

“Change in Recommendation Notice Period” has the meaning set forth in Section 5.7(b).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or substantially all of the assets, businesses or equity securities of another Person, or

(b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Class B Conversion” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means, prior to the Amalgamation, enGene Inc., and following the Amalgamation, the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub pursuant to the Plan of Arrangement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets or business of the Company and its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity investment in the Company or any of its controlled Affiliates pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company or any of its controlled Affiliates immediately following such transaction. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions (including the PIPE Financing and the Convertible Bridge Financing) shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means the special resolutions of the Company Shareholders approving the Plan of Arrangement, which is to be considered at the Company Shareholders Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Certificates” has the meaning set forth in Section 2.16(a).

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Company Class A Preferred Shares” means Class A Preferred shares in the Company.

“Company Class B Preferred Shares” means Class B Preferred shares in the Company.

“Company Class C Preferred Shares” means Class C Preferred shares in the Company issuable in series, one series being designated Series 1 Class C Preferred Shares, one series being designated Series 2 Class C Preferred Shares, one series designated Series 3 Class C Preferred Shares and one series being designated Series 4 Class C Preferred Shares.

“Company Common Shareholder Agreements” means the common shareholder agreements of the Company in the form attached to the Company Majority Shareholder Agreement, as amended, modified, restated, replaced or supplemented by the board of directors of the Company from time to time;

“Company Common Shares” means common shares of the Company.

“Company Consideration” means (A) with respect to the Newco Shares, the number of Newco Shares equal to the portion of the Reference Value divided by the Reference Price that is attributable to the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (not including, for the avoidance of doubt, the number of Company Common Shares issuable upon conversion of the Convertible Bridge Financing) including any Company Equity Awards exercised prior to or in connection with Closing, and (B) with respect to the Rollover Equity Awards, the number of Rollover Equity Awards equal to the portion of the Reference Value divided by the Reference Price that is attributable to the aggregate number of Company Equity Awards (whether vested or unvested), and in each case without duplication of the Company Shares taken into account for calculating the Company Consideration in respect of the Newco Shares and Rollover Equity Awards.

“Company Convertible Notes” means the Amended 2022 Convertible Notes and the 2023 Convertible Notes.

“Company D&O Persons” has the meaning set forth in Section 5.13(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to FEAC by the Group Companies on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, restricted stock unit, stock appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan or otherwise that is outstanding. For the avoidance of doubt, the Company Warrants shall not be considered a Company Equity Award.

“Company Equity Plan” means, collectively, (a) the amended and restated equity incentive plan of the Company dated June 29, 2021 and as may be further amended and/or restated from time to time, and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Exchange Ratio” means the quotient obtained by dividing (a) the Company Per Share Value, by (b) the Reference Price.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including the PIPE Financing, Convertible Bridge Financing and the Non-Redemption Transaction), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any FEAC Expenses or FEAC Liabilities.

“Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (not including, for the avoidance of doubt, the number of Company Common Shares issuable upon conversion of the Convertible Bridge Financing), and (b) the aggregate number of Company Shares issued or issuable upon exercise of all issued and outstanding Company Equity Awards (whether vested or unvested), including Company Equity Awards exercised prior to or in connection with the Closing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), and Section 3.1(b), Section 3.1(d) (Organization and Qualification), Section 3.2(b) through Section 3.2(c) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8 (Absence of Changes), and Section 3.17 (Brokers).

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in such management information circular, to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IT Systems” means any and all computers, Software, firmware, middleware, hardware, systems, workstations, routers, hubs, switches, networks, communication systems and data communication lines, servers, network equipment and databases (including those that are used to Process data) and other information technology equipment and related systems and services, including any outsourced systems, and all associated documentation, in each case, to the extent owned or controlled by (or purported to be owned or controlled by) or licensed or leased to (or purported to be licensed to or leased to) any Group Company.

“Company Licensed Intellectual Property” means any and all Intellectual Property Rights owned by any third party that is licensed or sublicensed (or purported to be licensed or sublicensed) to any Group Company or for which any Group Company has obtained (or purported to have obtained) a covenant not to be sued.

“Company Majority Shareholder Agreement” means the third amended and restated majority shareholders agreement dated June 29, 2021 between the Company, the holders of Company Class A Preferred Shares, the holders of Company Class B Preferred Shares and the holders of Company Class C Preferred Shares.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of the Group Companies, taken as a whole or (ii) the ability of the Company to consummate the Transactions, provided, however, that in the case of clause (i) none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence resulting from or related to (a) any change, development, condition or event generally affecting the industries or markets in which the Group Companies operate, (b) general business or economic conditions in or affecting the United States, Canada or elsewhere, or changes therein, (c) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (d) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (e) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions, including, but not limited to any predictions or results (expressly excluding any treatment-related severe adverse events, grade 4 or higher, as that such terms are used by the FDA) related to any clinical studies or trials (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (j) the taking of any action required by the terms of this Agreement or any Ancillary Document, (k) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of FEAC, (l)

ordinary course deterioration of the Company’s cash position (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)), (m) any material breach of this Agreement or any Ancillary Document by FEAC or (n) any matter set forth on Section 1.1 of the Company Disclosure Schedules; provided, however, that if any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f), (h) or (i) materially and disproportionately adversely effects the Group Companies, taken as a whole, relative to other comparable companies and entities operating in the industries or markets in which the Group Companies operate, such change, event, effect or occurrence may be taken into account in determining whether a Company Material Adverse Effect has occurred but only to the extent of the disproportionate effect.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Non-Voting Common Shares” means the Non-Voting Common shares in the capital of the Company.

“Company Option” means, as of any determination time, each option to purchase Company Shares that are outstanding and unexercised (whether vested or unvested), whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by any Group Company.

“Company Per Share Value” means the quotient obtained by dividing (a) the Reference Value, by (b) the Company Fully Diluted Shares.

“Company Product” means (i) each product from which any Group Company has derived within the two (2) years preceding the date hereof, is currently deriving or is scheduled to derive within the next two (2) years, revenue from the sale, license or other provision thereof, and (ii) each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means any and all Registered Intellectual Property included in the Company Owned Intellectual Property.

“Company Registration Rights Agreement” means the second amended and rested registration rights agreement of the Company dated June 30, 2021.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Required Approval” means approval by the affirmative vote of the holders of not less than two-thirds of the Company Shares, voting together as a single class, present in person or represented by proxy at the Company Shareholders Meeting.

“Company Shares” means the Company Common Shares, Company Non-Voting Common Shares, Company Class A Preferred Shares, Company Class B Preferred Shares, and Company Class C Preferred Shares.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders Agreements” means the Company Majority Shareholder Agreement and the Company Common Shareholder Agreements.

“Company Shareholders Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution and, with the prior written consent of FEAC, for any other purpose as may be set out in the Company Information Circular.

“Company Tax Counsel” has the meaning set forth in Section 5.5(b).

“Company Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Warrant Holders” means, collectively, the holders of Company Warrants as of any determination time prior to the Closing.

“Company Warrants” means the 2022 Warrants and the 2023 Warrants.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 14, 2022, by and between the Company and FEAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continuance” shall have the meaning set forth in the recitals to this Agreement.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Convertible Bridge Financing” has the meaning set forth in the recitals to this Agreement.

“Convertible Bridge Financing Documents” means the documents governing the Convertible Bridge Financing.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Supreme Court of British Columbia or other competent court, as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or strains thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by the applicable Governmental Entity, in each case, in connection with or in response to COVID-19.

“COVID Program” has the meaning set forth in Section 3.14(j).

“Dissenting FEAC Shares” has the meaning set forth in Section 2.11(a).

“Dissenting FEAC Shareholders” has the meaning set forth in Section 2.11(a).

“Employee Benefit Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar agreement, and (iii) any other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors, administers, contributes to or has entered into, including for the benefit of its current or former employees, officers, directors or other individual service providers, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained exclusively by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of Hazardous Substance, the protection of the environment, or the protection of human health or safety (to the extent relating to exposure to Hazardous Substances).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export and Import Permits Act and the regulations thereunder and the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange” means a national securities exchange registered under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.16(a).

“Exchange Consideration” means the Company Consideration and the Bridge Consideration, taken together.

“Extension Loan Note” means any unsecured promissory note to be issued by FEAC to the Sponsor (or any of the Sponsor’s Affiliates or designees, as applicable), in connection with the deposit of funds in the Trust Account for purposes of the extension of the time available to FEAC to consummate an initial business combination in accordance with FEAC’s Governing Documents and the Trust Agreement, in an amount not exceed $1,265,000 per note for each applicable three-month period.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FEAC” has the meaning set forth in the introductory paragraph to this Agreement.

“FEAC Acquisition Proposal” means (a) any transaction or series of related transactions under which FEAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases, or is acquired by or purchased by, any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases, or divests or otherwise sells, all or substantially all of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in FEAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions (including the PIPE Financing and Convertible Bridge Financing) shall constitute a FEAC Acquisition Proposal.

“FEAC Board” has the meaning set forth in the recitals to this Agreement.

“FEAC Board Recommendation” has the meaning set forth in Section 5.8.

“FEAC Certificates” has the meaning set forth in Section 2.16(a).

“FEAC Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events), or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any FEAC Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document), in each case, for the avoidance of doubt, other than the payment of fees of legal and other advisors in connection with the Transactions.

“FEAC Class A Shares” means FEAC’s Class A ordinary shares, $0.0001 par value.

“FEAC Class B Shares” means FEAC’s Class B ordinary shares, $0.0001 par value.

“FEAC D&O Persons” has the meaning set forth in Section 5.12(a).

“FEAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by FEAC on the date of this Agreement.

“FEAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, FEAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including the PIPE Financing and Convertible Bridge Financing), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, placement agents, underwriters, capital markets advisors, consultants, or other agents or service providers of FEAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to FEAC pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, FEAC Expenses shall not include any Company Expenses.

“FEAC Financial Statements” means all of the financial statements of FEAC included in the FEAC SEC Reports.

“FEAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.4 (Board Approval), Section 4.8 (Trust Account), Section 4.11(a) (Absence of Changes), Section 4.17 (Business Activities), and Section 4.20 (Brokers).

“FEAC Information” has the meaning set forth in Section 2.4(d).

“FEAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of FEAC, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, FEAC Liabilities shall not include any FEAC Expenses.

“FEAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of FEAC; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a FEAC Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence resulting from or related to (a) general business or economic conditions in or affecting the United States, Canada or elsewhere, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes, or proposed changes in or changes or proposed changes in interpretation of any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which FEAC operates, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (g) any failure by FEAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (j) the taking of any action required by the terms of this Agreement or any Ancillary Document, (k) any actions taken or omitted to be taken by FEAC at the written request or with the prior written consent of the Company (l) any material breach of this Agreement or any Ancillary Document by the Company or (m) any matter set forth on Section 1.1 of the FEAC Disclosure Schedules; provided, however, that if any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f), (h) or (i) materially and disproportionately adversely effects FEAC relative to other “SPACs” comparable to FEAC on the basis of its listing, share conditions, obligations and assets, such change, event, effect or occurrence may be taken into account in determining whether a FEAC Material Adverse Effect has occurred but only to the extent of the disproportionate effect.

“FEAC Non-Controlled Affiliates” has the meaning set forth in Section 5.6(b).

“FEAC Non-Party Affiliates” means, collectively, each FEAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any FEAC Related Party (other than, for the avoidance of doubt, FEAC). As it relates to FEAC, the term “Non-Party Affiliates” means “FEAC Non-Party Affiliates.”

“FEAC Private Placement Warrants” means the warrants (each entitling the holder thereof to purchase one FEAC Class A Share) issued by FEAC to the Sponsor in a private placement simultaneously with the closing of its IPO and to be issued by FEAC to the Sponsor (or the Sponsor’s Affiliates or designees, as applicable), upon the conversion of all or part of the principal outstanding amount of the Working Capital Loan Note and any Extension Loan Note in connection with the consummation of the Business Combination.

“FEAC Registration Rights Agreement” means the Registration and Shareholder Rights Agreement dated December 9, 2021, between FEAC and the Sponsor.

“FEAC Related Party” has the meaning set forth in Section 4.21.

“FEAC Related Party Transactions” has the meaning set forth in Section 4.21.

“FEAC Reorganization” has the meaning set forth in the recitals to this Agreement.

“FEAC SEC Reports” has the meaning set forth in Section 4.6.

“FEAC Shareholder” means any holder of any FEAC Shares;

“FEAC Shareholder Approval” means (i) with respect to the BCA Proposal, the Governing Documents Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal, the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the FEAC Shareholders Meeting, in each case, in accordance with the Governing Documents of FEAC and applicable Law; and (ii) with respect to the Cayman Merger and Reorganization Proposal, the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the FEAC Shareholders Meeting, in each case, in accordance with the Governing Documents of FEAC and applicable Law.

“FEAC Shareholder Redemptions” means the redemption by the holders of FEAC Class A Shares of all or a portion of their FEAC Class A Shares (in connection with the Transactions or otherwise), as set forth in Governing Documents of FEAC.

“FEAC Shareholders Meeting” has the meaning set forth in Section 5.7(b).

“FEAC Shares” means (a) prior to the Class B Conversion, collectively, the FEAC Class A Shares and the FEAC Class B Shares, and (b) from and after the Class B Conversion, the FEAC Class A Shares after giving effect to the Class B Conversion. Any reference to the FEAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition as the context so requires.

“FEAC Tax Counsel” has the meaning set forth in Section 5.5(b).

“FEAC Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“FEAC Unit” means each outstanding unit consisting of one FEAC Class A Share and one-third of one FEAC Warrant.

“FEAC Warrants” means each warrant to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement.

“FEAC Warrant Agreement” means the warrant agreement, dated as of December 9, 2021, by and between FEAC and the Trustee.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in the form and substance satisfactory to FEAC and the Company (each acting reasonably), approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn, abandoned or dismissed, at such time which the Arrangement is affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of FEAC and the Company, each acting reasonably.

“Forbion Capital Fund III” has the meaning set forth in the recitals to this Agreement.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.5(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“FSTQ” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. or Canadian corporation are its certificate or articles of incorporation and, as the case may be, its certificates or articles of amendment, certificates or articles of merger or amalgamations, and its by-laws, the “Governing Documents” of a U.S. or Canadian limited partnership are its limited partnership agreement and certificate or articles of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate or articles of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governing Documents Proposal” has the meaning set forth in Section 5.7(b).

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), securities regulator, self-regulatory organization or stock exchange.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries and Newco and its Subsidiaries (including, for the avoidance of doubt, upon the execution of a Joinder Agreement pursuant to Section 5.26, Cayman Merger Sub).

“Hazardous Substance” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case of (a) - (h), which are regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics or as to which Liability may be imposed pursuant to Environmental Law.

“Healthcare Laws” means all Laws relating to healthcare regulatory matters applicable to the Group Companies, including all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), the health care fraud criminal provisions under HIPAA, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar federal, state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including their foreign equivalents.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.).

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under IFRS or GAAP as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, valued at the termination value thereof, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means any and all intellectual property or proprietary rights throughout the world including any and all United States and foreign (a) patents, patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part, provisional and non-provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, renewals, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing and all improvements to the inventions disclosed in each such registration, patent and patent application (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names, social media identifiers and accounts, corporate names and other source or business identifiers (whether or not registered), together with all goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, works of authorship, data, database and design rights, and mask work rights, whether or not registered or published, and all registrations, applications, renewals, extensions, restorations, reversions, derivative rights and moral rights of any of the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression (collectively, “Copyrights”); (d) trade secrets, know-how (including manufacturing and production processes), confidential or proprietary information, including invention disclosures, inventions, ideas, algorithms, formulae, processes, methods, techniques, technical data, and models, technologies, protocols, methodologies, formulations, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case whether patentable or not and whether reduced to practice or not (collectively, “Trade Secrets”); (e) rights in Software, and (f) any other intellectual or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a).

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 192(4) of the CBCA, in a form acceptable to each of the Company and FEAC (each acting reasonably), providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of FEAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of the Company and FEAC, each acting reasonably.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning set forth in Section 8.17.

“IQ” has the meaning set forth in the recitals to this Agreement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Joinder Agreement” and “Joinder Agreements” means the joinder agreements, in form and substance reasonably satisfactory to FEAC and the Company, by virtue of which Can Merger Sub and Cayman Merger Sub will each become a party to this Agreement as a “Party” hereto.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Letter of Transmittal” means the letter of transmittal in the form or forms mutually agreed to by each of Newco, FEAC, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law or Public Health Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Liquidation” has the meaning set forth in the recitals of this Agreement.

“Loan Amount” has the meaning set forth in the recitals of this Agreement.

“Lumira III” has the meaning set forth in the recitals to this Agreement.

“Lumira International III” has the meaning set forth in the recitals to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merck” has the meaning set forth in the recitals to this Agreement.

“Merck Québec” has the meaning set forth in the recitals to this Agreement.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Newco” has the meaning set forth in the introductory paragraph to this Agreement.

“Newco Articles” has the meaning set forth in Section 5.18.

“Newco Equity Incentive Plan” has the meaning set forth in Section 5.17.

“Newco Shares” means Class A common shares of Newco.

“Newco Warrant Agreement” means the FEAC Warrant Agreement as amended and assumed by Newco pursuant to the Warrant Assignment, Assumption and Amendment Agreement setting forth the terms and conditions of the Newco Warrants.

“Newco Warrants” means each warrant of Newco to purchase one Newco Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Newco Warrant Agreement.

“Non-Redemption Agreement” has the meaning set forth in the recitals to this Agreement.

“Non-Redemption Transaction” has the meaning set forth in the recitals to this Agreement.

“Note 1” has the meaning set forth in the recitals to this Agreement.

“Note 2” has the meaning set forth in the recitals to this Agreement.

“Note 3” has the meaning set forth in the recitals to this Agreement.

“Notes Set-Off” has the meaning set forth in the recitals to this Agreement.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on an “off-the-shelf” and commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under non-discriminatory terms and conditions.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Original 2023 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Original 2023 Financing” has the meaning set forth in the recitals to this Agreement.

“Original 2023 Warrants” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business consistent with past practice, (g) restrictions on transfer of securities after the Closing Date arising under applicable securities’ laws, and (h) the Liens listed and described on Section 1.1 of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personal information”, “personally identifiable information”, “PII” or “personal data”) provided by or included in any applicable Law, any and all data or information that identifies, or could be reasonably used to identify, an individual or natural person.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and FEAC, each acting reasonably.

“PPP Loan” has the meaning set forth in Section 3.16(d).

“Pre-Closing FEAC Holders” means the holders of FEAC Shares at any time prior to the Cayman Merger.

“Pre-Closing Period” means any period that ends on or before the Closing Date or, with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the Closing Date.

“Pre-Closing Reorganization” has the meaning set forth in Section 2.19(a).

“Privacy and Security Requirements” means any and all (i) applicable Laws, (ii) Group Companies’ published internal and external facing privacy policies, (iii) contractual obligations and (iv) industry standards, in each case, relating to the Processing of Personal Data.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, cause of action, complaint, charge, proceeding, investigation, inquiry, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on data or on sets of data, or other processing activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.17.

“Public Health Laws” means all applicable Laws relating to the development, testing, research (including preclinical, nonclinical and clinical research or studies), manufacture, production, analysis, distribution, approval, importation, exportation, use, handling, quality, packaging, labeling sale or promotion of any drug (including any ingredient or component of the foregoing products), including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Canadian Food and Drugs Act (R.S.C. 1985, c.F-27) or similar federal, state or foreign Laws.

“Public Shareholders” has the meaning set forth in Section 8.17.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Recipient” has the meaning set forth in Section 5.19.

“Reference Price” means $10.25.

“Reference Value” means the sum of: (i) $90,000,000, plus (ii) the Aggregate Exercise Price.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the Transactions and containing a prospectus of Newco and proxy statement of FEAC.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Regulatory Permits” means all Permits granted by FDA, Health Canada or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, manufacturing approvals and authorizations, no-objection letters, or their national or foreign equivalents.

“Representatives” means, with respect to any Person, such Person’s Subsidiaries and its and such Subsidiaries’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rollover Equity Award” means an equity award with respect to Newco Shares that is outstanding on the day following the Closing Date and that is received in exchange for a Company Equity Award upon disposition and cancellation of such Company Equity Award.

“Sanctions Laws” means any applicable economic or financial sanctions Laws, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, any other agency of the US government, the government of Canada, His Majesty’s Treasury or applicable anti-boycott measures.

“Sanctioned Person” means any person, organization or vessel (a) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, and person listed by Canada under the regulations to the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the United Nations Act, the Criminal Code, or any other similar Canadian law, or on any list of targeted persons issued under the Sanctions Law of any other country with jurisdiction over the Parties, (b) that is, or is part of, a government of a Sanctioned Territory, (c) owned or controlled by, or acting on behalf of, any of the foregoing, (d) located or resident in or organized under the laws of a Sanctioned Territory, or (e) otherwise targeted under any Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions Law, which countries and territories, as of the date of this Agreement, are the Crimea territory, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the FEAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws, including the Securities Act (Québec) and any other applicable Canadian provincial and territorial securities laws.

“Share Issuance Proposal” has the meaning set forth in Section 5.7(b).

“Side Letter Agreement” and “Side Letter Agreements” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” means any and all (a) computer programs and software, applications, systems, specifications and embedded versions thereof, including any and all software implementations of algorithms, models and methodologies, development and design tools, compilers and assemblers, whether in (and including all) source code or object code; and (b) all documentation related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor and Insiders Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Loans Conversion” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” and “Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surrender” has the meaning set forth in the recitals to this Agreement.

“Tax” means (a) any U.S., Canadian or other federal, national, state, local or provincial taxes, duties, levies or other governmental charges, fees or assessments of any kind (including income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover or windfall profits taxes), whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and (b) any Liability for any amounts of the type described in clause (a) of another Person by operation of Law, as a transferee or successor, by Contract or otherwise.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any other Group Company that is not generally available without specific application therefor.

“Tax Return” means returns, information returns, notices, designations, statements, declarations, claims for refund, and reports relating to Taxes filed or required to be filed with any Tax Authority or other Governmental Entity, including any schedules and attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transaction Personal Information” has the meaning set forth in Section 5.19.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer Tax” has the meaning set forth in Section 2.18.

“Transferor” has the meaning set forth in Section 5.19.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trust Account” has the meaning set forth in Section 8.17.

“Trust Account Released Claims” has the meaning set forth in Section 8.17.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid FEAC Expenses” means the FEAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar applicable foreign, state or local Laws.

“Warrant Assignment, Assumption and Amendment Agreement” means the warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date between FEAC, Newco and the Trustee to amend the FEAC Warrant Agreement.

“Working Capital Loan Note” means the unsecured promissory note issued by FEAC to the Sponsor on March 24, 2023 in a total principal amount of up to $900,000.

“Written Objection” has the meaning set forth in Section 2.10.

1.2	Construction; Interpretation.

(a)

The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

(b)	The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)

No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.

(d)

Prior to the Amalgamation, references to the “Company” shall be to enGene Inc., and following the Amalgamation, references to the “Company” shall be to the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub pursuant to the Plan of Arrangement.

(e)	Unless otherwise indicated to the contrary herein by the context or use thereof:

(i)

the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement;

(ii)	masculine gender shall also include the feminine and neutral genders, and vice versa;

(iii)	words importing the singular shall also include the plural, and vice versa;

(iv)	the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(v)	unless otherwise indicated, references to “$” or “dollar” or “US$” shall be references to United States dollars;

(vi)	the word “or” is disjunctive but not necessarily exclusive;

(vii)	the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(viii)	the word “day” means calendar day unless Business Day is expressly specified;

(ix)	the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(x)	all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement;

(xi)

any statement in this Agreement to the effect that any information, document or other material has been “made available” to FEAC, shall mean such information, documents or other materials posted to the virtual data room hosted by ShareVault at www.sharevault.net and labeled “enGene Inc.” as of 5:00 p.m., Eastern Time, on the date that is one (1) Business Day prior to the date of this Agreement;

(xii)	all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time;

(f)

all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(g)

If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

2.	BUSINESS COMBINATION

2.1

The Arrangement. On the terms and subject to the conditions set forth in this Agreement, Can Merger Sub, the Company and Newco shall proceed to effect the Arrangement under Section 192 of the CBCA beginning at the Arrangement Effective Time (as defined in the Plan of Arrangement), on the terms contained in the Plan of Arrangement. On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, including the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing), the closing of the Arrangement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.10 as promptly as reasonably practicable, but in no event shall the Closing occur on a date which is later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Arrangement occurs, the “Closing Date”) or at such other place, date and/or time as FEAC and the Company may agree in writing.

2.2

The Interim Order. No later than three (3) Business Days after the filing with the SEC of the Registration Statement / Proxy Statement by Newco, the Company shall apply in a manner reasonably acceptable to FEAC pursuant to Section 192 of the CBCA and, in cooperation with FEAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement, the Company Shareholders Meeting and for the manner in which such notice is to be provided;

(b)	that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(c)

that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(d)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e)

that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)

for the confirmation of the record date and that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting;

(g)	for the grant of Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement; and

(h)	for such other matters as FEAC and the Company may agree are reasonably necessary to complete the Transactions.

2.3	The Company Shareholders Meeting.

(a)

On the terms and subject to the conditions set forth in this Agreement, the Interim Order and the provision of the FEAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable following the effectiveness of the Registration Statement/Proxy Statement, the Company Shareholders Meeting without the prior written consent of FEAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes, as required by Law or by a Governmental Entity. The Company shall consult with FEAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to FEAC of the Company Shareholders Meeting and allow FEAC’s representatives and legal counsel to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by shareholders in favor of such action, and, at the Company’s option, acting reasonably, using dealer and proxy solicitation services firms engaged by the Company to solicit proxies in favour of the approval of the Company Arrangement Resolution, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution.

(b)

The Company shall provide FEAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement and/or any purported exercise or withdrawal of Arrangement Dissent Rights by Company Shareholders, (iii) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Company Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Termination Date or (B) ten (10) days from the date of the first Company Shareholders Meeting, and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

(c)

The Company shall not (i) make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to Arrangement Dissent Rights, or (ii) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of FEAC, which will not be unreasonably withheld, conditioned or delayed.

2.4	The Company Information Circular.

(a)

The Company shall promptly prepare and complete, in good faith consultation with FEAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other person as required by the Interim Order and applicable Law, provided that FEAC shall have complied with Section 2.4(d).

(b)

The Company shall ensure that the Company Information Circular (i) complies with the Governing Documents of the Company, the Interim Order and applicable Law, (ii) does not contain any Misrepresentation, except with respect to FEAC Information included in the Company Information Circular, which FEAC will ensure does not contain a Misrepresentation, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law, in each case provided that FEAC shall have complied with Section 2.4(d).

(c)

The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that the board of directors of the Company has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d)

FEAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company on a timely basis any information with respect to FEAC or its securityholders required to be included under applicable Laws in the Company Information Circular (the “FEAC Information”), and ensuring that the FEAC Information does not contain any Misrepresentation. The Company shall give FEAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by FEAC and its counsel, and agrees that all information relating to FEAC included in the Company Information Circular must be in a form and content reasonably satisfactory to FEAC.

(e)

Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders, and file the same with any Governmental Entity, in each case as required by the Court or applicable Law.

2.5

The Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order.

2.6	Court Proceedings.

(a)

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide FEAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of FEAC and its legal counsel; (iii) provide FEAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with FEAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that FEAC is not required to agree or consent to any increase or variation in the form of the Exchange Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, FEAC; and (vii) not object to legal counsel to FEAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided FEAC advises the Company of the nature of any such submissions reasonably in advance of the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)

Subject to the terms of this Agreement, FEAC will cooperate with, and assist the Company, in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by FEAC in connection therewith.

2.7

The Sponsor Loans Conversion. The Sponsor Loans Conversion shall be consummated immediately prior to the Surrender on the day which is two (2) Business Days prior to the Closing Date, on the terms and subject to the conditions of this Agreement, the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan.

2.8

The Class B Conversion. On the terms and subject to the conditions set forth in this Agreement and the Sponsor and Insiders Letter Agreement, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged for one (1) FEAC Class A Share.

2.9	The Cayman Reorganization.

(a)

On the terms and subject to the conditions set forth in this Agreement, on the day which is one (1) Business Day prior to the Closing Date (the “Initial Merger Effective Time”), Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to the Cayman Merger, as follows: (i) Newco will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares) Newco Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger.

(b)

Concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Warrants (as so assumed, Newco Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement, (ii) FEAC as the entity surviving the Cayman Merger will issue Note 3 to Newco in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Shares held by the Formation Shareholder for an amount equal to the amount of capital that the Formation Shareholder contributed for purposes of the incorporation of Newco.

2.10

Notice to FEAC Shareholders Delivering Written Objection. If any FEAC Shareholder gives to FEAC, before the FEAC Shareholder Approval is obtained at the FEAC Shareholders Meeting, written objection to the Cayman Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Act, FEAC shall, following the FEAC Shareholder Approval, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Cayman Merger to each such FEAC Shareholder who has made a Written Objection.

2.11	FEAC Shareholder Dissent Rights.

(a)

Subject to Section 2.9 but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, FEAC Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by FEAC Shareholders who shall have validly exercised their dissenters’ rights for such FEAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting FEAC Shares”, and the holders of such Dissenting FEAC Shares being the “Dissenting FEAC Shareholders”) shall not be converted into, and no Dissenting FEAC Shareholder shall be entitled to receive, the applicable consideration or any Newco Warrants unless and until such Dissenting FEAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’

rights under the Cayman Act. The FEAC Shares owned by any FEAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting FEAC Shares and shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Newco Shares on the basis of the Cayman Exchange Ratio, without any interest thereon. The FEAC Warrants owned by any FEAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Newco Warrants on the basis of the Cayman Exchange Ratio, without any interest thereon.

(b)

Prior to the Closing Date, FEAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by FEAC from FEAC Shareholders (including any notices received by FEAC pursuant to Section 238(2) or Section 238 (5) of the Cayman Act) and any withdrawals of such demands, and (ii) the opportunity to consult with FEAC in connection with all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. FEAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a FEAC Shareholder of its rights to dissent from the Cayman Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

2.12

The FEAC Reorganization. Following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date.

2.13

The Notes Set-Off. Immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts.

2.14

FEAC Liquidation. Immediately following the Notes Set-Off becoming effective, Newco will transfer Note 3 to the Company in consideration for the issuance by the Company from treasury of additional common shares of the Company, following which FEAC will repay the outstanding principal amount of Note 3, and subsequently be placed in Liquidation.

2.15	Allocation Schedule.

(a)

No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to FEAC and Newco (and Newco shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Shareholder, the number of Company Common Shares that will be issued to the holders of the Company Convertible Notes as set out in the Plan of Arrangement, the number of Company Warrants and the number of Company Shares subject to each Company Equity Award held by each holder thereof and, in the case of each Company Option, the exercise price thereof, (ii) (x) the number of Newco Shares that will be issued to each Company Shareholder, (y) the number of Newco Shares that will be subject to each Rollover Equity Award, which shall be determined by multiplying the number of Company Shares subject to the corresponding Rollover Equity Award immediately prior to the Closing by the Company Exchange Ratio and rounding the resulting number down to the nearest whole number of Newco Shares, and (z) the number of Newco Warrants that will be issued to each Company Warrant Holder, (iii) the portion of the Exchange Consideration allocated to each Company Shareholder, Company Equity Award holder and Company Warrant Holder, and (iv) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), and (iii) is, and will be as of immediately prior to the Closing, true and correct in all respects. The Company will review any comments to the Allocation Schedule provided by FEAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by FEAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Newco Shares that each Company Shareholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Newco Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares, the aggregate number of Rollover Equity Awards that are allocated in respect of the aggregate number of Company Equity Awards, and the Newco Warrants that are allocated in respect of the aggregate number of Company Warrants, in aggregate exceed the portion of the Exchange Consideration issuable in respect of such Company Shares, Company Equity Awards and Company Warrants pursuant to the Plan of Arrangement, and (C) the Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreements, the Company Equity Plan and any other Contract to which the Company is a party or bound to the extent applicable thereto.

(b)

No later than five (5) Business Days prior to the Closing Date, FEAC shall deliver to the Company and Newco a statement setting forth (i) the number of FEAC Class A Shares expected to be outstanding after giving effect to the Class B Conversion and the FEAC Shareholder Redemptions, (ii) the amount of the Unpaid FEAC Expenses and Unpaid FEAC Liabilities, (iii) the amount expected to remain in Trust Account after giving effect to the FEAC Shareholder Redemptions, (iv) the Aggregate Transaction Proceeds, and (v) a certification, duly executed by an authorized officer of FEAC, that the information delivered pursuant to clauses (i), (ii), (iii) and (iv) is, and will be as of immediately prior to the Closing Date, true and correct in all respects. FEAC will review any comments to the statement provided by the Company or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by the Company or any of its Representatives.

2.16	Exchange Agent.

(a)

As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Newco shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to FEAC and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) certificates, if any, representing all of the Company Shares, the Convertible Notes, the Company Equity Awards and Company Warrants (“Company Certificates”) for the portion of the Exchange Consideration issuable in respect of such Company Shares, Company Equity Awards and Company Warrants pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement, and (ii) certificates, if any, representing the FEAC Shares or FEAC Warrants (“FEAC Certificates”) and each FEAC Share or FEAC Warrant held in book-entry form on the stock transfer books of FEAC immediately prior to the Closing, in either case, for such Newco Shares issuable in the Cayman Merger or Newco Warrants assumed in the Cayman Reorganization and on the terms and subject to the other conditions set forth in this Agreement.

(b)

At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders, holders of Company Convertible Notes and Company Warrant Holders. At least three (3) Business Days prior to the Closing Date, FEAC shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the holders of FEAC Shares and FEAC Warrants.

(c)

In accordance with the Plan of Arrangement, Newco shall deposit, or cause to be deposited, with the Exchange Agent, (i) for the benefit of the Company Shareholders, Company Equity Award holders and Company Warrant Holders and for exchange in accordance with this Section 2.16(c) through the Exchange Agent, evidence of Newco Shares, Rollover Equity Awards and Newco Warrants in book-entry form representing the portion of the Exchange Consideration issuable pursuant to the Plan of Arrangement, and (ii) for the benefit of the holders of FEAC Shares and FEAC Warrants and for exchange in accordance with this Section 2.16(c) through the Exchange Agent, evidence of Newco Shares and Newco Warrants in book-entry form representing the Newco Shares issuable in the Cayman Merger and Newco Warrants assumed in the Cayman Reorganization in exchange for the FEAC Shares and FEAC Warrants outstanding immediately prior to the Cayman Reorganization.

2.17

Withholding. Notwithstanding anything in this Agreement to the contrary, FEAC, any Group Company and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement or this Agreement such Taxes, source deductions and other amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so deducted and withheld shall be timely remitted to the applicable Tax Authority. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Tax Authority, such amounts shall be treated for all purposes of the Arrangement and this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of FEAC, the Group Companies and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to FEAC, a Group Company or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and FEAC, the Group Company or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Tax Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate reasonably and in good faith to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law (including, where it is reasonable to do so, through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

2.18

Transfer Taxes. Newco shall bear and pay (or, following the Closing, cause any Group Company to pay) any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes imposed on a Party as a result of the Transactions (for the avoidance of doubt, other than Taxes imposed on an investor in a Party) (“Transfer Taxes”) and shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes; provided that if the Closing does not occur, each Party will be bear and pay any Transfer Taxes, and file any related Tax Returns, to the extent such Transfer Taxes are imposed on such Party under applicable Law. The Parties agree to reasonably cooperate to (a) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (b) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

2.19	Transaction Structure.

(a)

If requested by any other Party to implement any reorganization transactions or implement any changes to the structure of the Transactions (each, a “Pre-Closing Reorganization”), each Party shall consider such Pre-Closing Reorganization in good faith and cooperate with the other Parties to the extent it determines in good faith that such reorganization transactions or transaction structure changes are advisable, in the best interests of the Company and will not (i) have an adverse impact on such Party or its direct or indirect Subsidiaries or securityholders, (ii) alter or change the amount or kind of the consideration to be received or paid by any of its or any of its securityholders in connection with the Transactions, (iii) have an adverse effect on the Tax consequences of the Transactions to the Party or any of its Subsidiaries or its direct or indirect securityholders, (iv) materially impede or delay consummation of any of the Transactions, and (v) result in any breach by any Party or any of its Subsidiaries of any Material Contract in the case of the Company and its Subsidiaries or any Contract in the case of FEAC and its Subsidiaries or, in each case, any Contract with a Governmental Entity, Order, Governing Document or Law. Any such changes to the structure of the Transactions that are agreed upon by FEAC and the Company shall be set forth in writing in an amendment to this Agreement pursuant to the terms hereof.

(b)

Each Party hereby waives any breach of a representation, warranty or covenant by any other Party, where such breach is a result of an action taken by that other Party or any Affiliate thereof pursuant to a request by the Party in accordance with this Section 2.19.

(c)

Each Party shall provide written notice to the other Parties of any proposed Pre-Closing Reorganization at least 15 Business Days prior to the Closing Date. Upon receipt of such notice, each Party shall, to the extent it determines in good faith that such proposed Pre-Closing Reorganization is advisable in accordance with Section 2.19(a), cooperate and use commercially reasonable efforts to prepare prior to the Closing Date all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement, to give effect to such Pre-Closing Reorganization and to complete such Pre-Closing Reorganization as closely as reasonably practicable prior to the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.7, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to FEAC as follows, it being understood that representations and warranties with respect to Group Companies shall be deemed to include Cayman Merger Sub, as applicable, upon and with effect from the date of the execution of a Joinder Agreement by Cayman Merger Sub:

3.1	Organization and Qualification.

(a)

Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.

(b)

True, complete and correct copies of the Governing Documents of each Group Company, the Company Majority Shareholder Agreement, the form of Company Common Shareholder Agreement and Company Registration Rights Agreement have been made available to FEAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company, the Company Shareholders Agreements and Company Registration Rights Agreement are in full force and effect, no Group Company is in breach or violation of any provision set forth in its Governing Document, and the Company is not in material breach of the Company Shareholders Agreements or the Company Registration Rights Agreement.

(c)

Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.

(d)

Newco was incorporated solely for purposes of entering into the Transactions and, since the date of its incorporation, Newco has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations or has hired any employee or independent contractor, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto.

(e)

Upon the execution of a Joinder Agreement pursuant to Section 5.26, Cayman Merger Sub was incorporated solely for purposes of entering into the Transactions and, since the date of its incorporation, Cayman Merger Sub has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations or has hired any employee or independent contractor, other than the execution of the Joinder Agreement pursuant to Section 5.26 and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto.

3.2	Capitalization of the Group Companies.

(a)

Section 3.2(a) of the Company Disclosure Schedules sets forth a true, complete and correct statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Group Company issued and outstanding, (ii) the identity of the Persons that are the registered owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of each Group Company have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or as set forth in the Governing Documents of the Group Companies, as of the date of this Agreement, no Group Company has outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which a Group Company is a party that require such Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Group Company.

(b)

The outstanding Equity Securities of the Group Companies (1) were not issued in violation of the Governing Documents of the Group Companies or the Company Shareholders Agreements, (2) were not issued in violation of any pre-emptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Group Companies and (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Except for the Company Shareholders Agreements, there are no voting trusts, proxies or other Contracts to which a Group Company is a party with respect to the voting or transfer of such Group Company’s Equity Securities.

(c)

None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person (other than another Group Company), or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture (other than another Group Company).

3.3

Authority. Subject to the Company Required Approval of the Company Arrangement Resolution, each Group Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which a Group Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the relevant Group Company. This Agreement and each Ancillary Document to which a Group Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the relevant Group Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the relevant Group Company (assuming that this Agreement and the Ancillary Documents to which such Group Company is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Group Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

3.4	Financial Statements; Undisclosed Liabilities.

(a)

The audited consolidated balance sheets of the Company and its Subsidiaries as of October 31, 2022 (the “Latest Balance Sheet”) and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each of the years ended October 31, 2020, October 31, 2021 and October 31, 2022, including the notes thereto (the “Audited Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein, (C) will have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)

The unaudited consolidated balance sheets of the Company and its Subsidiaries as of April 30, 2023 and the related unaudited consolidated statements of operations and changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each of the six-month periods ended April 30, 2022 and April 30, 2023 (the “Unaudited Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c)

The accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the ordinary course of business from bona fide transactions and in accordance with GAAP and none of such accounts receivable are subject to any set offs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth in the Company Financial Statements. The accounts payable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the ordinary course of business from bona fide transactions and in accordance with GAAP. Since the date of the Latest Balance Sheet, and other than in accordance with, related to or arising out of the negotiation and consummation of the Transactions, the accounts receivable and accounts payable of the Company and its Subsidiaries have arisen in the ordinary course of business from bona fide transactions.

(d)

Except for Liabilities (i) set forth in Section 3.4(d) of the Company Disclosure Schedules, (ii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including, for the avoidance of doubt, the Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the Transactions, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (iii) set forth or disclosed in the Company Financial Statements, (iv) that have arisen since the Latest Balance Sheet in the ordinary course of business (and not as a result of a breach of any Contract by any Group Company), (v) that are incurred with the consent of FEAC or (vi) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Company and its Subsidiaries do not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except in connection with the Transactions.

(e)

The Company has established and maintain systems of internal accounting controls with respect to the Company and its Subsidiaries that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the Company Financial Statements, have maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries, in each case in all material respects.

(f)

Neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim that there is (i) to the Company’s knowledge, “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) to the Company’s knowledge, a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

3.5	Consents and Requisite Governmental Approvals; No Violations.

(a)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Group Company with respect such Group Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Group Company is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) the filing of the Canadian Prospectus with the Autorité des marchés financiers du Québec, (iv) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (v) the Company Required Approval in respect of the Company Arrangement Resolutions, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)

Neither the execution, delivery or performance by a Group Company of this Agreement nor the Ancillary Documents to which such Group Company is or will be a party nor the consummation by the Group Company of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the relevant Group Company’s Governing Documents or the Company Shareholders Agreements, (ii) result in, other than as set out in Section 3.5(b) of the Company Disclosure Schedules, a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of any Group Company, except, in the case of clauses (i) through (iv) above, as would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.

3.6

Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. (a) Each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

3.7	Material Contracts.

(a)

The Company has made available to FEAC, true, correct and complete copies of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (such contracts, collectively, the “Material Contracts”):

(i)	any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii)

any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(iii)

any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(iv)	any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract;

(v)

any material Contract pursuant to which any Group Company licenses or sublicenses from or to any third party (or receives from or grants to any third party a covenant not to sue with respect to) any Intellectual Property Right, including any (A) license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use, assignment, development or other Contract relating to any Intellectual Property Rights, in each case, other than Off-the-Shelf-Software licenses with aggregate annual payments of less than $150,000 and (B) other Contracts that have any material effect on any of the Group Companies’ ability to own, enforce, defend, use, license or disclose any Intellectual Property Rights;

(vi)

any Contract that (A) limits in any material respect the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit, in any material respect, the operations of any Group Company, or following the Closing, FEAC, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, all in any material respect or that would so limit, in any material respect, the operations of the Company, other than in respect of non-disclosure agreements entered into by any Group Company in the ordinary course of business;

(vii)

any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $150,000 annually or (B) $300,000 over the term of the agreement;

(viii)

any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) or pursuant to which any Person (other than the Company or a Subsidiary of the Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $50,000;

(ix)

any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(x)	any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi)

any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other individual service provider of a Group Company whose annual base salary (or, in the case of an individual independent contractor, annual base compensation) is in excess of $180,000, except for Contracts with independent contractors where such Contract is for a fixed term and the compensation paid during that term does not exceed $180,000, or (B) providing for any Company Change of Control Payment;

(xii)	any CBA;

(xiii)

any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)

any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $50,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;

(xv)	any Contract regarding any material indemnification obligations incurred or provided by any Group Company other than in the ordinary course of business; and

(xvi)

any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $150,000 or (B) aggregate payments to or from any Group Company in excess of $300,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)

Except as disclosed in Section 3.7(b) of the Company Disclosure Schedule, (i) each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or material default under, any Material Contract, (iii) to the Company’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any Group Company’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (iv) the Company has delivered or made available to FEAC true, complete and accurate copies of each Material Contract, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (v) as of the date hereof, no Group Company has received written, or to the Company’s knowledge, oral, notice of termination, cancellation or non-renewal of any Material Contract.

3.8

Absence of Changes. During the period beginning on November 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as otherwise reflected in the Company Financial Statements, or as expressly contemplated by this Agreement, any Ancillary Document or otherwise in connection with the Transactions, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of FEAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

3.9

Litigation. There is (and since April 1, 2020, there has been) no Proceeding pending or, to the Company’s knowledge, threatened by or against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

3.10

Compliance with Applicable Law. Each Group Company (a) conducts, and since April 1, 2020 has conducted, its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including any Law or Order related to COVID-19, and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to result in a Company Material Adverse Effect.

3.11	Employee Plans.

(a)

The Company has made available to FEAC a true, complete and correct list of, and corresponding copies of, all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have made available to FEAC true, complete and correct copies of the material documents pursuant to which the plan is maintained, funded and administered including, for each material Employee Benefit Plan, (i) the most recent plan text and amendments, (ii) the most recently prepared actuarial valuation report, (iii) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (iv) the most recent employee booklet.

(b)

No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree, post-ownership or post-termination health or life insurance or other welfare-type benefits to any Person other than (A) health continuation coverage pursuant to COBRA for which the recipient pays the entire cost of coverage (other than as provided in employment agreements made available to FEAC), and (B) to the minimum extent required by any applicable employment standards Laws of Canada. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)

Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any Liability, penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)

There are no pending or, to the Company’s knowledge, threatened material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no material non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Laws; and all such contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued under applicable accounting principles.

(e)

The execution and delivery of this Agreement and the consummation of the Transactions will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (iii) except as disclosed in Section 3.11(e)(iii) of the Company Disclosure Schedules,

result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies or (iv) limit or restrict the right of any of the Group Companies to merge, amend or terminate any Employee Benefit Plan after Closing.

(f)

No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code) under any Employee Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g)	The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999, 409A or 457A of the Code.

(h)

Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i)

Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity.

(j)

No Foreign Benefit Plan is (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); (B) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (C) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (D) has any material unfunded or underfunded Liabilities. No Foreign Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Entity to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

(k)

All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits; Canada Pension Plan and Québec Pension Plan contributions; unemployment insurance premiums; workers’ compensation premiums and assessments; maintained for employees outside of the U.S.) have been timely made or fully accrued.

3.12	Environmental Matters.

(a)

None of the Group Companies have received any written notice, report, Order, communication or other information from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material Liability under, any Environmental Laws.

(b)	Except as would not be material to the Group Companies, taken as a whole:

(i)

The Group Companies are (and, since April 1, 2020, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business.

(ii)	There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company pursuant to Environmental Laws.

(iii)

There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group Companies under Environmental Law.

(iv)	The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any Liabilities of any other Person under Environmental Law.

(c)

The Group Companies have made available to FEAC copies of all written environmental reports, audits, and assessments and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

3.13	Intellectual Property.

(a)

The Company has made available to FEAC a true, complete and correct list of all currently issued or pending Company Registered Intellectual Property. For each item of Company Registered Intellectual Property, (x) a Group Company is the sole and exclusive registered owner of such item and (y) the Company has made available to FEAC a list including (1) the jurisdictions in which such item has been issued or registered or filed, (2) the issuance, registration or application date, as applicable, for such item,

(3) the issuance, registration or application number, as applicable, for such item and (4) the title of such item. All material Company Registered Intellectual Property (i) has been duly maintained (including the timely payment of registration, maintenance and renewal fees and timely filing of statements of use), (ii) is subsisting, in full force and effect and not expired, abandoned or cancelled, (iii) to the knowledge of the Company, is valid and enforceable and (iv) has not been adjudged invalid or unenforceable, in whole or in part. No Group Company has received written notice of any Proceedings pending, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation Proceedings, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(b)

A Group Company solely and exclusively owns all right, title and interest in and to the Company Owned Intellectual Property and a Group Company holds a valid and enforceable license to all Company Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). With respect to each item of Company Registered Intellectual Property that is held by any Group Company related to a Company Product or, to the knowledge of the Company, any of their respective licensors by assignment, such assignment has been duly recorded with the applicable Governmental Entity from which such Company Registered Intellectual Property was issued or granted or before which such Company Registered Intellectual Property is pending. The Group Companies have, and, to the knowledge of the Company, the Group Companies’ licensors have, complied with, in all material respects, all necessary and applicable Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Company Registered Intellectual Property.

(c)

No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. The Group Companies own or have a valid and enforceable written license to use, all Intellectual Property Rights used in, held for use in or otherwise necessary for the operation of the businesses of the Group Companies as currently conducted. No Company Owned Intellectual Property or, to the knowledge of the Company, no Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Intellectual Property.

(d)

All current and former employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Right for or on behalf of any Group Company have executed and delivered to the Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies, (ii) the present assignment by such Person to a Group Company of all such Intellectual Property Rights authored, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company and (iii) the irrevocable waiver of moral rights that such Person may possess in and to any Intellectual Property Right. To the knowledge of the Company, no such agreement has been breached or otherwise violated.

(e)

Each Group Company has taken commercially reasonable steps, to maintain, defend and enforce all material Company Owned Intellectual Property and their respective rights in all material Company Licensed Intellectual Property, including reasonable steps to maintain and protect the confidentiality of any Trade Secrets included in the Company Intellectual Property, and to the knowledge of the Company, no such Trade Secrets have been disclosed to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure, which have not been breached or otherwise violated.

(f)

To the knowledge of the Company, none of the Group Companies or any of the Company Products have infringed, misappropriated, or otherwise violated, or are infringing, misappropriating or otherwise violating any Intellectual Property Rights of any other Person.

(g)

There is no Proceeding pending, or to the knowledge of the Company, threatened, against any Group Company (i) alleging that a Group Company has infringed, used without authorization, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (ii) challenging the validity, enforceability, patentability, registrability, use or any Group Company’s right, title or interest in, to or under any Company Intellectual Property. No Group Company has received any written or, to the knowledge of the Company, threatened invitation from any Person to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(h)

To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property or any of the Group Company’s rights under any Company Licensed Intellectual Property. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(i)

The Group Companies and, to the knowledge of the Company, the Group Companies’ licensors, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the applicable Group Company’s, or such licensors’, as applicable, right, title and interest in, to and under any and all material Company Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution or (ii) using any funding or facilities of any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”), and the Group Companies, and, to the knowledge of the Company, the Group Company’s licensors, have complied with any and all any Intellectual Property Rights disclosure and/or licensing obligations under any applicable Contract referenced in clause (i) above. The consummation of the Transactions will not necessitate the repayment of any funds received from any Governmental Entity.

(j)	The execution and delivery of this Agreement and the consummation of the Transactions will not alter, encumber, impair or extinguish any material Company Intellectual Property.

3.14	Labor Matters.

(a)

The Group Companies are and since April 1, 2020 have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, COVID-19, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all applicable employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, pay equity, French language, termination, affirmative action and affirmative action plan requirements and unemployment insurance.

(b)

Since April 1, 2020, (i) none of the Group Companies (A) except as disclosed in Section 3.14(b) of the Company Disclosure Schedules, have or has had any material Liability for any arrears of or unpaid wages or other compensation for services to their current or former officer, directors, employees and individual independent contractors (including salaries, overtime, wage premiums, commissions, fees or bonuses) under applicable Law, Contract or company policy, or any penalty, fines, Taxes, interest or other sums for failure to comply with any of the foregoing, or (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any current or former employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or individual independent contractors or other individual service providers of each Group Company, except as has not resulted in material Liability to the Group Companies, taken as a whole.

(c)

Since April 1, 2020, there has been no “mass layoff”, “collective dismissal”, “mass termination” or “plant closing” as defined by applicable Laws, including WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the Transactions.

(d)

No Group Company is negotiating, a party to or bound by any collective bargaining agreement or other agreement with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group (each, a “CBA”) nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Group Companies, and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or employee collective group with respect to their employment with the Group Companies.

(e)

Since April 1, 2020, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice complaints or charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Group Company. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of any Group Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of any Group Company.

(f)

To the Company’s knowledge, since April 1, 2020, (i) no labor union, works council, other labor organization, or group of employees of any Group Company has made a demand for recognition, and there are no representation proceedings presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of any Group Company. No trade union has applied to have any Group Company declared a common or related employer pursuant to applicable legislation in any jurisdiction in which any Group Company carries on business.

(g)

To the knowledge of the Company, no current or former employee or individual independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, legal duty of loyalty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(h)

To the knowledge of the Company, no current employee with aggregate annual compensation in excess of $75,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

(i)

No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced by the Group Companies, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(j)

The Company has made available to FEAC a true, correct and complete list of each of the business support measures or government programs (including any supplemental employment plan or wage subsidy program) any Group Company has, as of the date of this Agreement, applied for with any Governmental Entity as a result of the COVID-19 pandemic (each a “COVID Program”), including the date of the application and status of the application. Each Group Company has performed all of the obligations required to be performed by it in all material respects and is entitled to all benefits pursuant to such COVID Program.

(k)

The Group Companies have promptly, thoroughly and impartially investigated all harassment (including psychological or sexual harassment), or other discrimination, retaliation or policy violation allegations of which they are aware or ought to have been aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company, that, if known to the public, would bring such Group Company into material disrepute.

(l)

Except as set forth in the employment agreements that have been made available to FEAC, no executive level employee or other employee to be named in the Registration Statement / Proxy Statement of any Group Company has any agreement as to length of notice, termination or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice, termination or severance payment.

(m)	No audit of a Group Company by a Governmental Entity is being conducted, or to the knowledge of the Company is pending, in respect of any foreign workers.

(n)

There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation since April 1, 2020 and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Group Company’s accident cost experience in respect of its business.

(o)

The Company has provided to FEAC all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) together with the minutes of the joint health and safety committee meetings of the Group Companies for the period beginning on April 1, 2020 and ending on the date of this Agreement. There are no charges pending under OHSA. Each Group Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

3.15

Insurance. The Company has made available to FEAC true, complete and correct copies of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true, complete and correct copies of all such policies have been made available to FEAC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

3.16	Tax Matters.

(a)

No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, and to the knowledge of each Group Company, no such audit or examination has been threatened.

(b)

Each Group Company has prepared and timely filed all material Tax Returns required to have been filed by it (after giving effect to any valid extensions of time in which to make such filings), all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has timely paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return (except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP).

(c)	Each Group Company has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(d)

No Group Company (i) has made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act nor has any Group Company made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) has applied for a loan under 15 U.S.C. 636(a)(36) (a “PPP Loan”).

(e)

No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)

No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., Canadian or other non-U.S. state, local or provincial income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date, and there is no such request outstanding relating to any of the foregoing.

(g)

No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(h)

The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Latest Balance Sheet do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(i)

No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).

(j)	There are no Liens for Taxes on any assets of the Group Companies or any Equity Securities of any Group Company other than Permitted Liens.

(k)

No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l)

No Group Company (i) is currently or has ever been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than another Group Company) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(m)

No written claims have ever been made by any Tax Authority in a jurisdiction (other than the jurisdiction under the laws of which a Group Company is organized) where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(n)

No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(o)

To the knowledge of the Company, other than as listed in Section 3.16(o) of the Company Disclosure Schedules, each Group Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(p)

The Company is, and has been since its formation, (i) organized under the laws of Canada, (ii) treated as a foreign corporation for United States federal income tax purposes and (iii) treated solely as a Canadian tax resident for any income tax purposes.

(q)

enGene USA, Inc. (i) has been owned by the Company since its formation and (ii) has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(r)	The Company is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not subject to Section 7874(b) of the Code.

(s)	The Company has not, since its formation, been treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(t)

To the knowledge of the Company, no Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(u)

To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(v)

No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(w)	The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(x)	All Group Companies have complied in all material respects with the conditions stipulated in any Tax Grant granted to any Group Company.

(y)

No Group Company has received a refund of Taxes to which it was not entitled including any refund resulting from a deemed payment or overpayment of Taxes pursuant to section 125.7 of the Tax Act or any equivalent provision under any applicable Tax Laws.

3.17

Brokers. Except for fees due to the brokers, finders, investment bankers or other Persons set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

3.18	Real and Personal Property.

(a)

Owned Real Property. No Group Company owns any real property other than real property acquired by a Group Company after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b).

(b)

Leased Real Property. The Company has made available to FEAC true, correct and complete copies of all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement together with all amendments. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or material default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or material default or would permit termination of, or a material modification or material acceleration thereof by any party to such Real Property Leases.

(c)

Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Company Financial Statements as owned by the Group Companies or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

3.19

Transactions with Affiliates. The Company has made available to FEAC true, complete and correct copies of all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) the Company Shareholders Agreements, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

3.20

Suppliers. There are no suppliers of products or services to the Group Companies that are material to the business of the Group Companies with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

3.21	Data Privacy and Security.

(a)

Each Group Company is presently in compliance with, and has at all times been in compliance with, in all material respects, all applicable Privacy and Security Requirements. Each Group Company has implemented policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy and Security Requirements.

(b)

There is no pending, and since April 1, 2020, there has not been any Proceedings asserted or, to the Company’s knowledge, threatened against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging any breach or violation of any Privacy and Security Requirement.

(c)

To the Company’s knowledge, since April 1, 2020 (i) there has been no unauthorized access or other Processing of Personal Data in the possession or control of any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company, (ii) there have been no unauthorized use, access, intrusions, interruptions, modifications, corruptions or breaches (including any ransomware attacks) of security into, or other cyber or security incidents with respect to, any Company IT System, (iii) no Group Company has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or Processing of, Personal Data.

(d)

Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have taken commercially reasonable precautions, to protect the confidentiality, integrity and security of the material Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby). All Company IT Systems are (i) to the Company’s knowledge, free from any “Trojan horse”, “virus”, “ransomware”, or other malicious code, material defect, bug, or programming, design or documentation error and (ii) in sufficiently good working condition to operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise in the manner necessary for the operation of the business (except for ordinary wear and tear). To the Company’s knowledge, since April 1, 2020, there have not been any material failures or breakdowns of any Company IT Systems.

(e)

The consummation of the Transactions shall not breach or otherwise cause any violation of any Privacy and Security Requirements, or result in any Group Company being prohibited from receiving or using any Personal Data in the manner currently received or used by such Group Company in all material respects.

3.22	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a)

Except as disclosed in Section 3.21(a) of the Company Disclosure Schedules, for the past five years, neither the Group Companies nor to the Company’s knowledge any of their directors or officers, employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a person who at the time of such dealing is or was Sanctioned Person or in a country or territory that at the time of such dealing is or was a Sanctioned Territory.

(b)	For the past five years, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c)

For the past five years, neither the Group Companies nor, to the Company’s knowledge, any of their directors, officers, employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d)

For the past five years, none of the Group Companies has been the subject of any voluntary disclosure, prosecution or, to the Company’s knowledge, allegation or investigation related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(e)

Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 3.22 of this Agreement, nothing in this Agreement shall require the Company or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omission that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

3.23

Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement and the Canadian Prospectus will, when the Registration Statement / Proxy Statement is declared effective and the Canadian Prospectus is filed or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FEAC Holders or at the time of the FEAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

3.24	Investigation; No Other Representations.

(a)

Each Group Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, FEAC and (ii) it has been furnished with or given access to such documents and information about FEAC and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b)

In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Group Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of FEAC, any FEAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of FEAC, any FEAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

3.25	Regulatory Compliance.

(a)

The Company has made available to FEAC a true and complete list of all material Regulatory Permits held by the Group Companies. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits and, to the Company’s knowledge, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Company Products.

(b)

There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company related to compliance with Public Health Laws, and to the Company’s knowledge, no such Proceedings have been threatened. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(c)

All Company Products are being, whether by the Company or a third party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored and distributed in compliance in all material respects with the Public Health Laws.

(d)

To the knowledge of the Company, all preclinical studies and clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, research ethics board or other similar approvals, informed consents and applicable requirements and Public Health Laws, including those of the FDA, Health Canada and any comparable Governmental Entity. The Company has not received any written or, to the Company’s knowledge, oral notice that the FDA, Health Canada or any other Governmental Entity has recommended, initiated, or threatened to initiate any action to suspend, terminate, or otherwise restrict any preclinical studies and clinical trials conducted by or on behalf of the Company or involving any Company Products.

(e)

To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial of any Company Product, is undergoing or has undergone any inspection or any other Governmental Entity investigation related to any Company Product, and the Group Companies have not identified or received written notice of instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording with respect to a Company Product that would compromise or materially affect the integrity, reliability, completeness, or accuracy of the resulting data, or the rights, safety, or welfare of the research participants.

(f)

Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert or suspension of manufacturing or other activity relating to any Company Product or (ii) a termination, seizure or suspension of research, development, testing, clinical investigation, manufacturing, distributing or other activity of any Company Product, in either case ((i) or (ii)), except as would not have a Company Material Adverse Effect. To the Company’s knowledge, there are no pending or threatened Proceedings against the Group Companies in the United States, Canada or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product.

(g)

Except as would not have a Company Material Adverse Effect, none of the Group Companies nor, to the Company’s knowledge, any of the Company’s equityholders with five percent (5%) or greater interest, nor any of their respective directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or Proceeding that could result in disqualification, exclusion or debarment under any applicable Law, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar Law, (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative Proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and, to the Company’s knowledge, no such enforcement, regulatory or administrative Proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity. None of the Group Companies nor, to the Company’s knowledge, any of their officers, directors, employees, agents or contractors have received written notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.

(h)

All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, Health Canada or any other Governmental Entity by the Company or any third party involving Company Products have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i)

The Group Companies and, to the Company’s knowledge, their employees, are and have been, since the incorporation of the Company, in compliance in all material respects with all Healthcare Laws and Public Health Laws.

(j)

To the knowledge of the Company, no officer or other employee or agent of any Group Company has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or (iii) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(k)

There have been no Proceedings, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to product liability for the Company Products.

3.26

EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO FEAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO FEAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY FEAC OR ANY FEAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR

PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY FEAC OR ANY FEAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

4.	REPRESENTATIONS AND WARRANTIES RELATING TO FEAC AND CAN MERGER SUB

Subject to Section 8.7, except as set forth on the FEAC Disclosure Schedules, or except as set forth in any FEAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), FEAC hereby represents and warrants to the Company as follows, provided that any representations and warranties with respect to Can Merger Sub will only be deemed to be made upon and with effect from the date of the execution of a Joinder Agreement by Can Merger Sub:

4.1	Organization and Qualification.

(a)

Each of FEAC and Can Merger Sub is duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. Each of FEAC and Can Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a FEAC Material Adverse Effect or prevent, materially delay or materially impair the ability of FEAC or Can Merger Sub to timely consummate the Transactions.

(b)

True, complete and correct copies of the Governing Documents of each of FEAC and Can Merger Sub and the FEAC Registration Rights Agreement have been made available to the Company (to the extent such information or document is not publicly available prior to 5:00 p.m. Eastern time on the date that is one (1) Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC), in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of FEAC and Can Merger Sub are in full force and effect, and none of FEAC or Can Merger Sub is in breach or violation of any provision set forth in its Governing Documents or, in the case of FEAC, in material breach of the FEAC Registration Rights Agreement.

(c)

Each of FEAC and Can Merger Sub is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a FEAC Material Adverse Effect or prevent, materially delay or materially impair the ability of FEAC or Can Merger Sub to timely consummate the Transactions.

(d)

Can Merger Sub was incorporated solely for purposes of entering into the Transactions and, since the date of its incorporation, Can Merger Sub has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations or has hired any employee or independent contractor, other than the execution of this Agreement and any Ancillary Documents to which it is a party, the performance of its obligations hereunder and matters ancillary thereto.

4.2	Capitalization.

(a)

Section 4.2(a) of the FEAC Disclosure Schedules sets forth a true, complete and correct statement of the number and class or series (as applicable) of the issued and outstanding FEAC Shares and FEAC Warrants as of the date hereof. All outstanding Equity Securities of FEAC (except to the extent such concepts are not applicable under the applicable Law of FEAC’s jurisdiction of incorporation or other applicable Law) and of Can Merger Sub as of the date hereof and as of immediately prior to the consummation of the Cayman Merger are or will be duly authorized and validly issued, fully paid and non-assessable. Except for the FEAC Shares and FEAC Warrants set forth on Section 4.2(a) of the FEAC Disclosure Schedules (assuming that no FEAC Shareholder Redemptions are effected and no FEAC Class B Shares and FEAC Private Placement Warrants are surrendered by the Sponsor pursuant to the Sponsor and Insiders Letter Agreement), as of the date hereof and as of immediately prior to the Cayman Merger, there are and shall be no other outstanding Equity Securities of FEAC.

(b)

The outstanding Equity Securities of FEAC and Can Merger Sub (1) were not issued in violation of the Governing Documents of FEAC or Can Merger Sub, as applicable, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by FEAC or Can Merger Sub, as applicable, and (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Other than the Ancillary Documents and except as set forth on Section 4.2(b) of the FEAC Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which FEAC is a party with respect to the voting or transfer of FEAC’s Equity Securities.

(c)

Other than the FEAC Warrants and FEAC Shareholder Redemptions, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require FEAC or Can Merger Sub to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of FEAC or Can Merger Sub.

(d)

None of FEAC or Can Merger Sub owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of FEAC or Can Merger Sub is a partner or member of any partnership, limited liability company or joint venture.

(e)

None of FEAC or Can Merger Sub directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

4.3

Authority. Each of FEAC and Can Merger Sub has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the FEAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which FEAC or Can Merger Sub is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of FEAC and Can Merger Sub, as applicable. This Agreement and each Ancillary Document to which FEAC or Can Merger Sub is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by FEAC and Can Merger Sub, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of FEAC and Can Merger Sub (assuming that this Agreement and the Ancillary Documents to which FEAC or Can Merger Sub is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against FEAC and Can Merger Sub, as applicable, in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

4.4

Board Approval; Vote Required. The FEAC Board (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (a) determined that the Transactions are in the best interests of FEAC and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents to which FEAC and to consummate the Transactions, (b) approved the execution, delivery and performance by FEAC of this Agreement, the Ancillary Documents to which FEAC is or will be a party and the Transactions and (c) resolved to recommend, among other things, the holders of FEAC Shares vote in favor of the approval of this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of FEAC at the FEAC Shareholders Meeting. The FEAC Shareholder Approval is the only vote of the holders of any class or series of shares of FEAC necessary to approve the Transactions.

4.5	Consents and Requisite Governmental Approvals; No Violations.

(a)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of FEAC or Can Merger Sub with respect to FEAC and Can Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which FEAC or Can Merger Sub is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) the filing of the Canadian Prospectus with the Autorité des marchés financiers du Québec, (iv) such filings with and approvals of Nasdaq or other relevant Exchange, as applicable, to permit the Newco Shares to be issued in connection with the Transactions to be listed on Nasdaq or other relevant Exchange, as applicable, (v) the FEAC Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a FEAC Material Adverse Effect.

(b)

Neither the execution, delivery or performance by FEAC or Can Merger Sub of this Agreement nor the Ancillary Documents to which FEAC or Can Merger Sub is or will be a party nor the consummation by FEAC or Can Merger Sub of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of FEAC’s Governing Documents or Can Merger Sub’s Governing

Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which FEAC or Can Merger Sub is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which FEAC or Can Merger Sub or any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of FEAC or Can Merger Sub, except in the case of clauses (ii) through (iv) above, as would not have a FEAC Material Adverse Effect or prevent, materially delay or materially impair the ability of FEAC or Can Merger Sub to timely consummate the Transactions.

(c)	FEAC is a trade agreement investor within the meaning of the Investment Canada Act.

4.6

SEC Filings. FEAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its IPO, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “FEAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional FEAC SEC Reports”). Each of the FEAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional FEAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the FEAC SEC Reports or the Additional FEAC SEC Reports (for purposes of the Additional FEAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the FEAC SEC Reports did not contain any Misrepresentation (for purposes of the Additional FEAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the FEAC SEC Reports. To the knowledge of FEAC, none of the FEAC SEC Reports or the Additional FEAC SEC Reports is subject to ongoing SEC review or investigation.

4.7	Internal Controls; Listing; Financial Statements.

(a)

Except as is not required in reliance on exemptions from various reporting requirements by virtue of FEAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) FEAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of FEAC’s financial reporting and the preparation of FEAC’s financial statements for external purposes in accordance with GAAP and (ii) FEAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to FEAC is made known to FEAC’s principal executive officer and principal financial officer by others within FEAC.

(b)	FEAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)

Since its IPO, FEAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding FEAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of FEAC, threatened against FEAC by Nasdaq or the SEC with respect to any intention by such entity to deregister FEAC Class A Shares or prohibit or terminate the listing of FEAC Class A Shares on Nasdaq. FEAC has not taken any action that is designed to terminate the registration of FEAC Class A Shares under the Exchange Act.

(d)

The FEAC SEC Reports contain true and complete copies of the applicable FEAC Financial Statements. The FEAC Financial Statements (i) fairly present in all material respects the financial position of FEAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-

end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited FEAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)

FEAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for FEAC’s assets. FEAC maintains and, for all periods covered by the FEAC Financial Statements, has maintained books and records of FEAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of FEAC in all material respects.

(f)

Other than as set forth in Section 4.7(f) of the FEAC Disclosure Schedules, since its incorporation, FEAC has not received any written complaint, allegation, assertion or claim that there is, and to FEAC’s knowledge there has been no, and there is not, (i) any “significant deficiency” in the internal controls over financial reporting of FEAC to FEAC’s knowledge, (ii) any “material weakness” in the internal controls over financial reporting of FEAC or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of FEAC who have a significant role in the internal controls over financial reporting of FEAC.

4.8

Trust Account. As of March 31, 2023, FEAC has an amount in cash and securities in the Trust Account equal to $132,945,901. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated as of December 9, 2021 (the “Trust Agreement”), between FEAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles.

There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the FEAC SEC Reports or the Additional FEAC SEC Reports to be inaccurate in any material respect or, to FEAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing FEAC Holders who shall have elected to redeem their FEAC Class A Shares pursuant to the Governing Documents of FEAC or (iii) if FEAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of FEAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, FEAC (in limited amounts to permit FEAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of FEAC) and then the Pre-Closing FEAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of FEAC and the Trust Agreement. FEAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of FEAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since December 9, 2021, FEAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing FEAC Holders who have elected to redeem their FEAC Class A Shares pursuant to the Governing Documents of FEAC, each in accordance with the terms of and as set forth in the Trust Agreement, FEAC shall have no further obligation under either the Trust Agreement or the Governing Documents of FEAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein or in any Ancillary Document and the compliance by the Company with its obligations hereunder, FEAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FEAC on the Closing Date.

4.9

Listing. The issued and outstanding FEAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FRBNU.” The issued and outstanding FEAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FRBN.” As of the date hereof, FEAC has no reason to believe that the FEAC Class A Shares will not continue to be listed on the Nasdaq through the Closing. The issued and outstanding FEAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FRBNW.” There is no Proceeding pending or, to the knowledge of FEAC, threatened in writing against FEAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the FEAC Units, the FEAC Class A Shares or the FEAC Warrants or terminate the listing of FEAC on the Nasdaq. None of FEAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the FEAC Units, the FEAC Class A Shares or the FEAC Warrants under the Exchange Act. FEAC is not in violation of any of the rules and regulations or applicable continuing listing requirements of the Nasdaq.

4.10

Contracts. Section 4.10 of the FEAC Disclosure Schedules lists all material Contracts currently in effect, other than this Agreement and the Ancillary Documents, to which FEAC is a party or by which FEAC or any of its assets or properties is bound, including without limitation any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by FEAC, any Contract relating to Indebtedness of FEAC, any Contract requiring FEAC to guarantee the Liabilities of any Person and any Contract regarding any material indemnification obligations incurred or provided by FEAC, and full and accurate copies of all such Contracts have been provided to the Company, including any Contract providing for any FEAC Change of Control Payment of the type described in clause (a) of the definition thereof, in each case, for the avoidance of doubt, other than Contracts with legal and other advisors in connection with the Transactions. (a) Each Contract required to be listed in Section 4.10 of the FEAC Disclosure Schedules is valid and binding on FEAC and, to the knowledge of FEAC, the counterparty thereto, and is in full force and effect, (b) FEAC and, to the knowledge of FEAC, the counterparties thereto are not in material breach of, or material default under, any such Contract, (c) to FEAC’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of FEAC’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (d) FEAC has delivered or made available to the Company (to the extent such information or document is not publicly available prior to 5:00 p.m. Eastern time on the date that is one (1) Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC) true, complete and accurate copies of such Contracts, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (e) as of the date hereof, FEAC has not received written, or, to FEAC’s knowledge, oral notice of termination, cancellation or non-renewal of any such Contract.

4.11

Absence of Changes. Since the IPO to the date of this Agreement, (a) no FEAC Material Adverse Effect has occurred and (b) except as otherwise reflected in the FEAC Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures or as expressly contemplated or permitted by this Agreement, (i) FEAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (ii) FEAC has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

4.12

Litigation. There is (and since FEAC’s incorporation, there has been) no Proceeding pending or, to FEAC’s knowledge, threatened by or against FEAC that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to FEAC, taken as a whole or prevent, materially delay or materially impair the ability of FEAC to timely consummate the Transactions. None of FEAC nor any of its properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of FEAC to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by FEAC pending against any other Person.

4.13

Compliance with Applicable Law. FEAC (a) conducts, and since its incorporation has conducted, its business in accordance with all Laws and Orders applicable to FEAC and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that alleges that FEAC is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to FEAC, taken as a whole.

4.14	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a)

Since its incorporation, neither FEAC nor, to FEAC’s knowledge, any of its directors or officers, employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a person who at the time of such dealing is or was Sanctioned Person or in a country or territory that at the time of such dealing is or was a Sanctioned Territory.

(b)	Since its incorporation, FEAC has not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(c)

Since its incorporation, neither FEAC nor, to FEAC’s knowledge, any of its directors or officers, employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d)

Since its incorporation, FEAC has not been the subject of any voluntary disclosure, prosecution or enforcement action or, to FEAC’s knowledge, allegation or investigation related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(e)

Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 4.14 of this Agreement, nothing in this Agreement shall require FEAC or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omission that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

4.15

Employees. Other than the officers and directors listed in the FEAC SEC Reports, FEAC has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by FEAC’s officers and directors in connection with activities on FEAC’s behalf in an aggregate amount not in excess of the amount of cash held by FEAC outside of the Trust Account, FEAC has no unsatisfied liabilities with respect to any employee. FEAC does not currently maintain or have any liability under any employment or employee benefit plan, program, agreement, policy or arrangement, and neither the execution and delivery of this Agreement nor the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of FEAC, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

4.16

Not an Investment Company. FEAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

4.17

Business Activities; Assets. Since its incorporation, FEAC has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in FEAC’s Governing Documents, there is no Contract binding upon FEAC or to which FEAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). FEAC does not own any real property. FEAC does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by FEAC is owned free and clear of any Lien.

4.18

No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.18 of the FEAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including, for the avoidance of doubt, the FEAC Expenses and any Liabilities arising out of, or related to, any

Proceeding related to this Agreement, the Ancillary Documents or the Transactions, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the FEAC Financial Statements included in the FEAC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the FEAC SEC Reports in the ordinary course of business (and not as a result of a breach of any Contract by FEAC), (e) that are incurred with the consent of the Company or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to FEAC, FEAC does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto. Immediately prior to the Closing, FEAC shall have no Indebtedness outstanding other than Indebtedness incurred as permitted under Section 5.1(b).

4.19	Tax Matters.

(a)

FEAC has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and FEAC has timely paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return (except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP).

(b)	FEAC has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(c)

FEAC is not currently the subject of a Tax Contest. FEAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, and to the knowledge of FEAC, no such audit or examination has been threatened.

(d)

FEAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)

No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., Canadian or other non-U.S. state, local or provincial income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to FEAC which agreement or ruling would be effective after the Closing Date, and there is no such request outstanding relating to any of the foregoing.

(f)

FEAC will not be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(g)

FEAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).

(h)	There are no Liens for Taxes on any assets of FEAC or any Equity Securities of FEAC other than Permitted Liens.

(i)

FEAC was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(j)	To the knowledge of FEAC, FEAC is tax resident only in the Cayman Islands and the Netherlands.

(k)

FEAC is, and has been since its formation organized under the laws of the Cayman Islands. Until the effective time of the U.S. Entity Classification Election, FEAC has been treated since its formation as a foreign corporation for United States federal income tax purposes.

(l)

No written claims have ever been made by any Tax Authority in a jurisdiction where FEAC does not file Tax Returns that FEAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m)

To the knowledge of FEAC, FEAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) nor otherwise have an office or fixed place of business in a country other than a country in which it is organized or tax resident.

(n)

FEAC (i) is not currently nor has ever been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was FEAC or any of its current Affiliates) and (ii) does not have any Liability for the Taxes of any Person under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(o)

FEAC has not, and has never been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. FEAC has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(p)

FEAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and FEAC is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(q)

To the knowledge of FEAC, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(r)	FEAC has complied in all material respects with the conditions stipulated in any Tax Grant granted to FEAC.

(s)	The FEAC Shares are not “taxable Canadian property” within the meaning of the Tax Act.

4.20

Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.20 of the FEAC Disclosure Schedules (which fees shall be deemed FEAC Expenses for purposes of this Agreement), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of FEAC, Can Merger Sub or any of their Affiliates for which FEAC or Can Merger Sub has any obligation.

4.21

Transactions with Affiliates. Section 4.21 of the FEAC Disclosure Schedules sets forth all Contracts between (a) FEAC, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder (including the Sponsor) or Affiliate of either FEAC or the Sponsor, on the other hand (each Person identified in this clause (a), a “FEAC Related Party”), other than (i) Contracts with respect to a FEAC Related Party’s employment with, or the provision of services to, FEAC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing FEAC Holder’s or a holder of FEAC Warrants’ status as a holder of FEAC Shares or FEAC Warrants, as applicable, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). Other than as set forth in Section 4.21 of the FEAC Disclosure Schedules, no FEAC Related Party (A) owns any interest in any material asset used in FEAC’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, lessor or lessee or other material business relation of FEAC or (C) owes any material amount to, or is owed any material amount by, FEAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.21 are referred to herein as “FEAC Related Party Transactions”.

4.22

Information Supplied. None of the information supplied or to be supplied by or on behalf of FEAC in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FEAC Holders or at the time of the FEAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

4.23	Investigation; No Other Representations.

(a)

FEAC and Can Merger Sub, on their own behalf and on behalf of its Representatives, acknowledge, represent, warrant and agree that (i) they have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) they have been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as they and their Representatives have deemed necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b)

In entering into this Agreement and the Ancillary Documents to which they are or will be a party, FEAC and Can Merger Sub have relied solely on their own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which they are or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and FEAC and Can Merger Sub, on their own behalf and on behalf of their Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which they are or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

4.24

EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF FEAC, CAN MERGER SUB, ANY FEAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH OF FEAC AND CAN MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF FEAC OR CAN MERGER SUB THAT HAS BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF FEAC BY OR ON BEHALF OF THE MANAGEMENT OF FEAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF FEAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF FEAC, CAN MERGER SUB, ANY FEAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.	COVENANTS

5.1	Conduct of Business of the Company and FEAC.

(a)

From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company, Newco and FEAC shall, and shall cause their respective Subsidiaries to, except (w) as expressly contemplated by this Agreement or any Ancillary Document, (x) as required by applicable Law or any Governmental Entity, (y) in the case of the Company and its Subsidiaries only, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies, FEAC and in the case of FEAC, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate their respective business (including, in the case of the Company and Newco, that of the Group Companies) in the ordinary course and consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations (including, in the case of the Company and Newco, those of the Group Companies), taken as a whole.

(b)

Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, Newco and FEAC shall, and shall cause their respective Subsidiaries to, except (v) as expressly contemplated by this Agreement or any Ancillary Document and required in connection with the consummation of the Transactions, (w) as required by applicable Law or any Governmental Entity, (x) in the case of the Company and its Subsidiaries only, as set forth on Section 5.1(b) of the Company Disclosure Schedules or (y) as consented to in writing by, in the case of the Group Companies, FEAC and in the case of FEAC, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) not to do any of the following:

(i)

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Subsidiary, other than, in the case of the Company only, (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, and (B) the withholding of shares of the applicable class of capital stock of the Company in connection with the payment of taxes or the exercise price upon the exercise or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(ii)

(A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)

adopt any amendments, supplements, restatements or modifications to any (A) Governing Documents, (B) in the case of the Company, the Company Shareholders Agreements (other than as agreed with IQ, the Sponsor and the Company Shareholders in connection with the 2023 Financing) or, any Company Equity Plan, other than (x) amendments of solely an administrative nature which will not impact the terms of any Rollover Equity Award or (y) in accordance with the Company growth plan described on Section 5.1(b)(viii) of the Company Disclosure Schedules, or (C) in the case of FEAC, the Trust Agreement or the FEAC Warrant Agreement;

(iv)

(A) sell, assign, abandon, let lapse, lease, license, transfer or otherwise dispose of any material assets or properties, other than (x) inventory or obsolete equipment in the ordinary course of business or (y) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business consistent with past practice, (B) create, subject to or incur any Lien on any material assets or properties (other than Permitted Liens) or (C) disclose any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets);

(v)

(A) other than in accordance with the Company growth plan described on Section 5.1(b)(viii) of the Company Disclosure Schedules, issue, sell or grant (1) any Equity Securities of itself or any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of itself or any Subsidiary, other than, in the case of the Company only, the issuance of shares of the applicable class of capital stock of the Company upon the exercise, vesting or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement, (B) in the case of the Company only, consent to the transfer of any Company Shares, or (C) transfer or otherwise directly or indirectly dispose of, agree or consent to the transfer of, or subject to a Lien (other than a Permitted Lien), (1) any Equity Securities of any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of any of its Subsidiaries;

(vi)

incur, create or assume any Indebtedness, other than, (x) in the case of the Company and its Subsidiaries only, in connection with the 2023 Financing or ordinary course trade payables and, (y) in the case of FEAC only, Indebtedness under (A) the Working Capital Loan Note, (B) any Extension Loan Note or (C) any other indebtedness owed to the Sponsor, its Affiliates or designees in an aggregate outstanding amount not to exceed $600,000;

(vii)

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than, (A) in the case of the Company only, intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii)

in the case of the Group Companies only, except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.11(a) of the Company Disclosure Schedules or in accordance with the Company growth plan described on Section 5.1(b)(viii) of the Company Disclosure Schedules, (A) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, other than amendments of health or welfare benefit plans in connection with the annual renewal and reenrollment of such plans in the ordinary course of business and consistent with past practice that would not increase the aggregate cost to the Group Companies of maintaining all Employee Benefit Plans that are health or welfare plans by more than 5% in the aggregate for all such amendments, (B) make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider receiving annual compensation equal to or greater than $180,000, other than (i) salary increases in the ordinary course of business to such individuals that, in the aggregate, represent an increase of less than $180,000 on an annual basis, or (ii) Contracts with independent contractors where such Contract is for a fixed term and the compensation paid during that term does not exceed

$180,000, or (C) take any action other than as agreed herein to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(ix)

waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider other than in connection with Section 5.22;

(x)

in the case of the Company only, modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of any Group Company as the bargaining representative for any employees of any Group Company;

(xi)

in the case of the Company only, implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions to the extent that such actions that could implicate WARN;

(xii)	in the case of the Company only, enter into or terminate any executive employment agreements;

(xiii)

in the case of FEAC and Newco only, hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xiv)

make, change or revoke any material election concerning Taxes, change any method of Tax accounting or Tax accounting period, amend any Tax Return, enter into any material Tax closing agreement, seek any ruling from any Tax Authority with respect to material taxes, settle or compromise any material Tax Contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax Contest, other than any such extension or waiver that is an extension of time to file a Tax Return obtained in the ordinary course of business;

(xv)

enter into any settlement, conciliation or similar Contract outside of the ordinary course of business other than, in the case of the Company only, any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies of less than $150,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or FEAC or any of its Affiliates after the Closing), in the case of the Company, or on FEAC, in the case of FEAC;

(xvi)

waive, release or assign, compromise or settle any Proceeding, outside of the ordinary course of business, other than, in the case of the Company only, the settlement of any proceeding involving only the payment of money (not covered by insurance) by any Group Company of any amount not exceeding $100,000 in the aggregate;

(xvii)

authorize or incur any capital expenditures or commitments, outside of the ordinary course of business, other than, in the case of the Company only, capital expenditures or commitments not exceeding $180,000 individually;

(xviii)

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xix)	change any method of accounting in any material respect, other than changes that are made in accordance with GAAP or IFRS, as the case may be;

(xx)

enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xxi)

make or promise any Company Change of Control Payment or FEAC Change of Control Payment, other than (A) in the case of the Company only, those set forth in the employment agreements, offer letters or similar Contracts made available to FEAC and (B) in the case of FEAC only, those in connection with the Working Capital Loan or any Extension Loan;

(xxii)

(A) in the case of the Company only, other than in the ordinary course of business, (1) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (2) waive any material benefit or right under any Material Contract or (3) enter into any Contract that would constitute a Material Contract, and (B) in the case of FEAC only, (1) amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms), (2) waive any material benefit or right under any material Contract or (3) other than in the ordinary course of business, enter into any Contract;

(xxiii)

in the case of the Company only, fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xxiv)	agree to take any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) any action taken, or omitted to be taken, by any Party or its respective Subsidiaries to the extent such act or omission is necessary, based on the advice of outside legal counsel, to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of Section 5.1 and (b) any action taken, or omitted to be taken, by any Party or its respective Subsidiaries to the extent that the board of directors of such Party reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of such Party and its Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of a material action or omission taken in reliance on either clause (a) or (b), the Party taking or refraining from taking such action shall give the other Parties prompt written notice of any such act or omission, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (a) or (b) and in no event shall clause (a) or (b) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv), Section 5.1(b)(xviii), (xx)(xx), Section 5.1(b)(xxi), or Section 5.1(b)(xxiv) (to the extent related to any of the foregoing).

(c)

Nothing contained in this Section 5.1 shall be deemed to give FEAC, directly or indirectly, the right to control or direct the Company or any operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its businesses and operations.

(d)

Nothing contained in this Section 5.1 shall be deemed to give the Company, directly or indirectly, the right to control or direct FEAC or any operations of FEAC prior to the Closing. Prior to the Closing, FEAC shall exercise, consistent with the terms and conditions of this Agreement, control over its businesses and operations.

5.2	Efforts to Consummate.

(a)

Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing and the Convertible Bridge Financing on the terms and subject to the conditions set forth in the Subscription Agreements and Side Letter Agreements (with respect to the PIPE Financing) and the Convertible Bridge Financing Documents (with respect to the Convertible Bridge Financing) and (iii) FEAC taking, or causing to be taken, all actions necessary or advisable to extend the period of time to consummate an initial business combination by (x) a first additional three-month period (up to 21 months from FEAC’s IPO) if FEAC anticipates that it may not be able to consummate the Transactions within 18 months from its IPO and (y) a second additional three-month period (up to 24 months from FEAC’s IPO) if FEAC anticipates that it may not be able to consummate the Transactions within 21 months from its IPO, in each in accordance with FEAC’s Governing Documents and the Trust Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions. Each Party shall bear its own costs incurred in connection with obtaining such Consents. Each Party shall (i) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the Transactions promptly following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested under any Foreign Antitrust Laws. FEAC shall promptly inform the Company of any substantive communication between FEAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform FEAC of any substantive communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions and to the extent permitted by law. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of FEAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with FEAC’s and the Company’s prior written consent.

(b)

From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, FEAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of FEAC) or FEAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written substantive communication to any Governmental Entity relating to the Transactions. Any materials exchanged in connection with this Section 5.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of any Party, and to remove competitively sensitive material; provided, that such Party may, as it deems advisable and necessary, designate any materials provided to under this Section 5.2 as “outside counsel only.” Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Transactions unless it consults with, in the case of FEAC, the Company, or, in the case of the Company, FEAC in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of FEAC, the Company, or, in the case of the Company, FEAC, the opportunity to attend and participate in such meeting or discussion.

(c)

Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)

From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, FEAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of FEAC, FEAC, Can Merger Sub or any of their Representatives (in their capacity as a representative of FEAC) or, in the case of the Company, any Group Company or any of their respective

Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 2.3 with respect to Arrangement Dissent Rights, FEAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of, in the case of the Group Companies, FEAC and in the case of FEAC or Can Merger Sub, the Company (such consent not to be unreasonably withheld, conditioned or delayed).

5.3	Confidentiality and Access to Information.

(a)

Notwithstanding Clause 8 (Term) of the Confidentiality Agreement, the Company and FEAC acknowledge and agree that as of the date hereof, and continuing through the Closing Date and terminating thereafter, the Company, FEAC and each of their respective Affiliates and Representatives remain bound to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)

From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, each Party shall provide, or cause to be provided, to each other Party and its Representatives during normal business hours reasonable access to its and its Subsidiaries properties, directors, officers, books and records (in a manner so as to not interfere with normal business operations). Notwithstanding the foregoing, neither a Party nor its Subsidiaries shall be required to provide to each other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Party or its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the so affected Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to

(x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and FEAC, any FEAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that each Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis. For the avoidance of doubt, this Section 5.3 shall not permit any unreasonably invasive or intrusive investigations or other testing, sampling or analysis by a Party of any properties, facilities or equipment of another Party without the prior written consent of, in the case of the Group Companies, FEAC and in the case of FEAC, the Company (which may be withheld, conditioned or delayed by such Party in its sole discretion).

5.4	Public Announcements.

(a)

Subject to Section 5.4(b), Section 2.4, Section 5.7 and Section 5.7(b), none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions prior to the Closing without the prior written consent of, in the case of the Group Companies, FEAC and in the case of FEAC or Can Merger Sub, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or by a Governmental Entity, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is FEAC, or FEAC, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) subject to and in accordance with Section 5.2(b), to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that, following the Closing, Forbion Group Holding B.V., the Sponsor and their respective Representatives and Affiliates may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current investor or potential investors who enter into a separate confidentiality agreement with the Company or in connection with informational or reporting activities.

(b)

The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and FEAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, FEAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and agree upon prior to filing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FEAC, as applicable). The Company, on the one hand, and FEAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FEAC, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Newco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and securityholders, and such other matters as may be reasonably necessary for such press release or filing.

5.5	Tax Matters.

(a)	Tax Treatment.

(i)

For U.S. federal income tax purposes, the Parties intend that (A) the Class B Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (B) the surrender of 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants shall be treated as a contribution to the capital of FEAC for no consideration that is not taxable, (C) the FEAC Reorganization shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (D) the assumption of the FEAC Warrants by Newco pursuant to the Warrant Assignment, Assumption and Amendment Agreement shall be treated as a non-taxable exchange of the FEAC Warrants for Newco Warrants that occurs at the same time as the Cayman Merger and as part of the FEAC Reorganization and (E) the Amalgamation shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code (collectively, the “Intended Tax

Treatment”), and each Party shall, and shall cause its respective Affiliates to, file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledges and agrees that (i) it has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions, and (ii) none of the Company, FEAC, Newco or any other Person shall have any liability or obligation to any Person if any Transaction is determined not to qualify for the Intended Tax Treatment or otherwise not to qualify as a nontaxable Transaction to FEAC’s or Company’s shareholders or securityholders for any tax purposes.

(ii)

The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(b)

If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the Tax consequences of (i) the FEAC Reorganization, or the redemption of FEAC Shares for the Pre-Closing FEAC Holders or FEAC, then FEAC will use reasonable best efforts to cause Davis Polk & Wardwell London LLP or other counsel to FEAC (“FEAC Tax Counsel”) to deliver such tax opinions or (ii) the Amalgamation, or the ownership of Newco Shares or Newco Warrants following the Amalgamation, for the Company Shareholders, Newco Shareholders or the Company, then the Company will use reasonable best efforts to cause Morgan, Lewis & Bockius LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions and, in either case, each Party will use reasonable best efforts to execute and deliver to FEAC Tax Counsel and Company Tax Counsel customary Tax representation letters reasonably satisfactory to FEAC Tax Counsel or Company Tax Counsel, as applicable, at such time or times as may be reasonably requested by FEAC Tax Counsel or Company Tax Counsel, as applicable, in connection with the delivery of any such tax opinions with respect to the Tax treatment of the Transactions. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to Closing.

(c)

For Canadian income tax purposes, the Parties intend that (1) the Amalgamation qualify as an amalgamation within the meaning of section 87 of the Tax Act and be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, (2) subsection 7(1.4) of the Tax Act apply to the exchange of certain employee options as described in the Plan of Arrangement, and (3) an election pursuant to subsection 85(1) of the Tax Act will be filed jointly by Newco and the Company in respect of the transfer from Newco to the Company of Note 3 in consideration for the issuance of additional shares from treasury at an elected amount to be determined at the Company’s discretion (but in all cases within the limits set out in the Tax Act).

(d)

In the event that Newco determines after the Closing that Newco is a passive foreign investment company for U.S. federal income tax purposes for any taxable year, Newco shall provide upon request from any Newco shareholder, sufficient information to allow such requesting shareholders to make a timely “qualified electing fund” election and to comply with the requirements of such election within the meaning of Section 1295 of the Code with respect to Newco.

(e)

Newco shall retain (or cause the Group Company to retain) all books and records with respect to Tax matters of the Group Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Group Company with any Tax Authority.

(f)

The Parties acknowledge that any shareholder of FEAC that is treated as owning five percent (5%) or more of the FEAC Shares, as determined under Section 367 of the Code and Treasury Regulations promulgated thereunder, may enter into a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon a written request of any such shareholder following the Closing Date, Newco shall use reasonable best efforts to furnish to such shareholder such information as the shareholder may reasonably request in connection with such shareholder’s (i) preparation of a gain recognition agreement, and (ii) determination as to whether there has been a gain “triggering event” under the gain recognition agreement, in each case, at the sole cost and expense of the requesting shareholder. For the avoidance of doubt, none of FEAC, Newco, the Company, or any Group Company shall be required to operate in a manner that avoids or mitigates the likelihood of a triggering event.

(g)

Cayman Merger Sub will elect to be disregarded as an entity separate from Newco for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification.

5.6	Exclusive Dealing.

(a)

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Newco nor the Company shall, and each of Newco and the Company shall cause the other Group Companies, its controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) discuss or negotiate with any Person a Company Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.6), (iv) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify FEAC promptly upon receipt of any such inquiry, proposal, offer or Company Acquisition Proposal by any Group Company, and to provide copies of material documents, correspondence or other material received in respect of, from or on behalf of any such Person if in writing or electronic form, and if not in writing or electronic form, a description of the material terms and conditions of any such inquiry, proposal, offer or Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such inquiry, proposal, offer or Company Acquisition Proposal) and (B) keep FEAC reasonably informed on a current basis of any modifications to such inquiry, proposal, offer or Company Acquisition Proposal and shall provide to FEAC copies of all material correspondence if in writing or electronic form and if not in writing or electronic form, a description of the material terms of such correspondence or communication to the Company by or on behalf of any Person making such inquiry, proposal, offer or Company Acquisition Proposal. Notwithstanding anything to the contrary in this Section 5.6(a), this Agreement shall not prevent the Company or its board of directors from, prior to obtaining the Company Required Approval in respect of the Company Arrangement Resolution, disclosing to Company Shareholders the receipt, existence or terms of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of this Section 5.6(a).

(b)

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FEAC shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a FEAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a FEAC Acquisition Proposal; (iii) discuss or negotiate with any Person a FEAC Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.6), (iv) enter into any Contract or other arrangement or understanding regarding a FEAC Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, an offering of any securities of FEAC (or any Affiliate or successor of FEAC); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. FEAC agrees to (A) notify the Company promptly upon receipt of any such inquiry, proposal, offer or FEAC Acquisition Proposal by FEAC, and to provide copies of material documents, correspondence or other material received in respect of, from or on behalf of any such Person if in writing or electronic form, and if not in writing or electronic form, a description of the material terms and conditions of any such inquiry, proposal, offer or FEAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such inquiry, proposal, offer or FEAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such inquiry, proposal, offer or FEAC Acquisition Proposal and shall provide to the Company copies of all material correspondence if in writing or electronic form and if not in writing or electronic form, a description of the material terms of such correspondence or communication to FEAC by or on behalf of any Person making such inquiry, proposal, offer or FEAC Acquisition Proposal. Notwithstanding any other provision to the contrary contained in this Agreement, none of the provisions of this Section 5.6(b) (including without limitation any of the foregoing regarding exclusivity) shall in any way apply to or limit the activities of any non-controlled Affiliate of FEAC, including Forbion Group Holding B.V., any investment funds or entities owned, controlled or managed by Forbion Group Holding B.V. and the direct or indirect portfolio companies thereof (each, a “FEAC Non-Controlled Affiliate”), but only if Confidential Information (as defined in the Confidentiality Agreement) of the Company has not been, and is not, made available to any such FEAC Non-Controlled Affiliate. Should any individual who is employed by a FEAC Non-Controlled Affiliate and who is not employed by FEAC or the Sponsor receive Confidential Information (as defined in the Confidentiality Agreement) of the Company in his or her capacity as a director, officer or other representative of FEAC, such individual will be bound by the terms of this Agreement applicable to FEAC, but the activities of such FEAC Non-Controlled Affiliate may continue without limitation as set forth herein and this Agreement shall not apply to such FEAC Non-Controlled Affiliate so long as such FEAC Non-Controlled Affiliate does not disclose or use any such Confidential Information (as defined in the Confidentiality Agreement) in connection with such activities and is not otherwise directed to take, or refrain from taking such actions, by such individuals.

5.7	Preparation of Registration Statement / Proxy Statement.

(a)

As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Newco shall file with, or confidentially submit to, the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of Newco and a proxy statement of FEAC which will be used for the FEAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by FEAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq or other relevant Exchange, as applicable). No filing with or submission to the SEC of the Registration Statement / Proxy Statement shall be made unless approved by FEAC and the Company, each acting reasonably. Each Party shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies and FEAC, the provision of financial statements of, and any other information with respect to, the Group Companies and FEAC for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. FEAC, on the one hand, and the Company and Newco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of FEAC or Newco to the SEC or Nasdaq or other relevant Exchange, as applicable, in connection with the Transactions, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(b). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of

FEAC, the Company and Newco, or, in the case of the Company, FEAC and Newco thereof; (ii) the Parties shall prepare an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Newco shall file such amendment or supplement with the SEC; and (iv) FEAC shall mail, if appropriate, such amendment or supplement to the Pre-Closing FEAC Holders. Newco shall as promptly as reasonably practicable advise FEAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Newco Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation. Filing and registration fees associated with the Registration Statement/Proxy Statement, and all associated financial printer and proxy solicitation expenses, shall be deemed FEAC Expenses for purposes of this Agreement.

(b)

The Parties shall prepare and Newco shall file with the Autorité des marchés financiers du Québec and the securities regulator of each other province or as the Parties may mutually agree, a preliminary and final non-offering prospectus (the “Canadian Prospectus”) in sufficient time for Newco to become a reporting issuer in the Province of Québec promptly following the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and Newco shall allow FEAC and its counsel to review the preliminary and final non-offering prospectus a reasonable amount of time prior to their respective filings and shall consider for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto any reasonable comments proposed by FEAC.

5.8

FEAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, FEAC shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold a meeting of its shareholders (the “FEAC Shareholders Meeting”) in accordance with the Governing Documents of FEAC, for the purposes of obtaining the FEAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect FEAC Shareholder Redemptions. FEAC shall, through unanimous approval of the FEAC Board, recommend to its shareholders (the “FEAC Board Recommendation”), (i) the adoption and approval of this

Agreement and the Transactions including the Plan of Arrangement (the “BCA Proposal”); (ii) the approval and adoption of the Newco Articles (the “Governing Documents Proposal”); (iii) the approval of the Cayman Merger and the Cayman Reorganization (the “Cayman Merger and Reorganization Proposal”); (iv) the approval of the issuance of the Newco Shares in connection with the Transactions as required by the listing requirements of Nasdaq or other relevant Exchange, as applicable (the “Share Issuance Proposal”); (v) the adoption and approval of the Newco Equity Incentive Plan (the “Incentive Plan Proposal”); and (vi) the adoption and approval of a proposal for the adjournment of the FEAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in clauses (i) through (iv) together, the “Transaction Proposals”); provided, that FEAC may postpone or adjourn the FEAC Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s good faith input), (A) to solicit additional proxies for the purpose of obtaining the FEAC Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that FEAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing FEAC Holders prior to the FEAC Shareholders Meeting; provided that, without the consent of the Company, in no event shall FEAC adjourn the FEAC Shareholders Meeting for more than ten (10) Business Days later than the original date of the FEAC Shareholders Meeting or to a date that is less than five (5) Business Days beyond the Termination Date. The FEAC Board Recommendation shall be included in the Registration Statement / Proxy Statement.

5.9

FEAC Board Recommendation. The FEAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the FEAC Board Recommendation (a “Change in Recommendation”); provided that the FEAC Board may make a Change in Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended) prior to the receipt of the FEAC Shareholder Approval if, and only if, the FEAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that the FEAC Board shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (x) FEAC delivers to the Company a written notice (a “Change in Recommendation Notice”) advising the Company that the FEAC Board proposes to take such action and containing the material facts underlying the FEAC Board’s determination that a Change in Recommendation is required (in each case, it being acknowledged that such Change in Recommendation Notice shall not itself constitute a breach of this Agreement) and (y) at or after 10:00 a.m., New York City time, on the fifth (5th) Business Day immediately following the day on which FEAC delivered the Change in

Recommendation Notice (such period from the time the Change in Recommendation Notice is provided until 10:00 a.m. on the fifth (5th) Business Day immediately following the day on which FEAC delivered the Change in Recommendation Notice (the “Change in Recommendation Notice Period”)), the FEAC Board again determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, FEAC will and will use its reasonable best efforts to cause its Representatives to, during the Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. FEAC acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the FEAC Shareholders Meeting and solicit the FEAC Shareholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of the FEAC Board Recommendation in accordance with the terms hereof, unless this Agreement shall have been terminated in accordance with its terms prior to the FEAC Shareholders’ Meeting.

5.10

Exchange Listing. Each of FEAC and the Company shall use its reasonable best efforts to cause: (a) Newco’s initial listing application with the Nasdaq or other Exchange as mutually agreed between the Parties, as applicable, in connection with the Transactions to have been approved; (b) Newco to satisfy all applicable initial and continuing listing requirements of Nasdaq or other relevant Exchange, as applicable; and (c) the Newco Shares and Newco Warrants issuable pursuant to the Transactions in accordance with this Agreement to be approved for listing on the Nasdaq or other relevant Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each Party shall notify the other Parties of any communications or correspondence from Nasdaq or other relevant Exchange, as applicable, with respect to the listing of Newco Shares, Newco Warrants or other securities of Newco, compliance with the rules and regulations of the Nasdaq or other relevant Exchange, as applicable, and any potential suspension of listing or delisting action contemplated or threatened by the Nasdaq or other relevant Exchange, as applicable.

5.11

Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) FEAC shall make all appropriate arrangements, prior to the FEAC Shareholder Redemptions, to cause the Trustee to pay as and when due all amounts, if any, payable to the Public Shareholders of FEAC pursuant to the FEAC Shareholder Redemptions, (b) at, and prior to, the Closing, FEAC shall (i) cause the documents, certificates and notices required to be timely delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay the amounts due to the underwriters of FEAC’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to FEAC (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

5.12	FEAC Indemnification; Directors’ and Officers’ Insurance.

(a)

Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of FEAC, as provided in the applicable FEAC Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 5.12 of the FEAC Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) FEAC (or its successor, as applicable) will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period, in each case to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, FEAC (or its successor, as applicable) shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable FEAC Governing Documents or other applicable agreements disclosed in Section 5.12 of the FEAC Disclosure Schedules as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of FEAC’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of FEAC (the “FEAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such FEAC D&O Person was a director or officer of FEAC immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)

FEAC (or its successor, as applicable) shall not have any obligation under this Section 5.12 to any FEAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such FEAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)

For a period of six (6) years after the Closing, Newco shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of FEAC as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under FEAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Newco (or its successor, as applicable) shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by FEAC prior to the date of this Agreement and, in such event, Newco (or its successor, as applicable) shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by FEAC prior to the date of this Agreement.

(d)

If FEAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of FEAC shall assume all of the obligations set forth in this Section 5.12.

(e)

The FEAC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.11 are intended to be third-party beneficiaries of this Section 5.12. This Section 5.12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Company and Newco, respectively.

5.13	Company Indemnification; Directors’ and Officers’ Insurance.

(a)

Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 5.13 of the Company Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Company (or its successor, as applicable) will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Newco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 5.13 of the Company Disclosure Schedules. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)

None of the Group Companies shall have any obligation under this Section 5.13 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)

The Company shall purchase, or cause to be purchased, at or prior to the Closing, and Newco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing and for all directors and officers of Newco effective as of the incorporation of Newco. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Newco or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Newco or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)

If Newco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Newco shall assume all of the obligations set forth in this Section 5.12(a).

(e)

The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.12(a) are intended to be third-party beneficiaries of this Section 5.12(a). This Section 5.12(a) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of FEAC and Newco.

5.14	Resignations. Prior to the Closing, all of the directors and officers of FEAC shall have executed written resignations effective as of the Closing in form and substance satisfactory to each Party.

5.15

Post-Closing Governance. The Parties shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Closing (a) the members of the board of directors of Newco shall initially be comprised of the individuals set forth on Section 5.15(a) of the Company Disclosure Schedule, (b) the officers of Newco are the individuals set forth on Section 5.15(b) of the Company Disclosure Schedules and (c) all other actions set forth on Section 5.15(c) of the Company Disclosure Schedules are taken.

5.16	Financials.

(a)

The Company will (i) as promptly as reasonably practicable and with efforts to do so, within twenty (20) Business Days of the date of this Agreement deliver to Newco and FEAC the Audited Company Financial Statements for the years ended October 31, 2021 and 2022, (ii) as promptly as reasonably practicable, deliver to Newco and FEAC (A) the Unaudited Company Financial Statements, and (B) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Group Companies that are required to be included in the Registration Statement / Proxy Statement or the Canadian Prospectus, and (iii) as promptly as reasonably practicable, deliver to Newco and FEAC the Audited Company Financial Statements for the year ended October 31, 2020 that are required to be included in the Canadian Prospectus.

5.17	Newco Equity Incentive Plan.

(a)

Prior to the effectiveness of the Registration Statement / Proxy Statement, the Newco board of directors shall approve, and the Newco board of directors shall adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and FEAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FEAC, as applicable) (the “Newco Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving an amount of Newco Shares for grant thereunder equal to (i) six and seven-tenths percent (6.7%) of the fully diluted equity of the post-Closing parent company, plus (ii) the number of Newco Shares subject to any Rollover Equity Awards. The Newco Equity Incentive Plan will provide that the number of Newco Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2024 fiscal year in an amount equal to five percent (5%) of the Newco Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the Newco board of directors.

(b)

Newco will, upon a resolution of the following the Closing, grant equity awards under the Newco Equity Incentive Plan to those officers and employees of the Company immediately prior to the Closing that become officers or employees of Newco or any of its subsidiaries at Closing to the extent necessary to bring the equity percentage interest of such officers and employees in Newco immediately after the Closing to levels consistent with the equity ownership interests of management and employees of comparable biotech companies immediately after their initial public offering, as determined by the Newco compensation committee after Closing based on market-based survey data and recommendations from a third party compensation consultant.

5.18

Newco Matters. The Company and FEAC have caused Newco (i) to be incorporated under the laws of Canada solely for the purpose of entering into the Transactions and (ii) to not own any assets other than the C$10 received as the subscription price for the Newco Share issued to the Company, carry on any business, conduct any operations, incur any liabilities or obligations, or hire any employee or independent contractor since the date of its formation, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto. The Company and FEAC shall take, and shall cause Newco to take, all requisite action to cause the Continuance to be effected and in connection therewith, the articles of Newco to be amended in substantially the form attached hereto as Exhibit F (the “Newco Articles”).

5.19

Subscription Agreements. FEAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Subscription Agreements in any manner other than (a) as expressly provided for by the terms of the Subscription Agreements or (b) to reflect any permitted assignments or transfers of the Subscription Agreements by the PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Newco Shares pursuant to the Subscription Agreements, that reduces the PIPE Financing Amount or that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements and the Side Letter Agreements may be rejected by the Company in its sole discretion). FEAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Side Letter Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, FEAC shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (i) of any proposed amendment to any Subscription Agreement; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to FEAC; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

5.20	Privacy Matters.

(a)

For the purposes of this Section 5.20, “Transaction Personal Information” means the Personal Data transferred, disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Transferor”) as a result of or in conjunction with the Transactions, and includes all such Personal Data transferred, disclosed or conveyed to the Recipient prior to the execution of this Agreement.

(b)

Each Transferor acknowledges and confirms that the transfer, disclosure, communication or conveyance of Transaction Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Transactions and, if the determination is made to proceed with the Transactions, to carry on the business of the Company and complete the Transactions.

(c)	In addition to its other obligations hereunder, the Recipient covenants and agrees to, prior to the completion of the Transactions:

(i)	collect, use and disclose the Transaction Personal Information solely for the purpose of reviewing, determining whether to proceed with and completing the Transactions;

(ii)

where required by applicable Law (including applicable privacy Laws), not communicate Transaction Personal Information to third parties without the consent of the individual concerned, unless authorized to do so by applicable Law;

(iii)

protect and safeguard the confidentiality of the Transaction Personal Information using security safeguards appropriate to the sensitivity of the Transaction Personal Information and in accordance with applicable privacy Laws;

(iv)	within a reasonable time, return to the Transferor or destroy the Transaction Personal Information, at the option of the Recipient, should the Transactions not be completed; and

(v)	where required by applicable privacy Law, securely destroy the Transaction Personal Information when it is no longer necessary for concluding the Transactions.

(d)	Should the Transactions be completed, in addition to its other obligations hereunder, the Recipient covenants and agrees to, following the completion of the Transactions:

(i)

use and disclose the Transaction Personal Information solely for the purposes for which the information was collected, permitted to be used or disclosed before the Arrangement was completed, unless the Recipient provides notice and/or obtains consent, in accordance with applicable Law, to use or disclose the Transaction Personal Information for other purposes, or the use or disclosure of the Transaction Personal Information is otherwise required or permitted by applicable Law;

(ii)	protect the Transaction Personal Information by security safeguards appropriate to its sensitivity;

(iii)	give effect to withdrawals of consent to collect, use or disclose the Transaction Personal Information, subject to and in accordance with applicable privacy Law; and

(iv)

where required by applicable privacy Law, within a reasonable time after the Arrangement is completed, notify the individuals to whom the Transaction Personal Information pertains that the Transactions have been completed and that their personal information has been disclosed to and is now held by the Recipient because of the Transactions.

5.21

FEAC Related Party Agreements. FEAC shall take, or shall cause to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.21 of the FEAC Disclosure Schedules to be terminated on or around the Closing Date without any further obligations or liabilities to FEAC or any of its Affiliates, in each case in accordance with the terms of those agreements.

5.22

Section 16 Matters. Prior to the Effective Time, the Newco board shall take all reasonable steps as may be required or permitted to cause any receipt of Newco Shares by any person that is or will become at the Closing an officer or director of Newco subject to the reporting requirements of Section 16(a) of the Exchange Act that occurs or is deemed to occur by reason of or pursuant to the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999.

5.23

Disclosure of Certain Matters. Each Party shall promptly provide the other Parties with written notice of: (a) any event, development or condition of which it obtains knowledge that is reasonably likely to cause any of the conditions set forth in Article 6 not to be satisfied or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

5.24

Repayment of the Working Capital Loan Note and Extension Loan Notes. Notwithstanding anything to the contrary in the promissory notes governing the Working Capital Loan Note and any Extension Loan Notes, FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable.

5.25

Can Merger Sub Matters. Prior to the date that is two Business Days prior to the Closing Date, FEAC shall (i) incorporate Can Merger Sub as a corporation incorporated under the laws of Canada that will be a direct wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions and (ii) following the formation, as the sole shareholder of Can Merger Sub, approve and adopt (and cause that Can Merger Sub approve, adopt and execute, as applicable) this Agreement, the Joinder Agreement, the Ancillary Documents to which Can Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Transactions).

5.26

Cayman Merger Sub Matters. Prior to the date that is two Business Days prior to the Closing Date, Newco shall (i) incorporate Cayman Merger Sub as a Cayman Islands exempted company that will be a direct wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions and (ii) following the formation, as the sole shareholder of Cayman Merger Sub, approve and adopt (and cause that Cayman Merger Sub approve, adopt and execute, as applicable) this Agreement, the Joinder Agreement, the Ancillary Documents to which Cayman Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Transactions).

6.	CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

6.1

Conditions to the Obligations of the Parties. The obligations of each Party to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by FEAC and the Company of the following conditions:

(a)	the Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law;

(b)

the Interim Order and the Final Order shall have been granted in form and substance satisfactory to FEAC and the Company, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to FEAC and the Company, each acting reasonably, on appeal or otherwise;

(c)

each applicable waiting period or Consent under each Foreign Antitrust Law set forth on Section 6.1(c) of the FEAC Disclosure Schedules relating to the Transactions, and any agreement with any Governmental Entity not to consummate the Transactions, shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(d)	no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraints or prohibition preventing the consummation of the Transactions shall be in effect;

(e)

the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f)	the FEAC Shareholder Approval shall have been obtained;

(g)

after giving effect to the Transactions (including the PIPE Financing and the Convertible Bridge Financing), Newco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing Date;

(h)	the Articles of Arrangement to be filed with the Director under the CBCA in accordance with the Arrangement shall be in a form and content satisfactory to the Company and FEAC, each acting reasonably;

(i)	Arrangement Dissent Rights have not been validly exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 10% of the issued and outstanding Company Shares;

(j)

Newco’s initial listing application with Nasdaq or other Exchange as mutually agreed between FEAC and the Company, as applicable, in connection with the Transactions shall have been approved and, immediately following the Closing, Newco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq or other relevant Exchange, as applicable, and no Party shall have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Closing, and the Newco Shares and Newco Warrants to be issued pursuant to the Transactions shall have been approved for listing on the Nasdaq or other relevant Exchange, as applicable; and

(k)	the Transaction Support Agreements shall continue to be in full force an effect.

6.2

Other Conditions to the Obligations of FEAC. The obligations of FEAC to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by FEAC of the following further conditions:

(a)

(i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, other than failures to be true and correct that result from actions that are expressly required by the terms of this Agreement or approved in writing by FEAC), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)

the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)	since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d)	at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to FEAC the following documents:

(i)

a certificate duly executed by an authorized officer of the Company (without personal liability), dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to FEAC; and

(ii)	the Registration Rights Agreement duly executed by the applicable Company Shareholders.

6.3

Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)

(i) the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.19(q) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of FEAC contained in Article 4 (other than the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.2(a) and Section 4.19(q) of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “FEAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a FEAC Material Adverse Effect;

(b)	FEAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)	since the date of this Agreement, no FEAC Material Adverse Effect has occurred that is continuing;

(d)	at or prior to the Closing, FEAC shall have delivered, or caused to be delivered, the following documents to the Company:

(i)

a certificate duly executed by an authorized officer of FEAC (without personal liability), dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied in a form and substance reasonably satisfactory to the Company; and

(ii)	the Investors and Registration Rights Agreement duly executed by FEAC and the Sponsor.

6.4

Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement. FEAC may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by FEAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement.

7.	TERMINATION

7.1

Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or FEAC, as follows:

(a)	by mutual written consent of FEAC and the Company;

(b)

by FEAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by FEAC, and (ii) the Termination Date; provided, however, that FEAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)

by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if FEAC has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to FEAC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)	by either FEAC or the Company, if the Transactions shall not have been consummated on or prior to December 14, 2023 (the “Termination Date”);

(e)

by either FEAC or the Company, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable;

(f)

by either FEAC or the Company if the FEAC Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, FEAC’s shareholders have duly voted and the FEAC Shareholder Approval was not obtained; provided, however, that neither FEAC nor the Company may terminate this Agreement pursuant to this Section 7.1(f) if the failure to obtain the FEAC Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(g)

by either FEAC or the Company, if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law; provided, however, that neither FEAC nor the Company may terminate this Agreement pursuant to this Section 7.1(g) if the failure to obtain the Company Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(h)	by the Company prior to receipt of the FEAC Shareholder Approval, in the event of a Change in Recommendation.

7.2

Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and any corresponding definitions set forth in Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any willful or material breach of any covenant or agreement set forth in this Agreement or fraud (involving scienter) prior to such termination.

8.	MISCELLANEOUS

8.1

Non-Survival. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) this Article 8 and any corresponding definitions set forth in Article 1.

8.2

Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents including any exhibits and schedules attached hereto or thereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of FEAC and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

8.3

Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by FEAC and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

8.4

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the respective Parties at the following addresses:

(a)	If to FEAC or, following the execution of a Joinder Agreement, Can Merger Sub, to:

c/o Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Cyril Lesser

E-mail: Cyril.Lesser@forbion.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt

Email: leo.borchardt@davispolk.com

with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

5300 Commerce Court West

199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Daniel Borlack

Email: dborlack@stikeman.com

(b)	If to the Company, Newco or, following the execution of a Joinder Agreement, Cayman Merger Sub, to:

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

Email: jhanson@engeneinc.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8.5

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the federal laws of Canada, including the provisions relating to the Arrangement and the Plan of Arrangement.

8.6

Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and FEAC shall pay, or cause to be paid, all Unpaid FEAC Expenses and (b) if the Closing occurs, then Newco shall pay, or cause to be paid, all Unpaid FEAC Expenses and all Unpaid Company Expenses.

8.7

Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the FEAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FEAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FEAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

8.8

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.12, Section 5.12(a) and the subsequent sentence of this Section 8.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.12 and this Section 8.8 (to the extent related to the foregoing).

8.9

Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

8.10

Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

8.11

Knowledge of Company; Knowledge of FEAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.11 of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to FEAC’s knowledge” and “to the knowledge of FEAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.11 of the FEAC Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.11 of the Company Disclosure Schedules or Section 8.12(b) of the FEAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

8.12

No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of FEAC (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

8.13

Extension; Waiver. At any time prior to the Closing (and in the case of FEAC, prior to receipt of the FEAC Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of FEAC set forth herein, (ii) waive any inaccuracies in the representations and warranties of FEAC set forth herein or in any document delivered by FEAC or (iii) waive compliance by FEAC with any of the agreements or conditions set forth herein and FEAC may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or in any document delivered by the Company or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

8.14

Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES

THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

8.15

Submission to Jurisdiction. Except as it relates to the Arrangement and the Plan of Arrangement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.15 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

8.16

Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this

Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.17

Trust Account Waiver. Reference is made to the final prospectus of FEAC, filed with the SEC (File No. 333-261308) on December 9, 2021 (the “Prospectus”). Each Party other than FEAC (each an “Other Party” and, collectively, the “Other Parties”) acknowledges and agrees and understands that FEAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of FEAC’s public shareholders (including overallotment shares acquired by FEAC’s underwriters, the “Public Shareholders”), and FEAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of FEAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Other Party hereby agrees that, notwithstanding the foregoing or anything to the contrary in this Agreement, no Other Party, does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between FEAC, on the one hand, and, such Other Party, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each Other Party, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with FEAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with FEAC or its Affiliates). The foregoing notwithstanding, (a) nothing herein shall serve to limit or prohibit the Company’s or Newco’s right to pursue a claim against FEAC pursuant to this Agreement for legal relief against monies or other assets of FEAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions, or for fraud in the making of the representations and warranties in Article 4; and (b) nothing herein shall serve to limit or prohibit any claims that the Company or Newco may have in the future pursuant to this Agreement against FEAC’s assets or funds that are not held in (or are released from) the Trust Account.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FORBION EUROPEAN ACQUISITION CORP.

By:	/s/ Sander Slootweg
Name: Sander Slootweg
Title: Authorized Signatory

ENGENE INC.

By:	/s/ Anthony Cheung
Name: Anthony Cheung
Title: Chief Technology Officer

ENGENE HOLDINGS INC.

By:	/s/ Richard Glickman
Name: Richard Glickman
Title: Director

[Signature Page to Business Combination Agreement]

Certain schedules and other similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit A

Company Arrangement Resolution

[***]

A-1

Exhibit B

Plan of Arrangement

[***]

B-1

Exhibit C-1

Form of Subscription Agreement

C-1-1

Final Form

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 16th day of May 2023, by and between Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), enGene Holdings Inc., a company incorporated under the laws of Canada (“Newco”) and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, Can Merger Sub, a company to be incorporated under the laws of Canada (“Can Merger Sub”), will be a wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (as defined below), and Cayman Merger Sub, a company to be incorporated as a Cayman Island exempted company (“Cayman Merger Sub”) will be a wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions;

WHEREAS, enGene Inc., a corporation incorporated and existing under the laws of Canada (“enGene”) entered into a Note Purchase Agreement dated as of October 20, 2022 by and among enGene, Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which enGene issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein;

WHEREAS, enGene and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio (as defined in the Business Combination Agreement), shall equal that number of Ordinary Shares (as defined below) (or, after the Assumption (as defined below), Newco Common Shares (as defined below)) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for Ordinary Shares (or, after the Assumption, Newco Common Shares) on the same terms as the PIPE Financing (as defined below) and (ii) each 2022 Noteholder received warrants to acquire common shares of enGene in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants”);

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement and the Business Combination Agreement, the Sponsor (as defined below) and Investissement Québec (“IQ”) are entering into agreements with enGene, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of enGene (the “Original 2023 Convertible Notes” and, together with the Amended 2022 Convertible Notes, the “Company Convertible Notes”) that will, among other things, convert into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio, shall equal that number of Ordinary Shares (or, after the Assumption, Newco Common Shares) that the holders of the Original 2023 Convertible Notes would have received if they subscribed for Ordinary Shares on the same terms as the PIPE Financing, and (ii) warrants to acquire common shares of enGene (the “Original 2023 Warrants”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants, corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder;

WHEREAS, FEAC, Newco and enGene have, concurrently with the execution and delivery of this Subscription Agreement, entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement, Newco, FEAC and a certain FEAC Shareholder (as defined in the Business Combination Agreement) are entering into a non-redemption agreement, substantially in the form attached to the Business Combination Agreement (the “Non-Redemption Agreement”), pursuant to which, among others, FEAC will issue additional Ordinary Shares and FEAC Warrants (or, after the Assumption, Newco will issue additional Newco Common Shares and Newco Warrants) to such FEAC Shareholder (the “Non-Redemption Transaction”) in consideration of such FEAC Shareholder’s commitment not to redeem an amount of its Ordinary Shares set out in such Non-Redemption Agreement in connection with the FEAC Shareholder Approval (as defined in the Business Combination Agreement), on the terms and subject to the conditions set forth in the Non-Redemption Agreement;

2

WHEREAS, as of the date of this Subscription Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), owns 3,162,500 FEAC Class B ordinary shares (“FEAC Class B Shares” and, together with the Ordinary Shares, the “FEAC Shares”) and 5,195,000 FEAC private placement warrants (each whole warrant entitling the holder thereof to purchase one Ordinary Share, the “FEAC Private Placement Warrants”);

WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes (each as defined in the Business Combination Agreement) equals or exceeds $1,500,000 on the day which is two (2) Business Days (as defined below) prior to the Closing Date (as defined below), FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants at a price of $1.50 per FEAC Private Placement Warrant, which upon such election will be issued by FEAC to the Sponsor (or its Affiliate (as defined in the Business Combination Agreement) or designee, as applicable) immediately prior to the Surrender (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants (the “Sponsor Loan Conversion”);

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement, the Sponsor, FEAC and the other parties thereto are entering into the sponsor and insiders letter agreement (the “Sponsor and Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion (as defined below) and on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in Business Combination Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days (as defined below) prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one Ordinary Share (as defined below);

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of Ordinary Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares (as defined in the Business Combination Agreement)) Newco common shares (“Newco Common Shares”) in exchange for such holders’ Ordinary Shares and such Ordinary Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for an Ordinary Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

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WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Private Placement Warrants and FEAC’s warrants to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement (as defined in the Business Combination Agreement) (the “FEAC Public Warrants” and, together with the Private Placement Warrants, the “FEAC Warrants” and, the FEAC Warrants as so assumed, the “Newco Warrants”) pursuant to the Warrant Assignment, Assumption and Amendment Agreement (as defined below), (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Common Shares held by its formation shareholder for an amount equal to the amount of capital that such formation shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing (as defined below), FEAC will loan to Newco an amount equal to the total funds held in its Trust Account (as defined below) on the Closing Date (after deducting the amounts owed to FEAC Shareholders who have properly exercised their redemption rights, a reasonable estimate of the amounts to be paid for any Dissenting FEAC Shares and the deferred discount owed to the underwriters of FEAC’s initial public offering), less the principal amount of Note 3 (together, the “Loan Amount”), in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$ 10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Can Merger Sub Share Sale but prior to the Amalgamation (as defined below), the PIPE Financing shall be consummated on the terms and subject to the conditions set forth in this Subscription Agreement and the Other Subscription Agreements (as defined below), as may be amended from time to time, and the Non-Redemption Transaction shall be consummated in accordance with the Non-Redemption Agreement;

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WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing, into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio shall equal that number of Ordinary Shares (or, after the Assumption, Newco Common Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for Ordinary Shares (or, after the Assumption, Newco Common Shares) on the same terms as the PIPE Financing;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached to the Business Combination Agreement (the “Amalgamation”) and pursuant to the Amalgamation, (i) each enGene common share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Common Shares per the Company Exchange Ratio, each Company Equity Award (as defined in the Business Combination Agreement) outstanding immediately prior to the Amalgamation shall be exchanged for Rollover Equity Awards (as defined in the Business Combination Agreement) per the Company Exchange Ratio and each enGene warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio, (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity, and (iii) in consideration for the issuance of Newco Common Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (the time at which the Amalgamation is completed, the “Amalgamation Closing”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirements of the continued jurisdiction, among other things;

WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Common Shares and Newco Warrants will be listed on Nasdaq or such other Exchange as agreed to by FEAC and enGene;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts (the “Notes Set-Off”);

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WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to enGene in consideration for the issuance by enGene from treasury of additional common shares of enGene, following which FEAC will repay the outstanding principal amount of Note 3, and subsequently be placed in liquidation in accordance with applicable Cayman law (the “Liquidation” and together with the Sponsor Loans Conversion, the Surrender, the Class B Conversion, the Cayman Merger, the Cayman Reorganization, the FEAC Reorganization, the Assumption, the Can Merger Sub Share Sale, the Amalgamation, the PIPE Financing, the Non-Redemption Transaction and the other transactions described above and contemplated by the Sponsor and Insiders Letter Agreement, Business Combination Agreement, the Plan of Arrangement, this Subscription Agreement, the Other Subscription Agreements, the Non-Redemption Agreement and the other Ancillary Documents (as defined in the Business Combination Agreement), the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from FEAC (or following the Assumption, Newco) that number of FEAC’s Class A ordinary shares, $0.0001 par value each (the “Ordinary Shares”) (or following the Assumption, Newco Common Shares) set forth on the signature page hereto (giving effect to the Assumption, the “Subscribed Shares”) for a purchase price of $10.25 per share (the “Per Share Price”), and for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and FEAC (or following the Assumption, Newco) desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to FEAC, all on the terms and subject to the conditions set forth herein;

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) have, severally and not jointly, entered into separate subscription agreements with FEAC and Newco substantially in the form hereof (each, an “Other Subscriber”), pursuant to which such Other Subscribers have agreed to purchase Ordinary Shares from FEAC (or after the Assumption, Newco Common Shares) on the Closing Date (as defined below) at the Per Share Price (the “Other Subscription Agreements”; the equity financing under this Subscription Agreement and the Other Subscription Agreements, each as may be amended from time to time, the “PIPE Financing”), and the aggregate amount of securities to be sold by FEAC (or after the Assumption, Newco) pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 5,550,408 Ordinary Shares (or, following the Assumption, Newco Common Shares); and

WHEREAS, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, all rights, covenants and obligations of FEAC, including the rights, covenants and obligations under this Subscription Agreement and the Other Subscription Agreements, will be assumed by Newco (the “Assumption”).

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NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, the payment of the Purchase Price by the Subscriber, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Unless otherwise indicated or the context otherwise requires, by virtue of, and with effect from, the FEAC Reorganization and the Assumption becoming effective, all references herein (i) to FEAC, shall refer to Newco, and (ii) to the Subscribed Shares shall refer to Newco Common Shares of the corresponding number rather than Ordinary Shares.

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees, to subscribe for and purchase, and FEAC (or following the Assumption, Newco) hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Notwithstanding anything herein to the contrary, the consummation of the Subscription contemplated hereby (the “Closing”) is contingent upon the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing (the date of the Closing, the “Closing Date”). For the avoidance of doubt, each of the parties hereto acknowledges and agrees that the Subscribed Shares that will be issued pursuant hereto at the Closing shall be Newco common shares issued by Newco.

2. Representations, Warranties and Agreements.

2.1. Subscriber’s Representations, Warranties and Agreements. To induce the issuance of the Subscribed Shares, Subscriber hereby represents and warrants to each of FEAC and Newco and acknowledges and agrees with each of FEAC and Newco, as of the date hereof and as of the Closing Date, as follows:

2.1.1. Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2. This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of FEAC and Newco, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries, (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber that would reasonably be

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expected to have a material adverse effect on the legal authority and ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”) or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4. Subscriber (i) (a) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act), (b) is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and under the Securities Act), (b) is an Institutional Account as defined in FINRA Rule 4512(c) and (c) is a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Subscription, in each case, satisfying the applicable requirements set forth on Schedule I, (ii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares, (iii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Subscribed Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber understands that the offering of the Subscribed Shares meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b). Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the investor presentation provided by FEAC (as amended and supplemented through the date hereof) and in the SEC Documents (as defined below). Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

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2.1.5. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act or the securities laws of any other jurisdiction. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Subscribed Shares (i) will be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and accordingly are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom and (ii) shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144 and as set forth in Section 10 of this Subscription Agreement). Subscriber acknowledges that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the filing by Newco of the “Form 10 information” after the Closing Date and that the provisions of Rule 144(i) will generally apply to the Subscribed Shares. Subscriber understands and agrees that the Subscribed Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Subscribed Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares, and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.6. Subscriber understands and agrees that, pursuant to the Assumption, Subscriber will purchase the Subscribed Shares directly from Newco. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by FEAC, Newco, enGene, the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, expressly or by implication, other than, in the case of FEAC and Newco only, those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement. Subscriber understands that certain financial information (whether historical or in the form of financial forecasts

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or projections) of FEAC, Newco and enGene have been prepared and reviewed solely by FEAC, Newco, enGene and their respective officers, directors and employees, as applicable, and have not been reviewed by the Placement Agents or any outside party or, except for the financial statements as expressly set forth in the Registration Statement (as defined below), certified or audited by an independent third-party auditor or audit firm.

2.1.7. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not, and during the period beginning as of the date hereof until the Closing Date or the earlier termination of this Subscription Agreement such Subscriber will not have, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or short sale positions with respect to the securities of FEAC.

2.1.8. If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an employee benefit plan (such as a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) or a non-U.S. plan (as described in Section 4(b)(4) of ERISA)) that is subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in (i), (ii) and (iii) above (each of the foregoing described in (i), (ii) (iii) and (iv) above, a “Plan”), Subscriber represents and warrants that its acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Laws.

2.1.9. If Subscriber is or is acting on behalf of a Plan, Subscriber represents and warrants that none of FEAC, Newco, enGene or any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

2.1.10. Subscriber acknowledges that no disclosure or offering document has been prepared or reviewed by SVB Securities LLC and UBS Securities LLC (collectively, in their capacity as placement agents, the “Placement Agents”) or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing in connection with the offer and sale of the Subscribed Shares. In making its decision to purchase the Subscribed Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants of FEAC and Newco contained in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by

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anyone (including the Placement Agents), other than FEAC, Newco, enGene and their respective representatives concerning FEAC, Newco, enGene or the Subscribed Shares or the offer and sale of the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to FEAC, Newco, enGene, and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, received, reviewed and understood the offering materials made available to them in connection with the Subscription and the Transactions, have had the full opportunity to ask such questions, including on the financial information, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber represents and warrants it is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Subscription, the Transactions, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of FEAC, Newco and enGene including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agents in connection with Subscriber’s due diligence review of the offering of the Subscribed Shares and of FEAC, Newco and enGene.

2.1.11. Subscriber acknowledges and agrees that (a) it has been informed that each of the Placement Agents is acting solely as placement agent in connection with the Subscription and is not acting as an underwriter or in any other capacity in connection with the Subscription and is not and shall not be construed as a fiduciary for Subscriber, FEAC, Newco, enGene or any other person or entity in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Subscription and the Transactions, in each case, to Subscriber and such advice or recommendation is not necessary or desired (c) the Placement Agents will have no responsibility to Subscriber with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription and the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial and otherwise), management, operations, properties or prospects of, or any other matter concerning, FEAC, Newco, enGene, the Subscription or the Transactions, (d) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the Placement Agents or their respective affiliates, shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, FEAC, Newco, enGene or any other person or entity) to the maximum extent permitted by applicable law, whether in contract, tort or otherwise, to Subscriber, FEAC, Newco, enGene or any other person or entity or to any person claiming through each of them, in respect of the Subscription and the Transactions and (e) the Placement Agents and their respective

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affiliates and any control persons, officers, directors, employees, partners, agents or representatives of the Placement Agents and their respective affiliates have made no independent investigation with respect to FEAC, Newco, enGene, the Subscribed Shares, the Subscription or the Transactions or the accuracy, completeness or adequacy of any information supplied to the Placement Agents by FEAC, Newco or enGene. Subscriber further acknowledges that SVB Securities LLC and UBS Securities LLC are acting as capital markets and financial advisors to FEAC in connection with the Transactions. Subscriber waives and releases any claim that it or its affiliates may have against any Placement Agent and its affiliates and any control persons, officers, directors, employees, partners, agents or representatives of that Placement Agent and its affiliates with respect to any actual or perceived conflict of interest that may arise from such Placement Agent’s engagements as indicated in the immediately preceding sentence, in the context of such Placement Agent’s engagement by FEAC as FEAC’s placement agent in connection with the Subscription. FEAC and Newco are solely responsible for paying any fees or other commission owed to the Placement Agents in connection with the Subscription or the Transactions.

2.1.12. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber or one of its representatives, on the one hand, and FEAC, one of its representatives or the Placement Agents (collectively, the “Issuer Parties”) on behalf of FEAC, as the case may be, on the other hand, as a result of a pre-existing relationship between the Subscriber and one or more of the Issuer Parties. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to the Subscriber, by any general solicitation or general advertising, and none of FEAC, Newco, the Placement Agents or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Subscriber. The Subscriber acknowledges that FEAC represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, FEAC, Newco, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of FEAC and Newco contained in Section 2.2 and Section 2.3, respectively, of this Subscription Agreement, in making its investment or decision to invest in FEAC.

2.1.13. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents (as defined below) and the investor presentation provided by FEAC (as amended and supplemented as of the date hereof). Subscriber, alone, or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment. Subscriber further acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a

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result of the transactions contemplated by this Subscription Agreement or the Business Combination Agreement, and that neither FEAC, Newco or enGene, nor any of their respective agents or affiliates or the Placement Agents, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

2.1.14. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of an investment in the Subscribed Shares and the foregoing authorities have not confirmed the accuracy or determined the adequacy of any representation (and any representation to the contrary is a criminal offense).

2.1.15. Subscriber represents and warrants that none of Subscriber or any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function on its behalf is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or any similar list of sanctioned persons administered by the United Nations Security Council, the European Union, Canada, His Majesty’s Treasury (“HMT”), any individual European Union member state or the United Kingdom or any other relevant sanctions authority (collectively, “Sanctions Lists”) or a person or entity designated by any OFAC sanctions program, (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, (iii) organized, incorporated, established, located or resident in, a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine), or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 2.1.15 will not apply to any party hereto to which Council Regulation (EC) No. 2271/96, as amended (the “Blocking Regulation”) applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

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2.1.16. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of FEAC’s securities, Subscriber is not currently (and at all times through the Closing Date will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of FEAC or Newco, as applicable (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.17. On each date the Purchase Price would be required to be funded to FEAC (or, following the Assumption, Newco) pursuant to Section 3.1, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1 and will be able to consummate the subscription of the Subscribed Shares.

2.1.18. No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on FEAC, Newco or enGene.

2.1.19. Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of FEAC or Newco, as applicable. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit any entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby from entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this Section 2.1.19 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 2.1.19 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of FEAC or Newco, as applicable (A) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the

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execution of this Subscription Agreement or (B) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative hedging transactions.

2.1.20. Subscriber acknowledges that it is aware that in connection with, and immediately upon completion of, the Cayman Merger, each Ordinary Share of FEAC issued and outstanding immediately prior to the effective time of the Cayman Merger shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, one Newco Common Share. Subscriber acknowledges that the above will be effected as part of the Transactions without any further consent, vote, or approvals from Subscriber, and to the extent that Subscriber may have any such rights under Cayman Islands law, Canadian law or otherwise, Subscriber effectively forfeits such rights hereby.

2.1.21. The funds being used to purchase the Subscribed Shares which will be paid by the Subscriber to FEAC (or following the Assumption, Newco) in accordance with the terms hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and the Subscriber and the beneficial subscriber, if any, acknowledges that FEAC (or following the Assumption, Newco) may in the future be required by law to disclose the Subscriber’s or beneficial subscriber’s name and other information relating to this Subscription Agreement and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to the PCMLTFA. To the best of its knowledge, none of the subscription funds to be provided by the Subscriber or the beneficial subscriber have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada or any other jurisdiction or are being tendered on behalf of a person or entity who has not been identified to the Subscriber.

2.1.22. Subscriber acknowledges and agrees that the sale and delivery of the Subscribed Shares is subject to applicable requirements under the securities laws and regulations of the provinces and territories of Canada (“Canadian Securities Laws”) and is conditional upon such sale being exempt from the requirements of Canadian Securities Laws of the province or territory in which it resides or may be deemed to reside as to the filing and delivery of a prospectus and that the Subscribed Shares have not been qualified under a prospectus under Canadian Securities Laws. The Subscriber acknowledges and agrees that FEAC and Newco may rely on the prospectus exemption available in respect of the Subscription under Section 2.11 (Business combination and reorganization) of National Instrument 45-106 – Prospectus Exempt Distributions, or such other exemption or exemption ruling as it determines, upon the advice of counsel, to be advisable, in respect of the issuance and sale of the Subscribed Shares. The Subscriber acknowledges that FEAC and Newco, as of the date hereof, are not “reporting issuers” in any jurisdiction in Canada, that the Subscribed Shares are subject to statutory resale restrictions under applicable Canadian Securities Laws of the province or territory in which Subscriber resides or may be deemed to reside, which resale restrictions may apply outside of Canada, and Subscriber covenants that it will not resell the Subscribed Shares except in compliance with such laws.

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2.1.23. Subscriber is eligible to purchase the Subscribed Shares pursuant to an exemption from the registration and prospectus requirements of Canadian Securities Laws

2.1.24. The Subscriber acknowledges and agrees that:

(a) the Subscriber is not entitled, and will not take any action to acquire any entitlement, to vote, consent or otherwise approve in respect of the Transactions, whether arising under this Subscription Agreement, in respect of the right to acquire the Subscribed Shares, or otherwise, and notwithstanding the foregoing, to the extent that it is so entitled to vote, consent or otherwise approve, shall exercise such entitlement to vote, consent or otherwise right of approval in favour of the approval, consent, ratification and adoption of any resolution in respect of the Transactions (and any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement), including without limitation at any meeting of securityholders of FEAC, Newco or any other person or entity (including in connection with any separate vote of any sub-group of securityholders of FEAC, Newco or any other person or entity that may be required to be held and of which sub-group the Subscriber forms part) called to vote upon the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including written consent in lieu of a meeting) with respect to the Transactions is sought;

(b) the Subscriber shall not take any other action of any kind which would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or any other transactions contemplated by the Business Combination Agreement; and

(c) the Subscriber waives to the fullest extent permitted by law any and all rights of appraisal, rights of dissent or similar rights that the Subscriber may have or acquire with respect to any resolution in respect of the Transactions or any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement, and will not exercise any such right with respect to any such resolution which is waived hereby.

2.1.25. The Subscriber acknowledges that the Placement Agents: (i) have not provided the Subscriber with any information or advice with respect to the Subscribed Shares, (ii) have not made or make any representation, express or implied as to FEAC, Newco, Newco’s credit quality, the Subscribed Shares or the Subscriber’s purchase of the Subscribed Shares, (iii) have not acted as the Subscriber’s financial advisor or fiduciary in connection with the issue and purchase of Subscribed Shares, (iv) may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to the Newco, which, subject to the requirements of applicable law, the Subscriber agrees need not be provided to it, and (v) may have existing or future business relationships with FEAC and Newco (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to

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protect its or their interests arising therefrom without regard to the consequences for a holder of Subscribed Shares, and that certain of these actions may have material and adverse consequences for a holder of Subscribed Shares. The Subscriber acknowledges that FEAC, Newco and/or the Placement Agents and/or their respective affiliates may now or in the future own securities of FEAC and may purchase securities in connection with the Transactions.

2.1.26. The Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Subscribed Shares or as to the other matters referred to herein and the Subscriber has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Subscribed Shares, FEAC or Newco. The Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

2.1.27. The Subscriber acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to FEAC, Newco or its subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by FEAC. Each Placement Agent has not made and does not make any representations as to FEAC, Newco or the quality or value of the Subscribed Shares.

2.2. FEAC’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Shares, FEAC hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:

2.2.1. FEAC has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2. This Subscription Agreement, the Other Subscription Agreements, the Business Combination Agreement and the Ancillary Documents (collectively, the “Transaction Documents”) to which FEAC is a party have been duly authorized, validly executed and delivered by FEAC and, assuming that the Transaction Documents to which FEAC is a party constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of FEAC, and are enforceable against FEAC in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

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2.2.3. Assuming the accuracy of the Subscriber’s representations and warranties in Section 2.1 hereof and Newco’s representations and warranties in Section 2.3 hereof, the execution, delivery and performance of the Transaction Documents to which FEAC is a party (including compliance by FEAC with all of the provisions hereof), the issuance and sale of the Subscribed Shares and the consummation of the other transactions contemplated under the Transaction Documents, including the Transactions, do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of FEAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which FEAC or any of its subsidiaries is a party or by which FEAC or any of its subsidiaries is bound or to which any of the property or assets of FEAC or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of FEAC, Newco or enGene and their respective subsidiaries, taken as a whole, or materially and adversely affects the ability of FEAC to timely perform its obligations under the Transaction Documents to which it is a party, in each case subject to the exceptions in the definition of Company Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “FEAC Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of FEAC or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over FEAC or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

2.2.4. Neither FEAC, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of FEAC nor solicited any offers to buy any security under circumstances that would adversely affect reliance by FEAC on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration or qualification of the issuance of the Subscribed Shares under the Securities Act or a prospectus under Canadian Securities Laws.

2.2.5. Except for the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission from FEAC solely in connection with the sale of the Subscribed Shares to the Subscriber.

2.2.6. Neither FEAC, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither FEAC, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or any Canadian Securities Laws.

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2.2.7. Concurrently with the execution and delivery of this Subscription Agreement, FEAC is entering into the Other Subscription Agreements containing substantially similar terms (including the Per Share Price term) as this Subscription Agreement, providing for the sale of an aggregate of 5,550,408 Ordinary Shares (or, following the Assumption, Newco Common Shares) for an aggregate purchase price of $56,891,682.00 (including the Subscribed Shares purchased and sold under this Subscription Agreement). No Other Subscription Agreement, side letter or similar agreement with an Other Subscriber contains terms (including the Per Share Price term) that are materially more advantageous to such Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement to include terms that are materially more advantageous to any Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)).

2.2.8. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, no registration or qualification under the Securities Act or a prospectus under applicable Canadian Securities Laws is required for the offer and sale of the Subscribed Shares by FEAC to Subscriber.

2.2.9. There are no pending or, to the knowledge of FEAC, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect. There is no unsatisfied judgment, any open injunction, or any decree, ruling or order of any governmental authority or arbitrator outstanding against or binding upon FEAC, which would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

2.2.10. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, FEAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by FEAC of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the United States Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state or federal securities laws, including filings pursuant to Regulation D under the Securities Act, (iii) filings required in accordance with Section 4, (iv) filings required by applicable Canadian Securities Laws, (v) filings required to consummate the Transactions as provided under the Business Combination Agreement, (vi) those required by The Nasdaq Stock Market LLC (the “Nasdaq”) or other national securities exchange registered under the Exchange Act (an “Exchange”), as applicable, and (vii) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a FEAC Material Adverse Effect.

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2.2.11. FEAC made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by FEAC with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. As of their respective dates, all SEC Documents required to be filed by FEAC with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that FEAC makes no such representation or warranty with respect to the registration statement on Form S-4 to be filed with respect to the Transactions or any other information relating to Newco, enGene or any of their affiliates included in any SEC Document or filed as an exhibit thereto. FEAC has filed each report, statement, schedule, prospectus, and registration statement that FEAC was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents. The financial statements of FEAC included in the SEC Documents complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of FEAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP); except, in each case, as set forth in any subsequent SEC Document filed or furnished with the Commission on or prior to the date hereof.

2.2.12. FEAC is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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2.2.13. FEAC is not (i) a person or entity named on any Sanctions List, (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, (iii) organized, incorporated, established or located in a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine) or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 2.2.13 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If FEAC is a financial institution subject to the BSA/PATRIOT Act, FEAC represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. FEAC also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions List and the OFAC sanctions programs. FEAC further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by FEAC were legally derived.

2.2.14. FEAC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of FEAC, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, FEAC is a party or by which FEAC’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over FEAC or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a FEAC Material Adverse Effect.

2.2.15. FEAC is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a FEAC Material Adverse Effect. FEAC has not received any written communication from a governmental entity that alleges that FEAC is not in compliance with or is in default or violation of any applicable law, except where such non- compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

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2.2.16. As of the date hereof, the issued and outstanding Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “FRBN”. There is no suit, action, proceeding or investigation pending or, to the knowledge of FEAC, threatened against FEAC by Nasdaq or the Commission with respect to any intention by such entity to deregister the Ordinary Shares or prohibit or terminate the listing of the Ordinary Shares on Nasdaq. FEAC has taken no action that is designed to terminate the registration of the Ordinary Shares under the Exchange Act or the listing of the Ordinary Shares on Nasdaq.

2.2.17. All issued and outstanding FEAC Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive or similar rights and all outstanding FEAC Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive or similar rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which FEAC is a party or by which it is bound relating to the voting of any securities of FEAC, other than as contemplated by or described in, as applicable, the Transactions, the Transaction Documents or the SEC Documents. Except as contemplated by or described in, as applicable, the Transactions, the Transaction Documents or the SEC Documents, there are no securities or instruments issued by or to which FEAC is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of (i) the Subscribed Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) the consummation of the Transactions.

2.3. Newco’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Shares, Newco hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:

2.3.1. Newco has been duly incorporated and is validly existing and in good standing under the laws of Canada (provided that, following the Continuance, Newco shall be validly continued and validly existing and in good standing under the laws of the Province of British Columbia), and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under the Transaction Documents to which it is party. At the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment for the Subscribed Shares, will be free and clear of any liens or other restrictions (other than arising under applicable securities laws) in accordance with the terms of this Subscription Agreement and registered with Newco’s transfer agent, and the Subscribed Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights under Newco’s constitutive agreements, under any agreement or instrument to which Newco is a party or by which Newco is bound, or under applicable law.

2.3.2. The Transaction Documents to which Newco is a party have been duly authorized, validly executed and delivered by Newco and, assuming that the Transaction Documents to which Newco is a party constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of Newco, and are enforceable against Newco in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

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2.3.3. Assuming the accuracy of the Subscriber’s representations and warranties in Section 2.1 hereof and FEAC’s representations and warranties in Section 2.2 hereof, the execution, delivery and performance of the Transaction Documents to which Newco is a party (including compliance by Newco with all of the provisions hereof), the issuance and sale of the Subscribed Shares and the consummation of the other transactions contemplated herein, including the Transactions, do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Newco, FEAC or enGene and their respective subsidiaries, taken as a whole, or materially and adversely affects the ability of Newco to timely perform its obligations under the Transaction Documents to which it is a party, in each case subject to the exceptions in the definition of Company Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “Newco Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Newco or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

2.3.4. Neither Newco, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of Newco nor solicited any offers to buy any security under circumstances that would adversely affect reliance by Newco on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration or qualification of the issuance of the Subscribed Shares under the Securities Act or a prospectus under Canadian Securities Laws.

2.3.5. Except for the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission from Newco solely in connection with the sale of the Subscribed Shares to the Subscriber.

2.3.6. Neither Newco, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither Newco, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or any Canadian Securities Laws.

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2.3.7. Concurrently with the execution and delivery of this Subscription Agreement, Newco is entering into the Other Subscription Agreements containing substantially similar terms (including the Per Share Price term) as this Subscription Agreement, providing for the sale of an aggregate of 5,550,408 Ordinary Shares (or, following the Assumption, Newco Common Shares) for an aggregate purchase price of $56,891,682.00 (including the Subscribed Shares purchased and sold under this Subscription Agreement). No Other Subscription Agreement, side letter or similar agreement with a similarly situated Other Subscriber contains terms (including the Per Share Price term) that are materially more advantageous to such similarly situated Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement to include terms that are materially more advantageous to any similarly situated Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)).

2.3.8. As of the date of this Subscription Agreement and as of the date immediately prior to the Cayman Merger, Newco has two classes of authorized common shares, class A common shares and class B common shares, of which 10 (ten) class B common shares have been issued and are outstanding. All issued and outstanding common shares of Newco have been duly authorized and validly issued, are fully paid, non-assessable and are not subject to preemptive or similar rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which Newco is a party or by which it is bound relating to the voting of any securities of Newco, other than as contemplated by the Transaction Documents to which Newco is a party. Except as described in the Transaction Documents, there are no securities or instruments issued by or to which Newco is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of (i) the Subscribed Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) the consummation of the Transactions.

2.3.9. There are no pending or, to the knowledge of Newco, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. There is no unsatisfied judgment, any open injunction, or any decree, ruling or order of any governmental authority or arbitrator outstanding against or binding upon Newco, which would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

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2.3.10. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Newco of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the Commission, (ii) filings required by applicable state or federal securities laws, including filings pursuant to Regulation D under the Securities Act, (iii) filings required in accordance with Section 4, (iv) filings required by applicable Canadian Securities Laws, (v) filings required to consummate the Transactions as provided under the Business Combination Agreement, (vi) those required by Nasdaq or other Exchange, as applicable, and (vii) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect.

2.3.11. Newco is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.3.12. Newco is not (i) a person or entity named on any Sanctions List, (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, (iii) organized, incorporated, established or located in a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine) or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 2.3.12 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If Newco is a financial institution subject to the BSA/PATRIOT Act, Newco represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Newco also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions List and the OFAC sanctions programs. Newco further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Newco were legally derived.

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2.3.13. Newco is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of Newco, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, Newco is a party or by which Newco’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over Newco or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Newco Material Adverse Effect.

2.3.14. Newco is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Newco Material Adverse Effect. Newco has not received any written communication from a governmental entity that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

3. Settlement Date and Delivery.

3.1. Closing. The Closing shall occur on the Closing Date, subject to the completion of the other parts of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing. Upon written notice from (or on behalf of) FEAC to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that FEAC reasonably expects all conditions to the Amalgamation Closing to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to FEAC no later than two (2) Business Days prior to the Expected Closing Date (i) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by FEAC in the Closing Notice, such funds to be held by FEAC in escrow, segregated from and not co-mingled with the other funds of FEAC (and in no event will such funds be held in the Trust Account) for the benefit of Subscriber until the Closing at which point the funds shall be released to Newco at the time of the PIPE Financing; and (ii) any other information that is reasonably requested in the Closing Notice in order for FEAC (or, following the Assumption, Newco) to issue the Subscribed Shares including, without limitation, the legal name of the person in whose name such Subscribed Shares are to be issued, and if applicable, a duly executed Internal Revenue Service Form W-9 or the applicable Internal Revenue Service Form W-8, as applicable. On the Closing Date, following and subject to the Assumption, Newco shall issue to Subscriber (or the funds and accounts designated by Subscriber if so designated by Subscriber, or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, the Subscribed Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or Canadian securities laws), which Subscribed Shares, unless otherwise determined by FEAC (or following the Assumption, Newco), shall be uncertificated, with record ownership reflected only in the register of shareholders of Newco and shall provide evidence of such issuance from Newco’s transfer agent

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showing Subscriber as the owner of the Subscribed Shares on and as of the Closing Date within two (2) Business Days of the Closing Date. If the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing) are not consummated within two (2) Business Days after the Expected Closing Date, FEAC shall promptly (but no later than one (1) Business Day thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber, and any Subscribed Shares that had been issued shall be cancelled. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 hereof, Subscriber shall remain obligated (A) to redeliver funds on the new Closing Date to FEAC following FEAC’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. For purposes of this Subscription Agreement, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business.

3.2. Conditions to Closing of FEAC and Newco.

FEAC’s (or following the Assumption, Newco’s) obligations to sell and issue the Subscribed Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by FEAC (or following the Assumption, Newco), on or prior to the Closing Date, of each of the following conditions:

3.2.1. Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the Amalgamation Closing.

3.2.2. Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.

3.2.3. Closing of the Transactions. All conditions precedent to the Amalgamation Closing set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement, and the Cayman Merger has been consummated.

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3.2.4. Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

3.2.5. Regulatory Approvals. FEAC shall have obtained all required regulatory approvals (including those that may be required under the securities laws of the United States or Canadian Securities Laws) to permit the completion of the transactions contemplated hereby.

3.2.6. No Registration or Prospectus Requirements. The offer, issue, sale and delivery of the Subscribed Shares shall be exempt from any applicable requirements to file a registration statement or prospectus or deliver an offering memorandum (as defined in applicable securities laws, including securities laws of the United States or Canadian Securities Laws) or any similar document under applicable securities laws, including securities laws of the United States or Canadian Securities Laws, or FEAC or Newco shall have received such orders, consents or approvals as may be required to permit such sale without the requirement of filing a registration statement or prospectus or delivering an offering memorandum or any similar document.

3.3. Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Subscribed Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1. Representations and Warranties Correct. The representations and warranties made by FEAC in Section 2.2 and Newco in Section 2.3 hereof shall be true and correct in all material respects when made (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or FEAC Material Adverse Effect or Newco Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or FEAC Material Adverse Effect or Newco Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the Amalgamation Closing.

3.3.2. Compliance with Covenants. Each of FEAC and Newco shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by FEAC and Newco at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of FEAC and Newco to consummate the Closing.

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3.3.3. Closing of the Transactions. All conditions precedent to the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing) set forth in the Business Combination Agreement or other relevant transaction agreements shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement. Except to the extent consented to in writing by Subscriber (which consent is not to be unreasonably withheld, conditioned or delayed), the Business Combination Agreement (as filed with the Commission on or shortly after the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement in a manner disproportionate to other shareholders of FEAC or Newco. Newco shall have assumed all of the obligations of FEAC hereunder in accordance with Section 6.6 hereof (including, for the avoidance of doubt, standing in the place of the “FEAC” for purposes of Section 4 hereunder). There shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any such Other Subscriber thereunder (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons) unless Subscriber has been offered substantially the same benefits.

3.3.4. Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

3.3.5. Listing. No suspension of the qualification of the Ordinary Shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Ordinary Shares on Nasdaq or other Exchange, as applicable, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Subscribed Shares shall be approved for listing on Nasdaq or other Exchange, as applicable, subject to official notice of issuance.

3.4. From the date hereof until the Closing Date, FEAC shall provide prompt written notice to Subscriber of any (i) amendment, modification or waiver of any provision of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber, FEAC or Newco would reasonably expect to receive under this Subscription Agreement or (ii) any declaration by FEAC of a FEAC Material Adverse Effect or Newco of a Company Material Adverse Effect (as defined in the Business Combination Agreement) under the Business Combination Agreement.

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4. Registration Statement.

4.1. FEAC (or subject to and in accordance with the Assumption, Newco) agrees that, as soon as practicable, but in no event later than fifteen (15) Business Days after the Closing Date (the date on which the Registration Statement is filed, the “Filing Date”), it shall use its commercially reasonable efforts to file with the Commission (at FEAC’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares and/or any other equity security (of FEAC, any successor entity or otherwise) issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (the “Registrable Securities”), and FEAC shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Staff of the Commission notifies FEAC that it will “review” the Registration Statement) following the Closing Date (the date on which the Registration Statement is declared effective, the “Effectiveness Date”); provided, however, that FEAC’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to FEAC that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of FEAC held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as FEAC may reasonably request that are customary of a selling stockholder in similar situations, including providing that FEAC shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as permitted hereunder; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities, and unless otherwise agreed to in writing by Subscriber prior to the filing of the Registration Statement, Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to FEAC. For purposes of clarification, any failure by FEAC to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve FEAC of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, “Subscriber” shall include any person to which the rights under this Section 4 shall have been duly assigned. FEAC will use its commercially reasonable efforts to provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall FEAC be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Subscriber’s review. Notwithstanding the foregoing, if the Commission prevents FEAC from including any or all of the Registrable Securities proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission and (ii) the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling

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shareholders; and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, FEAC shall amend the Registration Statement or file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable.

4.2. In the case of the registration effected by FEAC pursuant to this Subscription Agreement, FEAC shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense FEAC shall:

4.2.1. except for such times as FEAC is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which FEAC determines to obtain, continuously effective, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the third anniversary of the effectiveness of the Registration Statement, (ii) when Subscriber has sold all of its Registrable Securities pursuant to the Registration Statement or Rule 144 and (iii) the date all Registrable Securities held by the Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for FEAC to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); provided, that for as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, FEAC will (a) use commercially reasonable efforts to file all reports, and (b) provide all customary and reasonable cooperation, necessary to update or amend the Registration Statement as necessary to include the Registrable Securities;

4.2.2. use commercially reasonable efforts to advise Subscriber within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(c) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(d) of the receipt by FEAC of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

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(e) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading;

Notwithstanding anything to the contrary set forth herein, FEAC shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding FEAC or subject Subscriber to any duty of confidentiality;

4.2.3. use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4. upon the occurrence of any event contemplated in Section 4.2.2(e), except for such times as FEAC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, FEAC shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.5. use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which FEAC’s Ordinary Shares are then listed;

4.2.6. use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities and to enable the sale of the Registrable Securities under Rule 144; and

4.2.7. use its commercially reasonable efforts to cause FEAC’s transfer agent to remove any restrictive legend, at Subscriber’s request, as provided in Section 10.3 hereof.

4.3. Notwithstanding anything to the contrary in this Subscription Agreement, FEAC shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of FEAC’s Annual Report on Form 10-K or 20-F, as applicable, or (ii) if the filing, effectiveness or continued use of any Registration Statement would require FEAC to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of

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FEAC, after consultation with counsel to FEAC, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) FEAC has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that FEAC may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case, during any three hundred sixty (360) day period. Upon receipt of any written notice from FEAC (which notice shall not contain any material non-public information regarding FEAC and which notice shall not be subject to any duty of confidentiality) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which FEAC agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by FEAC that it may resume such offers and sales (which notice shall not contain any material non-public information regarding FEAC and which notice shall not be subject to any duty of confidentiality). If so directed by FEAC, Subscriber will deliver to FEAC or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Subscriber may deliver written notice (an “Opt-Out Notice”) to FEAC requesting that Subscriber not receive notices from FEAC otherwise required by this Section 4; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) FEAC shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify FEAC in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of the preceding sentence) and the related suspension period remains in effect, FEAC will so notify Subscriber, within one (1) business day of Subscriber’s notification to FEAC, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

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4.4. The parties agree that:

4.4.1. FEAC shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent Subscriber is named as a selling shareholder under any Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees of each Subscriber, each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, partners, members, managers, shareholders, agents, affiliates and employees of each such controlling person from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees of one law firm and one local counsel in each applicable jurisdiction and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by FEAC of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except insofar as the same are caused by or contained in any information furnished in writing to FEAC by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of FEAC (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall FEAC be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber expressly for use in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by FEAC in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized by FEAC or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.3 hereof. FEAC shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which FEAC is aware.

4.4.2. Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, FEAC and each Placement Agent and each of FEAC’s and each Placement Agent’s respective directors, officers, employees and agents and each person who controls FEAC and such Placement Agent, as applicable (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses, as incurred, that arise out of or result from any untrue or alleged untrue statement

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of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation. Subscriber shall notify FEAC promptly of the institution, threat, or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Subscriber is aware.

4.4.3. Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.4.4. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

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4.4.5. If the indemnification provided under this Section 4.4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.4 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 4.4 shall be individual, not joint and several, and in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) the Termination Date (as defined in the Business Combination Agreement), (iv) if the conditions to Closing set forth in Section 3.3 hereof are not satisfied or (to the extent permitted by applicable law) waived in writing, or are not capable of being satisfied or (to the extent permitted by applicable law) waived in writing, on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated on the Closing Date and (v) FEAC’s notification to the Subscriber in writing that it has, with the prior written consent of Newco and enGene, abandoned its plans to move forward with the Transactions and/or terminated the Subscriber’s obligations with respect to the subscription without the issuance of the Subscribed Shares having occurred. FEAC shall promptly notify Subscriber in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the termination hereof in accordance with this Section 5, any monies paid by Subscriber to FEAC in connection herewith shall promptly (and in any event within two (2) Business Days) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transactions shall have been consummated.

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6. Miscellaneous.

6.1. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1. Subscriber acknowledges that FEAC, Newco and the Placement Agents will rely on the acknowledgments, understandings, undertakings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify FEAC, Newco and the Placement Agents if any of the acknowledgments, understandings, undertakings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. Each of FEAC and Newco acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, undertakings, agreements, representations and warranties made by FEAC and Newco contained in this Subscription Agreement. Prior to the Closing, each of FEAC and Newco agrees to promptly notify Subscriber and the Placement Agents if any of the acknowledgments, understandings, undertakings, agreements, representations and warranties made by FEAC and Newco set forth herein are no longer accurate in all material respects (other than those acknowledgments, understandings, agreements, undertakings, representations and warranties qualified by materiality, in which case FEAC or Newco shall notify Subscriber and the Placement Agents if they are no longer accurate in any respect).

6.1.2. Each of FEAC, Newco, Subscriber and each of the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3. FEAC may request from Subscriber such additional information as FEAC may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that FEAC agrees to keep confidential any such information provided by Subscriber.

6.1.4. Each of Subscriber, FEAC and Newco shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being agreed that all expenses related to any Registration Statement are for the account of FEAC to the extent provided in Section 4, and FEAC shall be responsible for the fees of its transfer agent and all of DTC’s fees associated with the issuance of the Subscribed Shares).

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6.1.5. Each of Subscriber, FEAC and Newco shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the Amalgamation Closing.

6.2. Subscriber hereby acknowledges and agrees that, except in respect of any stock lending program, it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber (including Subscriber’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Subscribed Shares or any securities of FEAC or any instrument exchangeable for or convertible into any Subscribed Shares or any securities of FEAC until the Amalgamation Closing (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby from entering into any Short Sales; (ii) in the case of a Subscriber that is a multimanaged investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 6.2 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 6.2 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of FEAC (A) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative hedging transactions. FEAC acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Subscribed Shares shall not be required to provide FEAC with any notice thereof; provided, however, that neither FEAC nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by FEAC in all respects.

6.3. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

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(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to FEAC, to:

Forbion European Acquisition Corp.
Gooimeer 2-35 1411 DC Naarden
The Netherlands

Attention:	Cyril Lesser
Email:	Cyril.Lesser@forbion.com

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell London LLP 5 Aldermanbury Square
London EC2V 7HR
United Kingdom

Attention:	Leo Borchardt
Email:	leo.borchardt@davispolk.com;

(iii) if to Newco, to:

enGene Holdings Inc. 7171 Rue Frederick Banting
Saint-Laurent, QC H4S 1Z9
Canada

Attn: Jason Hanson
Email: jhanson@engeneinc.com

with a required copy (which copy shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 101 Park Ave.
New York, NY 10178-0060
United States

Attention: Howard A. Kenny
Email: howard.kenny@morganlewis.com

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6.4. Entire Agreement. This Subscription Agreement and any amendments hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.5. Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

6.6. Newco Assumptions of Obligations. Subject to the terms and conditions hereof applicable to FEAC’s obligations hereunder, Newco acknowledges that, by virtue of and with effect from the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the Subscriber, the Assumption shall become effective so that Newco shall assume all of FEAC’s obligations under this Subscription Agreement, including, without limitation, the obligation to issue the Subscribed Shares and the obligations of FEAC set forth in Section 4 hereof and FEAC shall assign all of its rights under this Subscription Agreement to Newco. By virtue of, and with effect from, the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the Subscriber, (i) all surviving rights, covenants, and obligations of FEAC under this Subscription Agreement shall be rights, covenants, and obligations of Newco; and (ii) Newco shall be liable for any breach of any representation or warranty by FEAC set forth in this Subscription Agreement. The Subscriber hereby expressly agrees to and acknowledges the Assumption in accordance with the foregoing and the other terms hereof.

6.7. Assignment. Except pursuant to the Assumption, neither this Subscription Agreement nor any rights, interests or obligations that may accrue to Subscriber (including Subscriber’s rights to purchase the Subscribed Shares) may be transferred or assigned without the prior consent of FEAC (or, following the Assumption, Newco); provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of FEAC, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.

6.8. Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that the Placement Agents shall be third-party beneficiaries to the representations,

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warranties, understandings and undertakings made by FEAC, Newco and Subscriber in this Subscription Agreement and as provided in Section 4.4.2, Section 6.15 and Section 9 and enGene shall be a third-party beneficiary with respect to the entirety of this Subscription Agreement and as provided in Section 4.4.

6.9. Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.10. Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.11. Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

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6.12. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.13. Remedies.

6.13.1. The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.10, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.13 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.13.2. The parties acknowledge and agree that this Section 6.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.14. Survival of Representations and Warranties and Covenants. All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Subscription Agreement shall survive the Closing.

6.15. No Liability. Subscriber agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in good faith in connection with the Transactions and the purchase and sale of the Subscribed Shares hereunder.

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On behalf of Subscriber and its affiliates, Subscriber releases the Placement Agents in respect of any Losses related to the Transactions and the purchase and sale of the Subscribed Shares hereunder. Subscriber agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Transactions and the purchase and sale of the Subscribed Shares hereunder. This undertaking is given freely and after obtaining independent legal advice, except for such party’s own gross negligence, willful misconduct or bad faith.

6.16. Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.17. Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.18. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.19. Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

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7. Cleansing Statement; Disclosure.

7.1. Newco shall use commercially reasonable efforts to publicly file a registration statement on Form S-4 with respect to the Transactions with the Commission as soon as reasonably practicable following the date of this Subscription Agreement (the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material nonpublic information that FEAC or its officers, directors, employees or agents has provided to Subscriber prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of FEAC, Subscriber shall not be in possession of any material, non-public information received from FEAC, Newco, enGene or any of their officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with FEAC, Newco, enGene, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement.

7.2. Notwithstanding anything in this Subscription Agreement to the contrary, FEAC and Newco shall not (and shall cause their officers, directors, employees and agents not to) publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber without the prior written consent (including by e-mail) of Subscriber (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under regulations of Nasdaq or other Exchange, as applicable, in which case FEAC and Newco shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

8. Trust Account Waiver. In addition to the waiver of Newco pursuant to Section 8.17 of the Business Combination Agreement, and notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that FEAC has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber acknowledges that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall (x) serve to limit or prohibit Subscriber’s right to pursue a claim against FEAC for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that Subscriber may have in the future against FEAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of FEAC, including, but not limited to, any redemption right with respect to any such securities of FEAC. In the event Subscriber has any Claim against FEAC under this Subscription Agreement, Subscriber shall pursue such Claim solely against FEAC and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by FEAC to induce FEAC to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to

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be valid, binding and enforceable under applicable law. Notwithstanding the foregoing, in no event shall the terms of this Section 8 apply to any money or other assets held outside the Trust Account. In the event Subscriber, in connection with this Subscription Agreement, commences any action which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of FEAC’s or Newco’s shareholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to FEAC and Newco all of their legal fees and costs in connection with any such action in the event that FEAC and Newco prevail in such action.

9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, (including, without limitation, enGene, any Placement Agent, any of their respective affiliates or any of their respective control persons, officers, directors or employees), other than the representations and warranties of FEAC and Newco expressly set forth in this Subscription Agreement, in making its investment or decision to invest in FEAC. Subscriber acknowledges and agrees that none of (i) an Other Subscriber pursuant to any Other Subscription Agreement or any other agreement related to the PIPE Financing (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber) or (ii) enGene, the Placement Agents, their respective affiliates or any of their respective control persons, officers, directors, partners, agents or employees, shall be liable to Subscriber pursuant to this Subscription Agreement or any other agreement related to the PIPE Financing for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the PIPE Financing or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by FEAC, the Newco, the Placement Agents or any Non-Party Affiliate (as defined below) concerning FEAC, Newco, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of FEAC, Newco, the Placement Agents or any of FEAC’s, Newco’s or the Placement Agents’ controlled affiliates or any family member of the foregoing. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of FEAC or Newco or any of their respective affiliates or subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other

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Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

10. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of FEAC to the public without registration are available to holders of FEAC’s shares of common stock and for so long as Subscriber holds the Subscribed Shares, FEAC agrees to:

10.1. make and keep public information available, as those terms are understood and defined in Rule 144; and

10.2. file with the Commission in a timely manner all reports and other documents required of FEAC under the Securities Act and the Exchange Act so long as FEAC remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

10.3. furnish to Subscriber so long as it owns Subscribed Shares, as promptly as practicable upon request, (x) a written statement by FEAC, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (y) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

FEAC (or following the Assumption, Newco) shall, if requested by Subscriber, use commercially reasonable efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Subscribed Shares, (ii) request its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Subscribed Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at Subscriber’s option, if (a) Subscriber has sold or transferred Subscribed Shares pursuant to the effective Registration Statement or in compliance with Rule 144, or (b) Subscriber intends to sell or transfer Subscribed Shares pursuant to the effective Registration Statement or in compliance with Rule 144 promptly after such request to FEAC. FEAC’s obligation to remove legends under this paragraph may be conditioned upon Subscriber providing such undertakings, representations and documentation (including broker representation

46

letters) as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Ordinary Shares to FEAC (or its successor) upon reasonable request to assist FEAC in making the determination described above. Notwithstanding the foregoing, FEAC will not be required to deliver any such opinion, authorization, certificate, or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

[Signature Page Follows]

47

IN WITNESS WHEREOF, each of FEAC, Newco and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

Accepted and agreed this 16th day of May 2023.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: May 16, 2023

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and	(Please print. Please indicate name and
Capacity of person signing above)	Capacity of person signing above)

Name in which securities are to be registered
(if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐	Joint Tenants with Rights of Survivorship

☐	Tenants-in-Common

☐	Community Property

Subscriber’s EIN:	Joint Subscriber’s
EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.: _________________________	Telephone No.: _____________________

Facsimile No.: __________________________	Facsimile No.: ______________________

Aggregate Number of Subscribed Shares subscribed for:

Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by FEAC in the Closing Notice.

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of FEAC or Newco or acting on behalf of an affiliate of FEAC or Newco.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐

Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000; or

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

Exhibit C-2

Form of Side Letter Agreement

C-2-1

Final Form

FORM OF SUBSCRIPTION AGREEMENT SIDE LETTER

THIS SUBSCRIPTION AGREEMENT SIDE LETTER (this “Agreement”) is made and entered into as of May 16th, 2023 by and between Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), enGene Holdings Inc., a company incorporated under the laws of Canada (“Newco”) and [•] (the “Investor”). Each of the FEAC, Newco and the Investor will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Subscription Agreement (as defined below).

WHEREAS, Can Merger Sub, a company to be incorporated under the laws of Canada (“Can Merger Sub”), will be a wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (as defined in the Subscription Agreement), and Cayman Merger Sub, a company to be incorporated as a Cayman Island exempted company (“Cayman Merger Sub”) will be a wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions;

WHEREAS, enGene Inc., a corporation incorporated and existing under the laws of Canada (“enGene”) entered into a Note Purchase Agreement dated as of October 20, 2022 by and among enGene, Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which enGene issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein;

WHEREAS, enGene and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio (as defined in the Business Combination Agreement (as defined below)), shall equal that number of Class A ordinary shares of FEAC (“Ordinary Shares”) (or, after the Assumption (as defined below), Newco Common Shares (as defined below)) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for Ordinary Shares (or, after the Assumption, Newco Common Shares) on the same terms as the PIPE Financing and (ii) each 2022 Noteholder received warrants to acquire common shares of enGene in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Business Combination Agreement, the Sponsor (as defined below) and Investissement Québec (“IQ”) are entering into agreements with enGene, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of enGene (the “Original 2023 Convertible Notes” and, together with the Amended 2022 Convertible Notes, the “Company Convertible Notes”) that will, among other things, convert into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio, shall equal that number of Ordinary Shares (or, after the Assumption, Newco Common Shares) that the holders of the Original Convertible Notes would have received if they subscribed for Ordinary Shares on the same terms as the PIPE Financing and (ii) warrants to acquire common shares of enGene (the “Original 2023 Warrants”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants, corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder;

WHEREAS, FEAC, Newco and enGene have, concurrently with the execution and delivery of this Agreement, entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Business Combination Agreement, Newco, FEAC and a certain shareholder of FEAC (the “FEAC Shareholder”) are entering into a non-redemption agreement, substantially in the form attached to the Business Combination Agreement (the “Non-Redemption Agreement”), pursuant to which, among others, FEAC will issue additional Ordinary Shares and FEAC Warrants (or after the Assumption, Newco will issue additional Newco Shares and Newco Warrants) to such FEAC Shareholder in consideration of such FEAC Shareholder’s commitment not to redeem an amount of its Ordinary Shares set out in such Non-Redemption Agreement in connection with the FEAC Shareholder Approval, on the terms and subject to the conditions set forth in the Non-Redemption Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Investor, FEAC and Newco have entered into that certain Subscription Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Subscription Agreement”), pursuant to which, among other things, Investor has agreed, contingent upon the substantial concurrent occurrence of the Amalgamation Closing, to subscribe for and purchase, and FEAC (or after the Assumption, Newco) has agreed that it will issue and sell to the Investor, the number of Ordinary Shares (as defined below) (or, after the Assumption, Newco Common Shares) provided for in the Subscription Agreement in exchange for the purchase price set forth therein (the “Purchase Price”), in each case on the terms and subject to the conditions set forth in the Subscription Agreement;

WHEREAS, as of the date of this Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), owns 3,162,500 FEAC Class B ordinary shares (“FEAC Class B Shares” and, together with the Ordinary Shares, the “FEAC Shares”) and 5,195,000 FEAC private placement warrants (each whole warrant entitling the holder thereof to purchase one Ordinary Share, the “FEAC Private Placement Warrants”);

WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes (each as defined in the Business Combination Agreement) equals or exceeds $1,500,000 on the day which is two (2) Business Days (as defined in the Subscription Agreement) prior to the Closing Date (as defined in the Subscription Agreement), FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants at a price of $1.50 per FEAC Private Placement Warrant, which upon such election will be issued by FEAC to the Sponsor (or its Affiliate (as defined in the Business Combination Agreement) or designee, as applicable) immediately prior to the Surrender (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Sponsor, FEAC and the other parties thereto entered into the sponsor and insiders letter agreement (the “Sponsor and Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion (as defined below) and on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in Business Combination Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one Ordinary Share;

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of Ordinary Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares (as defined in the Business Combination Agreement)) Newco common shares (“Newco Common Shares”) in exchange for such holders’ Ordinary Shares and such Ordinary Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for an Ordinary Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Private Placement Warrants and FEAC’s warrants to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement (as defined in the Business Combination Agreement) (the “FEAC Public Warrants” and, together with the Private Placement Warrants, the “FEAC Warrants” and, the FEAC Warrants as so assumed, the “Newco Warrants”) pursuant to the Warrant Assignment, Assumption and Amendment Agreement (as defined below), (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Common Shares held by its formation shareholder for an amount equal to the amount of capital that such formation shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing (as defined below), FEAC will loan to Newco an amount equal to the total funds held in its Trust Account (as defined in the Subscription Agreement) on the Closing Date (after deducting the amounts owed to FEAC Shareholders who have properly exercised their redemption rights, a reasonable estimate of the amounts to be paid for any Dissenting FEAC Shares and the deferred discount owed to the underwriters of FEAC’s initial public offering), less the principal amount of Note 3 (together, the “Loan Amount”), in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$ 10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), following the Can Merger Sub Share Sale but prior to the Amalgamation, the Investor and the Other Subscribers (as defined in the Subscription Agreement), on the terms and conditions set forth in the Subscription Agreement, this Agreement, the Other Subscription Agreements (as defined in the Subscription Agreement) and the side letters that the Other Subscribers have, severally and not jointly, entered into with FEAC and Newco in substantially the form hereof (the “Other Side Letters”; the equity financing under the Subscription Agreement, this Agreement, the Other Subscription Agreements and the Other Side Letters, the “PIPE Financing”) shall purchase Ordinary Shares (or after the Assumption, Newco Common Shares), for an aggregate subscription price of $56,891,682.00;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing, into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio shall equal that number of Ordinary Shares (or after the Assumption, Newco Common Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for Ordinary Shares (or after the Assumption, Newco Common Shares) on the same terms as the Subscription Agreement as amended by this Agreement;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached to the Business Combination Agreement (the “Amalgamation”) and pursuant to the Amalgamation, (i) each enGene common share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Common Shares per the Company Exchange Ratio, each Company Equity Award (as defined in the Business Combination Agreement) outstanding immediately prior to the Amalgamation shall be exchanged for Rollover Equity Awards (as defined in the Business Combination Agreement) per the Company Exchange Ratio and each enGene warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio, (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity, and (iii) in consideration for the issuance of Newco Common Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable law (the time at which the Amalgamation is completed, the “Amalgamation Closing”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirement of the continued jurisdiction, among other things;

WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Common Shares and Newco Warrants will be listed on Nasdaq or such other Exchange as agreed to by FEAC and enGene;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of the respective principal amounts (the “Notes Set-Off”);

WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to enGene in consideration for the issuance by enGene from treasury of additional common shares of enGene, following which FEAC will repay the outstanding principal amount of Note 3 to Newco, and subsequently FEAC will be placed in liquidation in accordance with applicable Cayman law;

WHEREAS, to rationalize the capital structure of Newco and to satisfy the valuation objectives of FEAC and Newco, on the one hand, and of the Investor, on the other hand, FEAC (or after the Assumption, Newco) desires to issue and sell and Investor desires to subscribe for and purchase the Additional Securities (as defined below) and the Subscribed Shares (as defined in the Subscription Agreement), for total consideration equal to the Purchase Price;

WHEREAS, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, all rights, covenants and obligations of FEAC, including the rights, covenants and obligations under the Subscription Agreement and under this Agreement, will be assumed by Newco (the “Assumption”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1. Unless otherwise indicated or the context otherwise requires, by virtue of, and with effect from, the FEAC Reorganization and the Assumption becoming effective, all references herein (i) to FEAC, shall refer to Newco, and (ii) to the Subscribed Shares shall refer to Newco Common Shares of the corresponding number rather than ordinary shares of FEAC.

2. Issuance and Subscription. (a) In connection with the Subscription Agreement and in consideration of the Purchase Price to be paid by Investor set forth in the Subscription Agreement, FEAC (or after the Assumption, Newco) agrees to issue and sell and Investor agrees to subscribe for and purchase, on the Closing Date following the Can Merger Sub Share Sale and contingent upon the completion of each element of the Transactions (as defined in the Subscription Agreement) (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing, an additional [•] Ordinary Shares (or after the Assumption, Newco Common Shares, the “Additional Shares”) and [•] FEAC warrants (which shall be on terms substantially similar to the terms of the FEAC Public Warrants, the “FEAC PIPE Warrants”) or after the Assumption, warrants of Newco (which shall be on terms substantially similar to the FEAC PIPE Warrants, as adjusted for a Canadian public company, the “Newco Warrants” and, together with the Additional Shares, the “Additional Securities”), in each case on the terms and subject to the conditions set forth in the Subscription Agreement and this Agreement, resulting in an aggregate amount of [•] Ordinary Shares (or after the Assumption, Newco Common Shares) and [•] FEAC PIPE Warrants (or after the Assumption, Newco Warrants) to be issued and sold by FEAC (or after the Assumption, Newco) to Investor in consideration of the Purchase Price to be paid by Investor.

(b) References in the Subscription Agreement to “Subscribed Shares” shall be deemed to include the Additional Securities and the Subscription Agreement together with this Agreement comprises the legal and economic arrangement between the parties and shall govern the Investor’s investment in the Subscribed Shares and the Additional Securities. To the extent of any inconsistency between this Agreement and the Subscription Agreement, this Agreement shall prevail. After the Assumption, the Parties acknowledge and agree that the Investor is subscribing for and purchasing, and Newco is issuing and selling, the Subscribed Shares and the Additional Securities as a single transaction, in exchange for aggregate consideration equal to the Purchase Price.

3. Representations, Warranties and Agreements. Sections 2 and 3 of the Subscription Agreement shall apply to this Agreement, mutatis mutandis.

4. Registration Rights. Section 4 of the Subscription Agreement shall apply to this Agreement with respect to the Additional Securities, and the shares underlying the FEAC PIPE Warrants or the Newco Warrants, as the case may be, mutatis mutandis. For the avoidance of doubt, the Additional Securities, and the shares underlying the FEAC PIPE Warrants or the Newco Warrants, as the case may be, shall be deemed to be “Registrable Securities” as such term is defined in, and for all purposes under, the Subscription Agreement.

5. Termination. Section 5 of the Subscription Agreement shall apply to this Agreement, mutatis mutandis.

6. Miscellaneous, Other. Sections 6, 7, 9 and 10 of the Subscription Agreement shall apply to this Agreement, mutatis mutandis.

7. Trust Account Waiver. Section 8 of the Subscription Agreement (including Section 6.6 “Newco Assumption of Obligations”) shall apply to this Agreement, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of FEAC, Newco and Investor has executed or caused this Agreement to be executed by its duly authorized representative as of the date first mentioned above.

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Subscription Agreement Side Letter]

Accepted and agreed:

INVESTOR:

By:
Name:
Title:

[Signature Page to Subscription Agreement Side Letter]

Exhibit C-3

Form of Non-Redemption Agreement

C-3-1

Final Form

FORM OF NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of May 16th, 2023 by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), [•], a [•] and a holder of certain FEAC Class A Shares and certain FEAC Public Warrants (as defined below) (the “FEAC Shareholder”) and enGene Holdings Inc., a company incorporated under the laws of Canada (“Newco”). Each of FEAC, the FEAC Shareholder and Newco will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

For purposes of this agreement: (i) “FEAC Class A Shares” means FEAC Class A ordinary shares, $0.0001 par value; (ii) “FEAC Class B Shares” means FEAC’s Class B ordinary shares, $0.0001 par value; (iii) “FEAC Shares” means (a) prior to the Class B Conversion (as defined below), collectively, the FEAC Class A Shares and the FEAC Class B Shares, and (b) from and after the Class B Conversion, the FEAC Class A Shares after giving effect to the Class B Conversion; and (iv) a “FEAC Public Warrant” means each warrant to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement (as defined in the Business Combination Agreement).

WHEREAS, Can Merger Sub, a company to be incorporated under the laws of Canada (“Can Merger Sub”), will be a wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (as defined in the Business Combination Agreement), and Cayman Merger Sub, a company to be incorporated as a Cayman Island exempted company (“Cayman Merger Sub”) will be a wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions;

WHEREAS, enGene Inc., a corporation existing under the laws of Canada (“enGene”) entered into a Note Purchase Agreement dated as of October 20, 2022 by and among enGene, Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which enGene issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein;

WHEREAS, enGene and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio (as defined in the Business Combination Agreement), shall equal that number of FEAC Class A Shares (or after the Assumption (as defined below), Newco Shares (as defined below)) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for FEAC Class A Shares or, after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) each 2022 Noteholder received warrants to acquire common shares of enGene in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Business Combination Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”) and Investissement Québec (“IQ”) are entering into agreements with enGene, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of enGene (the “Original 2023 Convertible Notes” and, together with the Amended 2022 Convertible Notes, the “Company Convertible Notes”) that will, among other things, convert into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares (or, after the Assumption, Newco Shares) that the holders of the Original 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or, after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) warrants to acquire common shares of enGene (the “Original 2023 Warrants”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants, corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder;

WHEREAS, FEAC, Newco and enGene have, concurrently with the execution and delivery of this Agreement, entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached to the Business Combination Agreement (the “Subscription Agreement” and collectively, the “Subscription Agreements”) with FEAC and Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing Date (as defined below)), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco upon the completion of the FEAC Reorganization (as defined below) and prior to the consummation of the PIPE Financing (as defined below)) the number of FEAC Class A Shares (or, after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement (as amended by the applicable Side Letter Agreement (as defined below)) in exchange for the purchase price set forth therein (the equity financing under the Subscription Agreements and the Side Letter Agreements is hereinafter referred to as the “PIPE Financing”), in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each PIPE Investor is entering into a side letter agreement, substantially in the form attached to the Business Combination Agreement (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) with FEAC and Newco to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, will reflect the total number of FEAC Class A Shares and FEAC warrants on terms substantially similar as the FEAC Public Warrants (the “FEAC PIPE Warrants”) to be issued by FEAC (or after the Assumption, the total number of common shares of Newco (the “Newco Shares”) and warrants to acquire Newco Shares (the “Newco Warrants”) to be issued by Newco) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement, in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, as of the date of this Agreement, the Sponsor owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC private placement warrants (each whole warrant entitling the holder thereof to purchase one FEAC Class A Share, the “FEAC Private Placement Warrants” and, together with the FEAC Public Warrants, the “FEAC Warrants”);

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WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes (as defined in the Business Combination Agreement) equals or exceeds $1,500,000 on the day which is two (2) Business Days (as defined in the Business Combination Agreement) prior to the Closing Date (as defined below), FEAC shall cause the Sponsor (or its Affiliate (as defined in the Business Combination Agreement) or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants at a price of $1.50 per FEAC Private Placement Warrant, which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, FEAC and the other parties thereto are entering into the sponsor and insiders letter agreement (the “Sponsor and Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in Business Combination Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one FEAC Class A Share;

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares (as defined in the Business Combination Agreement)) Newco Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Warrants (as so assumed, Newco Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement, (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Shares held by its formation shareholder for an amount equal to the amount of capital that such formation shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

3

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to Newco an amount equal to the total funds held in its Trust Account on the Closing Date (after deducting the amounts owed to the holders of FEAC Class A Shares who have properly exercised their redemption rights, a reasonable estimate to be paid for any Dissenting FEAC Shares and the deferred discount owed to the underwriters of FEAC’s initial public offering), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$ 10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated pursuant to the Subscription Agreements and the Side Letter Agreements and the transactions contemplated by Section 4 of this Agreement shall be consummated pursuant to this Agreement;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing and the transactions contemplated by Section 4 of this Agreement, into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio shall equal that number of FEAC Class A Shares (or, after the Assumption, Newco Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or, after the Assumption, Newco Shares) on the same terms as the PIPE Financing;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached to the Business Combination Agreement (the “Amalgamation”) and pursuant to the Amalgamation, (i) each enGene common share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Shares per the Company Exchange Ratio, each Company Equity Award (as defined in the Business Combination Agreement) outstanding immediately prior to the Amalgamation shall be exchanged for Rollover Equity Awards (as defined in the Business Combination Agreement) per the Company Exchange Ratio and each enGene warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio, (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity, and (iii) in consideration for the issuance of Newco Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (the time at which the Amalgamation is completed, the “Amalgamation Closing”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirements of the continued jurisdiction, among other things;

WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Shares and Newco Warrants will be listed on Nasdaq or such other Exchange as agreed to by FEAC and enGene;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts (the “Notes Set-Off”);

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WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to enGene in consideration for the issuance by enGene from treasury of additional common shares of enGene, following which FEAC will repay the outstanding principal amount of Note 3 and subsequently be placed in liquidation in accordance with applicable Cayman law;

WHEREAS, as of the date hereof, the FEAC Shareholder is the beneficial owner of [•] FEAC Class A Shares (collectively, the “Subject FEAC Equity Securities” and, each, a “Subject FEAC Equity Security”);

WHEREAS, the FEAC Shareholder acknowledges and agrees that FEAC and the other parties to the Business Combination Agreement would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the FEAC Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, to rationalize the capital structure of Newco and to satisfy the valuation objectives of FEAC and Newco, on the one hand, and of the FEAC Shareholder, on the other hand, and in consideration of the FEAC Shareholder’s commitment to, among other things, not redeem the Subject FEAC Equity Securities, and subject to the conditions set forth herein, FEAC (or, after the Assumption, Newco) desires to issue and sell and the FEAC Shareholder desires to subscribe for the Additional Securities (as defined below);

WHEREAS, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing and the transactions contemplated in Section 4 of this Agreement, all rights, covenants and obligations of FEAC, including the rights, covenants and obligations under this Agreement, will be assumed by Newco pursuant to the Assumption.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1.

Agreement to Vote. The FEAC Shareholder hereby unconditionally and irrevocably agrees, with effect from the date hereof and until the earlier of (x) the date on which this Agreement is terminated in accordance with Section 7 hereof and (y) the Closing Date (the “Voting and Lock-Up Period”), to be present at any meeting of the shareholders of FEAC, and to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, all of the Subject FEAC Equity Securities (i) in favor of the Transaction Proposals (as defined in the Business Combination Agreement) and any other matter reasonably necessary to the consummation of the Transactions (as defined in the Business Combination Agreement) and the other matters contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of FEAC, and (ii) in opposition to: (A) any and all other proposals (1) that could reasonably be expected to delay or impair the ability of FEAC to consummate the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement (as defined in the Business Combination Agreement) or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction and the transactions contemplated thereby, or (B) any other action, proposal, transaction or agreement involving FEAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement or would reasonably be expected to result in (x) any breach of any representation, warranty, covenant, obligation or agreement of FEAC in the Business Combination Agreement or any Ancillary Agreement or (y) any of the conditions to FEAC’s obligations under the Business Combination Agreement or any Ancillary Agreement not being fulfilled. The FEAC Shareholder shall deliver to FEAC and Newco evidence of its compliance with its obligations hereunder as may be reasonably requested.

2.

No Redemption. The FEAC Shareholder hereby agrees that it shall not redeem, or submit a request to FEAC’s transfer agent or otherwise exercise any right to redeem, any Subject FEAC Equity Security. Prior to the Closing and after the last date for redemption of FEAC Class A Shares, the FEAC Shareholder shall deliver to FEAC and Newco evidence that it continues to hold the Subject FEAC Equity Securities and that such Subject FEAC Equity Securities have not been submitted for redemption. For the avoidance of doubt, the restrictions set forth in this Section 2 shall not apply to any FEAC Class A Shares held by the FEAC Shareholder other than the Subject FEAC Equity Securities.

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3.

Lock-Up of Subject FEAC Equity Securities. The FEAC Shareholder hereby agrees that, with effect from the date hereof and during the Voting and Lock-Up Period, it shall not, directly or indirectly (including by operation of law), (i) sell, assign, transfer, exchange, offer, assign, swap, convert, place a lien on, pledge, or otherwise dispose or encumber any of the Subject FEAC Equity Securities, (ii) deposit any of the Subject FEAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Subject FEAC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) publicly announce any intention to effect, or enter into any contract, option or other arrangement or undertaking with respect to, any transaction specified in clause (i) or (ii) with respect to the Subject FEAC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Subject FEAC Equity Securities even if such Subject FEAC Equity Securities would be disposed of by a Person (as defined in the Business Combination Agreement) other than the FEAC Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations under this Agreement (the covenants under (i)-(v) hereof, the “Lock-Up”); provided that the Lock-Up shall not be applicable in case of transfers of the Subject FEAC Equity Securities by the FEAC Shareholder to any fund or account managed by the same investment manager as the FEAC Shareholder in accordance with Section 8(b) hereof. For the avoidance of doubt, the restrictions set forth in this Section 3 shall not apply to any FEAC Class A Shares held by the FEAC Shareholder other than the Subject FEAC Equity Securities.

4.	Issuance and Subscription.

4.1.

In consideration of the FEAC Shareholder’s performance of its obligations described herein, FEAC (or after the Assumption, Newco) agrees to issue and sell and the FEAC Shareholder agrees to subscribe for, on the Closing Date following the Can Merger Sub Share Sale and contingent upon the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing, an additional [•] FEAC Class A Shares (or after the Assumption, Newco Shares, the “Additional Shares”) and [•] FEAC warrants (which shall be on terms substantially similar to the terms of the FEAC Public Warrants, the “FEAC PIPE Warrants”) or after the Assumption, warrants of Newco (which shall be on terms substantially similar to the FEAC PIPE Warrants, as adjusted for a Canadian public company, the “Newco Warrants” and, together with the Additional Shares, the “Additional Securities”), in each case on the terms and subject to the conditions set forth in this Agreement. Each of the Parties hereto acknowledges and agrees that the Additional Securities will be issued in accordance with the terms of this Agreement and pursuant to the Plan of Arrangement.

4.2.

The consummation of the transactions contemplated in this Section 4 shall occur on the Closing Date, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing. Upon written notice from (or on behalf of) FEAC to the FEAC Shareholder (the “Closing Notice”) at least five (5) Business Days prior to the date that FEAC reasonably expects all conditions to the Amalgamation Closing to be satisfied (the “Expected Closing Date”), the FEAC Shareholder shall deliver to FEAC no later than two (2) Business Days prior to the Expected Closing Date any other information that is reasonably requested in the Closing Notice in order for FEAC (or, following the Assumption, Newco) to issue the Additional Securities including, without limitation, the legal name of the person in whose name such Additional Securities are to be issued, and if applicable, a duly executed Internal Revenue Service Form W-9 or the applicable Internal Revenue Service Form W-8, as applicable. On the Closing Date, following and subject to the Assumption, Newco shall issue to the FEAC Shareholder (or the funds and accounts designated by the FEAC Shareholder if so designated by the FEAC Shareholder, or its nominee in accordance with its delivery instructions) or to a custodian designated by the FEAC Shareholder, as applicable, the Additional Securities, net of Additional Securities withheld by Newco in respect of Canadian withholding tax and in respect of any additional expenses or costs reasonably expected to be incurred by Newco in connection with the obligation to pay such Canadian withholding tax (including any fees paid to any agent to sell such withheld Additional Securities), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or Canadian securities laws), which Additional Securities, unless otherwise determined by FEAC (or following the Assumption, Newco), shall be uncertificated, with record

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ownership reflected only in the register of shareholders of Newco and shall provide evidence of such issuance from Newco’s transfer agent showing the FEAC Shareholder as the owner of the Additional Securities on and as of the Closing Date within two (2) Business Days of the Closing Date. If the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing) are not consummated within two (2) Business Days after the Expected Closing Date, any Additional Securities that had been issued shall be cancelled. Notwithstanding anything in this Agreement to the contrary, Newco shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) any shares or other securities otherwise deliverable to the FEAC Shareholder pursuant to this Agreement on account, and in satisfaction of, any Taxes (as defined in the Business Combination Agreement), and other amounts as are required to be deducted and withheld under applicable Tax Law (each as defined in the Business Combination Agreement) in respect of the consideration payable to the FEAC Shareholder hereunder as well as any additional expenses or costs incurred or reasonably expected to be incurred by Newco in connection with the obligation to pay any such Taxes (including any fees paid to any agent to sell such withheld Additional Securities). Newco is thus hereby authorized to retain, sell, and/or otherwise dispose of such shares or other securities otherwise deliverable to the FEAC Shareholder as are necessary to enable Newco to comply with such deduction and withholding requirement. The Parties shall cooperate reasonably and in good faith to consider any further arrangements that will enable Newco to satisfy its deduction and withholding obligations under applicable Tax Law in respect of the consideration payable to the FEAC Shareholder under this Agreement in a manner that is most commercially efficient and expedient for each Party.

4.3.

The obligations of FEAC (or, following the Assumption, Newco) pursuant to this Section 4 shall be subject to the satisfaction, or valid waiver by FEAC, of the following conditions: (i) the FEAC Shareholder shall have fully complied with, performed and satisfied its obligations set out in Sections 1-3 hereof, and shall have performed, satisfied and complied in all material respects with all other covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date, (ii) the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing, and (iii) all representations and warranties of the FEAC Shareholder contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date).

4.4.

The Additional Securities, and the shares underlying the FEAC PIPE Warrants or the Newco Warrants, as the case may be, shall be deemed to be “Registrable Securities” as such term is defined in, and for all purposes under, the form of Subscription Agreement attached to the Business Combination Agreement.

5.	Representations and Warranties.

5.1.	FEAC Representations and Warranties. FEAC represents and warrants as of the date hereof and as of the Closing Date to the FEAC Shareholder as follows:

(a)

FEAC has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)

This Agreement and the Business Combination Agreement (the “Transaction Documents”) have been duly authorized, validly executed and delivered by FEAC and, assuming that the Transaction Documents constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of FEAC, and are enforceable against FEAC in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

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(c)

Assuming the accuracy of the FEAC Shareholder’s representations and warranties in Section 5.3 hereof and Newco’s representations and warranties in Section 5.2 hereof, the execution, delivery and performance of the Transaction Documents (including compliance by FEAC with all of the provisions hereof), the issuance of the Additional Securities and the consummation of the other transactions contemplated under the Transaction Documents, including the Transactions, do not and will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of FEAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which FEAC or any of its subsidiaries is a party or by which FEAC or any of its subsidiaries is bound or to which any of the property or assets of FEAC or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of FEAC, Newco or enGene and their respective subsidiaries, taken as a whole, or materially and adversely affects the ability of FEAC to timely perform its obligations under this Agreement, in each case subject to the exceptions in the definition of FEAC Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “FEAC Material Adverse Effect”), (b) result in any violation of the provisions of the organizational documents of FEAC or any of its subsidiaries or (c) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over FEAC or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

5.2.	Newco Representations and Warranties. Newco represents and warrants as of the date hereof and as of the Closing Date to the FEAC Shareholder as follows:

(a)

Newco has been duly incorporated and is validly existing and in good standing under the laws of Canada (provided that, following the Continuance, Newco shall be validly continued and validly existing and in good standing under the laws of the Province of British Columbia), and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement. At the Closing Date, the Additional Securities will be duly authorized and, when issued and delivered to the FEAC Shareholder, will be free and clear of any liens or other restrictions (other than arising under applicable securities laws) in accordance with the terms of this Agreement and registered with Newco’s transfer agent, the Additional Securities will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights under Newco’s constitutive agreements, under any agreement or instrument to which Newco is a party or by which Newco is bound, or under applicable law.

(b)

The Transaction Documents have been duly authorized, validly executed and delivered by Newco and, assuming that the Transaction Documents constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of Newco, and are enforceable against Newco in accordance with their terms, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (b) principles of equity, whether considered at law or equity.

(c)

Assuming the accuracy of the FEAC Shareholder’s representations and warranties in Section 5.3 hereof and FEAC’s representations and warranties in Section 5.1 hereof, the execution, delivery and performance of the Transaction Documents (including compliance by Newco with all of the provisions hereof), the issuance and sale of the Additional Securities and the consummation of the other transactions contemplated herein, including the Transactions, do not and will not (c) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Newco, FEAC or enGene and their

8

respective subsidiaries, taken as a whole, or materially and adversely affects the ability of Newco to timely perform its obligations under this Agreement, in each case subject to the exceptions in the definition of FEAC Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “Newco Material Adverse Effect”), (d) result in any violation of the provisions of the organizational documents of Newco or any of its subsidiaries or (e) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

5.3.	FEAC Shareholder Representations and Warranties. The FEAC Shareholder hereby represents and warrants as of the date hereof and as of the Closing Date to FEAC and Newco as follows:

(a)

The FEAC Shareholder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. The FEAC Shareholder is and will be through the Closing Date or termination of this Agreement in accordance with Section 7 hereof the beneficial owner of the Subject FEAC Equity Securities, free and clear of all liens and has provided FEAC and Newco with evidence thereof.

(b)

This Agreement has been duly authorized, validly executed and delivered by the FEAC Shareholder. Assuming that this Agreement constitutes the valid and binding agreement of FEAC and Newco, this Agreement is the valid and binding obligation of the FEAC Shareholder, and is enforceable against the FEAC Shareholder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c)

The execution, delivery and performance by the FEAC Shareholder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) result in any violation of the provisions of the organizational documents of the FEAC Shareholder or any of its subsidiaries, (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the FEAC Shareholder that would reasonably be expected to have a material adverse effect on the legal authority and ability of the FEAC Shareholder to enter into and timely perform its obligations under this Agreement (a “FEAC Shareholder Material Adverse Effect”) or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the FEAC Shareholder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the FEAC Shareholder or any of its subsidiaries is a party or by which the FEAC Shareholder or any of its subsidiaries is bound or to which any of the property or assets of the FEAC Shareholder or any of its subsidiaries is subject, which would reasonably be expected to have a FEAC Shareholder Material Adverse Effect.

(d)

the FEAC Shareholder (i) (a) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act), (b) is an Institutional Account as defined in FINRA Rule 4512(c) and (c) is a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the transactions of the type contemplated by this Agreement, in each case, satisfying the applicable requirements set forth on Schedule I, (ii) has exercised independent judgment in evaluating its investment in the Additional Securities, (iii) is acquiring the Additional Securities only for its own account and not for the account of others, or if the FEAC Shareholder is acquiring the Additional Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and the FEAC Shareholder has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each

9

such account, for investment purposes only and not with a view to any distribution of the Additional Securities in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iv) is not acquiring the Additional Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule I following the signature page hereto). The FEAC Shareholder has determined based on its own independent review and such professional advice as it deems appropriate that acquiring the Additional Securities and its participation in the transactions contemplated by this Agreement (i) are fully consistent with its financial needs, objectives and condition, and (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it (if any). The FEAC Shareholder is not an entity formed for the specific purpose of acquiring the Additional Securities. The FEAC Shareholder understands that the transfer of the Additional Securities meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(e)

The FEAC Shareholder understands that the Additional Securities are being transferred in a transaction not involving any public offering within the meaning of the Securities Act, that the transfer to the FEAC Shareholder is being made in reliance on a private placement exemption from registration under the Securities Act, and that the Additional Securities have not been registered under the Securities Act or the securities laws of any other jurisdiction. Except in respect of any stock lending program, the FEAC Shareholder understands that the Additional Securities may not be offered, sold, resold, transferred, pledged or otherwise disposed of by the FEAC Shareholder absent an effective registration statement under the Securities Act, except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Additional Securities (i) will be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and accordingly are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom and (ii) shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144 and as set forth in this Agreement). The FEAC Shareholder acknowledges that the Additional Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the filing by FEAC of the “Form 10 information” after the Closing Date and that the provisions of Rule 144(i) will generally apply to the Additional Securities. The FEAC Shareholder understands and agrees that the Additional Securities will be subject to the foregoing restrictions and, as a result, the FEAC Shareholder may not be able to readily resell the Additional Securities and may be required to bear the financial risk of an investment in the Additional Securities for an indefinite period of time. The FEAC Shareholder understands that it has been advised to consult independent legal counsel prior to making any transfer of any of the Additional Securities. The FEAC Shareholder has determined based on its own independent review and such professional advice as it deems appropriate that the Additional Securities are a suitable investment for the FEAC Shareholder, notwithstanding the substantial risks inherent in investing in or holding the Additional Securities, and that the FEAC Shareholder is able at this time and in the foreseeable future to bear the economic risk of a total loss of the FEAC Shareholder’s investment. The FEAC Shareholder acknowledges specifically that a possibility of total loss exists.

(f)

The FEAC Shareholder understands and agrees that the FEAC Shareholder is acquiring the Additional Securities directly from FEAC (or, after the Assumption, Newco). The FEAC Shareholder further acknowledges that there have been no representations, warranties, covenants or agreements made to the FEAC Shareholder by Sponsor, FEAC, Newco, enGene or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, expressly or by implication, other than, in the case of Sponsor only, those representations, warranties, covenants and agreements expressly set forth in this Agreement.

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(g)

The FEAC Shareholder does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof the FEAC Shareholder has not, and during the period beginning as of the date hereof until the Closing Date or the earlier termination of this Agreement the FEAC Shareholder will not have, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or short sale positions with respect to the securities of FEAC.

(h)

If the FEAC Shareholder is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an employee benefit plan (such as a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) or a non-U.S. plan (as described in Section 4(b)(4) of ERISA)) that is subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in (i), (ii) and (iii) above (each of the foregoing described in (i), (ii) (iii) and (iv) above, a “Plan”), the FEAC Shareholder represents and warrants that its acquisition and holding of the Additional Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Laws.

(i)

If the FEAC Shareholder is or is acting on behalf of a Plan, the FEAC Shareholder represents and warrants that none of FEAC, Newco, enGene or any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Additional Securities, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Additional Securities.

(j)

The FEAC Shareholder became aware of the transactions contemplated by this Agreement solely by means of direct contact between the FEAC Shareholder or one of its representatives, on the one hand, and FEAC and Newco or their representatives, on the other hand, as a result of a pre-existing relationship between the FEAC and one of the FEAC Shareholder’s representatives. The FEAC Shareholder did not become aware of the transfer of the Additional Securities, nor were the Additional Securities transferred to the FEAC Shareholder, by any general solicitation or general advertising. The FEAC Shareholder acknowledges that the Additional Securities were not transferred by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act.

(k)

The FEAC Shareholder acknowledges that it is aware that there are substantial risks incident to the ownership of the Additional Securities, including those set forth in the investor presentation provided by FEAC (as amended and supplemented as of the date hereof) and in each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by FEAC with the U.S. Securities and Exchange Commission (the “Commission”). The FEAC Shareholder is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Additional Securities, has the ability at this time and in the foreseeable future to bear the economic risks of its prospective investment and can afford the complete loss of such investment, and the FEAC Shareholder has sought such accounting, legal and tax advice as the FEAC Shareholder has considered necessary to make an informed investment decision. The FEAC Shareholder, alone, or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Additional Securities and determined that the Additional Securities are a suitable investment. The FEAC Shareholder further acknowledges that the FEAC Shareholder shall be responsible for any of the FEAC Shareholder’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that neither, FEAC or Newco, nor any of their respective agents or affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Agreement.

(l)

The FEAC Shareholder understands and agrees that no federal or state agency has passed upon or endorsed the merits of the transfer of the Additional Securities or made any findings or determination as to the fairness of an investment in the Additional Securities and the foregoing authorities have not confirmed the accuracy or determined the adequacy of any representation (and any representation to the contrary is a criminal offense).

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(m)

The FEAC Shareholder represents and warrants that none of the FEAC Shareholder or any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function on its behalf is a. a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or any similar list of sanctioned persons administered by the United Nations Security Council, the European Union, Canada, His Majesty’s Treasury (“HMT”), any individual European Union member state or the United Kingdom or any other relevant sanctions authority (collectively, “Sanctions Lists”) or a person or entity designated by any OFAC sanctions program, b. directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, c. organized, incorporated, established, located or resident in, a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine), or d. a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 5.3(m) will not apply to any party hereto to which Council Regulation (EC) No. 2271/96, as amended (the “Blocking Regulation”) applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If the FEAC Shareholder is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the FEAC Shareholder represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The FEAC Shareholder also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. The FEAC Shareholder further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the FEAC Shareholder and used to purchase the Additional Securities were legally derived.

(n)

Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the FEAC Shareholder with the Commission with respect to the beneficial ownership of FEAC’s securities, the FEAC Shareholder is not currently (and at all times through the Closing Date will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of FEAC or Newco, as applicable (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(o)

No broker, finder or other financial consultant has acted on behalf of the FEAC Shareholder in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on FEAC or Newco.

(p)

The FEAC Shareholder agrees that, from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, none of the FEAC Shareholder, its controlled affiliates, or any person or entity acting on behalf of the FEAC Shareholder or any of its controlled affiliates or pursuant to any understanding with the FEAC Shareholder or any of its controlled affiliates will engage in any Short Sales with respect to securities of FEAC or Newco, as applicable. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts,

12

calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit any entities under common management or that share an investment advisor with the FEAC Shareholder (including the FEAC Shareholder’s controlled affiliates and/or affiliates) that have no knowledge of this Agreement or of the FEAC Shareholder’s participation in the transactions contemplated hereby from entering into any Short Sales and (b) in the case the FEAC Shareholder is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the FEAC Shareholder’s assets, this Section 5.3(p) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to acquire the Additional Securities covered by this Agreement. For the avoidance of doubt, this Section 5.3(p) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of FEAC or Newco, as applicable (A) held by the FEAC Shareholder, its controlled affiliates or any person or entity acting on behalf of the FEAC Shareholder or any of its controlled affiliates prior to the execution of this Agreement or (B) purchased by the FEAC Shareholder, its controlled affiliates or any person or entity acting on behalf of the FEAC Shareholder or any of its controlled affiliates in an open market transaction after the execution of this Agreement or (ii) ordinary course, non-speculative hedging transactions.

(q)

The FEAC Shareholder acknowledges that it is aware that in connection with, and immediately upon completion of, the Cayman Merger, each FEAC Class A Share issued and outstanding immediately prior to the effective time of the Cayman Merger shall be exchanged for one Newco Share. The FEAC Shareholder acknowledges that the above will be effected as part of the Transactions without any further consent, vote, or approvals from the FEAC Shareholder, and to the extent that the FEAC Shareholder may have any such rights under Cayman Islands law, Canadian law or otherwise, the FEAC Shareholder effectively forfeits such rights hereby.

(r)

The FEAC Shareholder and the beneficial subscriber, if any, acknowledges that FEAC (or following the Assumption, Newco) may in the future be required by law to disclose the FEAC Shareholder’s or beneficial subscriber’s name and other information relating to this Agreement and the FEAC Shareholder’s subscription hereunder, on a confidential basis, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(s)

The FEAC Shareholder acknowledges and agrees that the sale and delivery of the Additional Securities is subject to applicable requirements under the securities laws and regulations of the provinces and territories of Canada (“Canadian Securities Laws”) and is conditional upon such sale being exempt from the requirements of Canadian Securities Laws of the province or territory in which it resides or may be deemed to reside as to the filing and delivery of a prospectus and that the Additional Securities have not been qualified under a prospectus under Canadian Securities Laws. The FEAC Shareholder acknowledges and agrees that FEAC and Newco may rely on the prospectus exemption available in respect of the transactions hereunder under Section 2.11 (Business combination and reorganization) of National Instrument 45-106 – Prospectus Exempt Distributions, or such other exemption or exemption ruling as it determines, upon the advice of counsel, to be advisable, in respect of the issuance of the Additional Securities. The FEAC Shareholder acknowledges that FEAC and Newco, as of the date hereof, are not “reporting issuers” in any jurisdiction in Canada, that the Additional Securities are subject to statutory resale restrictions under applicable Canadian Securities Laws of the province or territory in which the FEAC Shareholder resides or may be deemed to reside, which resale restrictions may apply outside of Canada, and the FEAC Shareholder covenants that it will not resell the Additional Securities except in compliance with such laws.

(t)	The FEAC Shareholder is eligible to acquire the Additional Securities pursuant to an exemption from the registration and prospectus requirements of Canadian Securities Laws.

(u)	The FEAC Shareholder acknowledges and agrees that:

a.

the FEAC Shareholder is not entitled, and will not take any action to acquire any entitlement, to vote, consent or otherwise approve in respect of the Transactions, whether arising under this Agreement, in respect of the right to acquire the Additional Securities, or otherwise, and notwithstanding the foregoing, to the extent that it is so entitled to vote, consent or otherwise

13

approve, shall exercise such entitlement to vote, consent or otherwise right of approval in favour of the approval, consent, ratification and adoption of any resolution in respect of the Transactions (and any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement), including without limitation at any meeting of securityholders of FEAC, Newco or any other person or entity (including in connection with any separate vote of any sub-group of securityholders of FEAC, Newco or any other person or entity that may be required to be held and of which sub-group the FEAC Shareholder forms part) called to vote upon the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including written consent in lieu of a meeting) with respect to the Transactions is sought;

b.

the FEAC Shareholder shall not take any other action of any kind which would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or any other transactions contemplated by the Business Combination Agreement; and

c.

the FEAC Shareholder waives to the fullest extent permitted by law any and all rights of appraisal, rights of dissent or similar rights that the FEAC Shareholder may have or acquire with respect to any resolution in respect of the Transactions or any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement, and will not exercise any such right with respect to any such resolution which is waived hereby.

6.

Newco Assumption of Obligations. Subject to the terms and conditions hereof applicable to FEAC’s obligations hereunder, Newco acknowledges that, by virtue of and with effect from the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the FEAC Shareholder, the Assumption shall become effective so that Newco shall assume all of FEAC’s obligations under this Agreement, including, without limitation, the obligation to issue the Additional Securities and the obligations of FEAC set forth in Section 4 hereof and FEAC shall assign all of its rights under this Agreement to Newco. By virtue of, and with effect from, the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the FEAC Shareholder, (i) all surviving rights, covenants, and obligations of FEAC under this Agreement shall be rights, covenants, and obligations of Newco; and (ii) Newco shall be liable for any breach of any representation or warranty by FEAC set forth in this Agreement. The FEAC Shareholder hereby expressly agrees to and acknowledges the Assumption in accordance with the foregoing and the other terms hereof. Unless otherwise indicated or the context otherwise requires, by virtue of, and with effect from, the FEAC Reorganization and the Assumption becoming effective, all references herein (i) to FEAC, shall refer to Newco, and (ii) to the Additional Shares and FEAC PIPE Warrants shall refer to Newco Shares and Newco Warrants, respectively, of the corresponding number, rather than FEAC Class A Shares and FEAC PIPE Warrants, respectively.

7.

Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, (iii) the Termination Date (as defined in the Business Combination Agreement), (iv) if the conditions set forth in Section 4.3 hereof are not satisfied or (to the extent permitted by applicable law) waived in writing, or are not capable of being satisfied or (to the extent permitted by applicable law) waived in writing, on or prior to the Closing Date and, as a result thereof, the transactions set forth in Section 4 hereof will not be or are not consummated on the Closing Date and (v) FEAC’s notification to the FEAC Shareholder in writing that it has, with the prior written consent of Newco and enGene, abandoned its plans to move forward with the Transactions and/or terminated the FEAC Shareholder’s obligations with respect to the subscription without the issuance of the Additional Securities having occurred. FEAC shall promptly notify the FEAC Shareholder in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement.

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8. Miscellaneous.

(a)

This Agreement constitutes the entire agreement among the Parties relating to the transactions contemplated by this Agreement and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated by this Agreement. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement. enGene shall be a third-party beneficiary hereof.

(b)

Except pursuant to the Assumption, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; provided that the FEAC Shareholder’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the FEAC Shareholder, without the prior consent of FEAC or Newco, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the FEAC Shareholder, the assignee(s) shall become the FEAC Shareholder hereunder and have the rights and obligations and be deemed to make the representations and warranties of the FEAC Shareholder provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as the FEAC Shareholder. Any attempted assignment in violation of the terms of this Section 8(b) shall be null and void, ab initio.

(c)

This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 7 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8(c).

(d)

This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(e)

Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(h) and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 8(e), a Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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(f)

If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(g)

This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h)

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to the FEAC Shareholder, to:

[•]

with a required copy (which copy shall not constitute notice) to:

[•]

(ii) if to FEAC, to:

Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention:        Cyril Lesser

Email:             Cyril.Lesser@forbion.com

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention:        Leo Borchardt

Email:             leo.borchardt@davispolk.com

(iii) if to Newco, to:

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attention: Jason Hanson

Email: jhanson@engeneinc.com

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with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attention: Howard A. Kenny

Email: howard.kenny@morganlewis.com

(i)

In addition to the waiver of Newco pursuant to Section 8.17 of the Business Combination Agreement, and notwithstanding anything to the contrary set forth herein, the FEAC Shareholder acknowledges that FEAC has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). The FEAC Shareholder acknowledges that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement; provided, however, that nothing in this Section 8(i) shall (x) serve to limit or prohibit the FEAC Shareholder’s right to pursue a claim against FEAC for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the FEAC Shareholder may have in the future against FEAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) be deemed to limit the FEAC Shareholder’s right, title, interest or claim to the Trust Account by virtue of the FEAC Shareholder’s record or beneficial ownership of securities of FEAC. In the event the FEAC Shareholder has any Claim against FEAC under this Agreement, the FEAC Shareholder shall pursue such Claim solely against FEAC and its assets outside the Trust Account and not against the property or any monies in the Trust Account. The FEAC Shareholder agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by FEAC to induce FEAC to enter into this Agreement and the FEAC Shareholder further intends and understands such waiver to be valid, binding and enforceable under applicable law. Notwithstanding the foregoing, in no event shall the terms of this Section 8(i) apply to any money or other assets held outside the Trust Account. In the event the FEAC Shareholder, in connection with this Agreement, commences any action which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of FEAC’s or Newco’s shareholders, whether in the form of monetary damages or injunctive relief, the FEAC Shareholder shall be obligated to pay to FEAC and Newco all of their legal fees and costs in connection with any such action in the event that FEAC and Newco prevail in such action.

(j)	All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Agreement shall survive the consummation of the Transactions.

[signature page follows]

17

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

[•]

By:
Name:
Title:

[Signature Page to Non-Redemption Agreement]

SCHEDULE I

ELIGIBILITY

REPRESENTATIONS OF

FEAC SHAREHOLDER

QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Additional Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) FEAC SHAREHOLDER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of FEAC or Newco or acting on behalf of an affiliate of FEAC or Newco.

This page should be completed by the FEAC Shareholder

and constitutes a part of the Non Redemption Agreement

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The FEAC Shareholder has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the FEAC Shareholder and under which the FEAC Shareholder accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐

Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000; or

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

Exhibit D

Form of Registration Rights Agreement

D-1-1

Final Form

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated effective as of [•], 2023 (the “Effective Date”), is made by and among enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”), Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), each of the parties listed on Schedule A hereto as a “Sponsor Holder” (each, a “Sponsor Holder” and collectively, the “Sponsor Holders”), and each of the parties listed on Schedule A hereto as an “enGene Holder” (each, an “enGene Holder” and collectively, the “enGene Holders”, and, together with the Sponsor Holders, each, a “Holder” and collectively, the “Holders”).

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of May 16, 2023 (the “Business Combination Agreement”), by and among FEAC and enGene Inc., a corporation incorporated and existing under the laws of Canada (“enGene”), the Cayman Merger Sub and the Can Merger Sub referred to therein, and the Company, among other things, (a) all of the issued and outstanding Class B ordinary shares of FEAC following the surrender of a portion thereof (the “Founder Shares”) were converted into Class A ordinary shares of FEAC (the “Class B Conversion”), (b) Cayman Merger Sub merged with and into FEAC with FEAC surviving the merger (the “Cayman Merger”) and all of the issued and outstanding Class A ordinary shares of FEAC (after giving effect to the Class B Conversion) were exchanged for common shares of the Company (the “Common Shares”), and all of the issued and outstanding warrants to purchase (at an exercise price of $11.50 per share) Class A ordinary shares of FEAC were assumed by the Company, and thereby became exercisable for warrants to purchase Common Shares at an exercise price of $11.50 per share (the “FEAC-Derived Warrants”), in each case on a on a one-for-one basis, and (c) Can Merger Sub and enGene amalgamated (the “Amalgamation”) in accordance with the terms of the plan of arrangement substantially in the form attached to the Business Combination Agreement and pursuant to the Amalgamation, each enGene common share outstanding immediately prior to the Amalgamation was exchanged for Common Shares the Company Exchange Ratio (as defined in the Business Combination Agreement) and each enGene warrant outstanding immediately prior to the Amalgamation was exchanged for warrants to acquire Common Shares per the Exchange Ratio (the “enGene-Derived Warrants” and collectively with the FEAC-Derived Warrants, the “Warrants”), all as further described in the Business Combination Agreement (such transactions and the other transactions consummated pursuant to the Business Combination Agreement, the “Transactions”);

WHEREAS, FEAC and each of the Sponsor Holders are parties to that certain Registration Rights Agreement dated as of December 9, 2021 (the “Prior Agreement”); and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement, and the Company and the Holders desire to provide for certain rights and obligations included herein with respect to the Registrable Securities (as defined below) held by the Holders, in each case contingent upon the occurrence of, and effective as of, Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making public.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of the Company or another party to this Agreement solely by reason of the execution and delivery of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, any portfolio company or entity managed or controlled by any investment vehicle owned, controlled or managed by Forbion Capital Partners B.V. or any of its Affiliates (other than the Sponsor) shall not be considered an Affiliate of FEAC.

“Agreement” is defined in the Preamble.

“Amalgamation” is defined in the Recitals.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

“Board” means the Board of Directors of the Company or a duly authorized committee thereof.

“Business Combination Agreement” is defined in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“Cayman Merger” is defined in the Recitals.

“Class B Conversion” is defined in the Recitals.

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“Closing” means the date on which the closing of the Arrangement (as defined in the Business Combination Agreement) occurs under the Business Combination Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” is defined in the Recitals.

“Company” is defined in the Preamble.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Demand Registration” is defined in Section 2.1.1.

“Demand Requesting Holder” is defined in Section 2.1.1.

“Demanding Holders” is defined in Section 2.1.1.

“Effective Date” is defined in the Preamble.

“Effective Time” means the moment in time at which the closing of the Arrangement (as defined in the Business Combination Agreement) occurs under the Business Combination Agreement.

“enGene” is defined in the Recitals.

“enGene-Derived Common Shares” means the Common Shares issued by the Company pursuant to the Amalgamation in exchange for the issued and outstanding common shares in the capital of enGene.

“enGene-Derived Warrants” is defined in the Recitals.

“enGene Holder” and “enGene Holders” are defined in the Preamble.

“enGene Holder Lock-Up Period’ means the period starting on the Effective Date and ending at 12:01 am, US eastern time, on the enGene Lock-Up End Date.

“enGene Lock-Up End Date” means the earlier of (x) the six-month anniversary of the Effective Date and (y) the date (after the date of the Closing) on which the Company completes a liquidation, merger, amalgamation, arrangement, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FEAC” is defined in the Preamble.

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“FEAC-Derived Warrants” is defined in the Recitals.

“Form S-1” means a Registration Statement on Form S-1 or any comparable successor form or forms thereto.

“Form S-3” means a Registration Statement on Form S-3 or any comparable successor form or forms thereto.

“Founder Shares” is defined in the Recitals.

“Founder Shares-Derived Common Shares” means the Common Shares issued by the Company pursuant to the Cayman Merger in exchange for the Class A ordinary shares of FEAC that were issued by FEAC pursuant to the Class B Conversion.

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Holder” and “Holders” are defined in the Preamble.

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Lock-Up Period” means the enGene Holder Lock-Up Period, the Sponsor Lock-Up Period, and/or the lock-up period set forth in Article V hereof, as applicable.

“Maximum Number of Securities” is defined in Section 2.1.5.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“New Registration Statement” is defined in Section 2.3.3.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

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“Piggyback Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the Recitals.

“Pro Rata” is defined in Section 2.1.5.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” and “Registrable Securities” means (a) the Founder Shares-Derived Common Shares held by a Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (b) the FEAC-Derived Warrants held by a Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (c) all Common Shares issuable upon the exercise of a FEAC-Derived Warrant by a Sponsor Holder, (d) the enGene-Derived Common Shares held by an enGene Holder or Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (e) the enGene-Derived Warrants held by an enGene Holder or Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (f) all Common Shares issuable upon the exercise of an enGene-Derived Warrant by an enGene Holder or Sponsor Holder and (g) any other equity security of the Company issued or issuable with respect to any such Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement; (ii) such securities shall have been otherwise Transferred, new certificates (or book entry position) for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company to the Transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold under Rule 144 (or other similar exemption under the Securities Act then in force); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (vi) Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of all of such Holder’s Common Shares without regard to volume limitations, manner of sale requirements or registration requirement.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or Underwritten Offering, as applicable, including, without limitation, the following:

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(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any fees of the securities exchange on which Common Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and

(F) reasonable fees and expenses, not to exceed $100,000 in connection with any Registration Statement or Underwritten Offering, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders or the majority-in interest of the Takedown Requesting Holders, as applicable.

“Registration Statement” means any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Required Information” has the meaning set forth in Section 6.1.

“Resale Shelf Registration” is defined in Section 2.1.1.

“Resale Shelf Registration Statement” is defined in Section 2.3.1.

“Rule 144” means such rule promulgated under the Securities Act, as the same shall be amended from time to time, or any successor rule then in force.

“SEC Guidance” is defined in Section 2.3.3.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sponsor” means Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company.

“Sponsor Holder” and “Sponsor Holders” are defined in the Preamble.

“Sponsor Holder Lock-Up Period” means the period starting on the Effective Date and ending at 12:01 am, US eastern time, on the Sponsor Lock-Up End Date.

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“Sponsor Lock-Up End Date” means the earlier of (A) 12:01 am, U.S. eastern time, on the twelve-month anniversary of the date of the Closing and (B) following the Closing, (x) if the closing price of the Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (provided, however that any transfer restrictions applicable to Sponsor Holders shall not be lifted pursuant to this clause (B)(x) prior to the date that is one hundred and eighty one (181) days following the Closing) and (y) the date on which the Company completes a liquidation, merger, amalgamation, arrangement, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property.

“Takedown Requesting Holder” is defined in Section 2.3.4.

“Transactions” is defined in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, exchange or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, exchange or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person. The terms “Transferred”, “Transferee” and similar shall be construed accordingly.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” is defined in Section 2.3.4.

“Warrants” is defined in the Recitals.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.5 and Section 2.4 hereof, at any time and from time to time following the Lock-Up Period applicable to any Holder, (i) Sponsor Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by all Sponsor Holders at such time, or (ii) enGene Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all enGene Holders at such time (such Holders described in clauses (i) and (ii), the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities

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on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Holders making a Demand Registration may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Resale Shelf Registration). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than two Registrations for the enGene Holders and two Registrations for the Sponsor Holders pursuant to a Demand Registration under this Section 2.1.1.]

2.1.2 Holder Information. The Company’s obligations to include the Registrable Securities held by a Holder in any Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations.

2.1.3 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and remains effective for not less than 180 days (or such shorter period as shall terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriter or Underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under Section 2.1.1 above unless and until (i) such stop

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order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.

2.1.4 Underwritten Offering. Subject to the provisions of Section 2.1.5 and Section 2.4 hereof, if a Demanding Holder advises the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holder initiating the Demand Registration, which Underwriter(s) shall be reasonably acceptable to the Company.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holder(s) and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holder(s) (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities that each Demand Requesting Holding (if any) has requested to be included in such Underwritten Registration (pro rata based on the respective number of Registrable Securities that each Demand Requesting Holding (if any) has requested to be included in such Underwritten Registration) and the aggregate number of Registrable Securities that the Demand Requesting Holders have requested to be included in such Underwritten Registration that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other

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equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Common Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Demand Registration Withdrawal. A Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration (i) in the case of an Underwritten Offering, prior to the launch of the roadshow for the offering, and (ii) otherwise, prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a Demanding Holder initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any) withdraws from a proposed offering pursuant to this Section 2.1.6, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.6.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If at any time or from time to time following the Lock-Up Period applicable to any Holder hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company, other than a Registration Statement (i) filed pursuant to Section 2.1, (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) to register the offering of securities in connection with a transaction to be registered on Form S-4 or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by a Holder pursuant to this Section 2.2.1 (to the extent that such Holder is not then subject to a Lock-Up Period) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares that the Company desires to sell, taken together with (a) Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (c) Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing section (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing section (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to (i) in the case of an Underwritten Offering, the date on which the roadshow for the offering is launched, and (ii) otherwise, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. the Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof, and there shall be no limit on the number of Piggyback Registrations.

2.2.5 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.

Section 2.3 Resale Shelf Registrations.

2.3.1 Registration Statement Covering Resale of Registrable Securities. Notwithstanding the right of any Holder to request a Resale Shelf Registration pursuant to Section 2.1.1, the Company shall prepare and file or cause to be prepared and filed with the Commission as soon as practicable (but in any case no later than 15 calendar days after the Effective Date) a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing, but no later than the earlier of (i) sixty (60) calendar days after the Closing (or ninety (90) calendar days after the Closing if the Commission notifies the Company that it will “review” the Registration Statement) and (ii) fifteen (15) Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Resale Shelf Registration Statement shall be filed on any then applicable form. If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall

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file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form S-3. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement that is required to be filed pursuant to this Section 2.3.1 and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available at all times until the earlier of (i) the third anniversary of the Closing, and (ii) as to any particular Holder, the date on which the Holder ceases to hold any Registrable Securities. The Registration Statement filed with the Commission pursuant to this Section 2.3.1 shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the Lock-Up Period applicable to such Holder, which shall control), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders. The Resale Shelf Registration Statement filed hereunder may also register Common Shares other than Registrable Securities, including shares sold by the Company in one or more PIPE transactions and shares issuable upon the exercise of warrants.

2.3.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within three (3) Business Days after the Resale Shelf Registration Statement becomes effective (which may be accomplished by the issuance of a press release with such information), and shall furnish to any Holder, without charge, at its request, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent any of such documents are not available on EDGAR).

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2.3.3 SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.4 Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, to the extent such Resale Shelf Registration may be used for an underwritten offering, any of the Demanding Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Within five (5) days of receipt of this notice, the Company must notify all of the Holders of Registrable Securities of the Underwritten Shelf Takedown. Within five (5) days of delivery of this notice, Holders of Registrable Securities must notify the Company if they wish to participate in the Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder within such specified timeframe (each a “Takedown Requesting Holder”). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this Section 2.3.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Takedown Requesting Holder (who must be reasonably acceptable to the Company).

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2.3.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Demanding Holders, on a Pro Rata basis, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing section (i), the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.6 Registrations effected by the Company pursuant to Section 2.3.1 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.3.7 Under no circumstances shall the Company be obligated to effect more than three Underwritten Shelf Takedowns for the enGene Holders and three Underwritten Shelf Takedowns for the Sponsor Holders pursuant to Section 2.3.4].

Section 2.4 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under Section 2.1 during the period starting with the date thirty (30) days prior to Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company initiated Registration and provided that Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and that New Holdco continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective.

Section 2.5 Other Registration Rights. The Company represents that, as of the date hereof and other than as set forth herein, no Person has the right to request or require it to register any equity securities issued by it, other than (i) such registration rights granted pursuant to the PIPE Financing, the Convertible Bridge Financing and the Non-Redemption Agreement, each as defined in the Business Combination Agreement, and (ii) such registration rights as applicable under the terms of the Warrants. The Company will not grant any Person any registration rights with respect to the equity of the Company that are prior in right or in conflict or inconsistent with the rights of the Holders as set forth in this Article II in any material respect (it being understood that this shall not preclude the grant of additional demand and piggyback registration rights in and of themselves so long as such rights are not prior in right to the rights under this Agreement).

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ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to: (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed (provided that any such notice may be made by the issuance of a press release including such information);

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is or will become available on the Commission’s EDGAR system;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 in the event of an Underwritten Offering, request a customary “comfort” letter from the Company’s independent registered public accounting firm, addressed to the Underwriter(s) and in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

3.1.13 in the event of an Underwritten Offering, request one or more customary legal opinions of counsel representing the Company for the purposes of such Registration, addressed to the Underwriter(s) and “negative assurance letters” covering such matters with respect to the Registration in respect of which such opinions and letters are being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

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3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if a Registration, including an Underwritten Offering, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.17 otherwise, in good faith, use commercially reasonable efforts to cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. All Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement, provided that the Company hereby covenants promptly to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (c) requires the Company to update the financial statements contained in such Registration Statement pursuant to the rules and regulations of the Commission through the filing

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of a post-effective amendment which is subject to potential Commission review, or (d) in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by such officer, such filing, initial effectiveness or continued use of a Registration Statement would be materially detrimental to the Company. the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) for a period of not more than ninety (90) days in any three hundred and sixty (360)-day period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall expend commercially reasonable efforts to (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act (and upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements), and (ii) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including using commercially reasonable efforts to cause any legal opinions to be delivered.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or Affiliate of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to Section 4.1.5) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.2, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1 Lock-Up.

5.1.1 Each Holder agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 2.1, Section 2.2 or Section 2.3 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that Transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Holders shall be conditioned upon all officers and directors of the Company, as well as all such applicable Holders, being subject to the same restrictions; provided, however, to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 5.1. and in such Holder’s lock-up

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agreement prior to the expiration of the period set forth in such Holder’s lock-up agreement, then all applicable Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 5.1 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted. The provisions of this Section 5.1 shall not apply to any Holder that then holds less than one percent (1%) of then total issued and outstanding Common Shares.

ARTICLE VI

TERMINATION

Section 6.1 Prior Agreement Termination. By execution and delivery of this Agreement and contingent upon the occurrence of, and effective as of, Closing, FEAC and Sponsor (who represents and warrants that it holds at least a majority-in-interest of the “Registrable Securities” under the Prior Agreement), hereby terminate in its entirety the Prior Agreement pursuant to the power and authority granted to FEAC and the holders of at least a majority-in-interest of such “Registrable Securities” in Section 6.5 of the Prior Agreement.

Section 6.2 Termination. This Agreement shall terminate in the case of any Holder, the date on which neither the Holder nor any of its permitted assignees holds any Registrable Securities.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7.1):

If to the Company, to it at:

with a copy (which shall not constitute notice) to:

If to a Holder, to the address or email address set forth for such Holder on the signature page hereof.

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Section 7.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

Section 7.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 7.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” means “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and means such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.10 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

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Section 7.11 Amendment. This Agreement may not be amended, and no provision herein may be waived, except by an instrument in writing signed by (i) the Company, (ii) Sponsor Holders who hold at least a majority-in-interest of the then-outstanding number of Registrable Securities held by all Sponsor Holders at such time and (iii) enGene Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by all enGene Holders at such time.

Section 7.12 Waiver. At any time, the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (c) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. At any time, upon the affirmative vote or written consent of (x) a majority-in-interest of the Sponsor Holders and (y) a majority-in-interest of the enGene Holders, such Holders may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to their own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 7.13 Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.14 Corporate Opportunities. It is hereby acknowledged that the Sponsor Holders and their Affiliates participate in, and own and will own substantial equity interests in other entities (existing and future) that participate in, similar industries to the Company (the “Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with such Portfolio Companies. Any individual who serves as a director, officer, employee, agent, partner, shareholder, member or manager of a Sponsor Holder may also serve as a director, officer, employee, agent, partner, shareholder or member of (i) such Sponsor Holder’s Affiliate or Portfolio Company or (ii) a different Sponsor Holder or such different Sponsor Holder’s Affiliate or Portfolio Company and, at any given time, such Sponsor Holder, its Affiliates or Portfolio Companies may be in direct or indirect competition with the Company and/or its Affiliates. The Company waives, to the maximum extent permitted by Law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to any Sponsor Holders, their Affiliates or Portfolio Companies or any of their directors (subject to compliance by such director with his or her fiduciary duties as a director of the Company (as such, a “Sponsor Director”) and Laws applicable to the Company or its directors). As a result of such waiver, none of Sponsor Holders, their Affiliates or Portfolio Companies, nor any of their directors (subject to compliance by a Sponsor Director with his or her fiduciary duties as a director of the Company) and Laws applicable to the Company or its directors), shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Company or any of its Affiliates or developing or marketing any products or services that compete (directly or indirectly) with those of the Company or any of its subsidiaries; (B) acquiring

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assets in the same or similar areas of operation and lines of business of the Company; (C) investing in, owning or disposing of any (public or private) interest in any person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Affiliates (including a Sponsor Holder or their Affiliates, a “Competing Person”); (D) developing a business relationship with any Competing Person; or (E) entering into any agreement to provide any service(s) to any Competing Person or acting as director, officer, employee, agent, partner, shareholder, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of clauses (A) through (E)) of whether such activities are in direct or indirect competition with the business or activities of the Company or any of its subsidiaries (the activities described in clauses (A) through (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by law, the Company hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being notified of or offered an opportunity to participate in, any Specified Activity that may be presented to or become known to Sponsor, its Affiliates or Portfolio Companies or any Sponsor Director, other than any such Specified Activity that was learned, discovered or sourced solely in the course of a Sponsor Director acting in such Sponsor Director’s capacity as a director of the Company or any of its Affiliates.

Section 7.15 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(Next Page is Signature Page)

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Final Form

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

ENGENE HOLDINGS INC.

By:
Name:
Title:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[Company Signature Page to Registration Rights Agreement]

Final Form

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

SPONSOR HOLDERS:

[•]

By:
Name:
Title:

[Sponsor Holders Signature Page to Registration Rights Agreement]

Final Form

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

ENGENE HOLDERS:

[•]

By:
Name:
Title:

[enGene Holders Signature Page to Registration Rights Agreement]

Final Form

Schedule A

Sponsor Holders

Name of Holder	Number of Shares

enGene Holders

Name of Holder	Number of Shares

Schedule A

Exhibit E-1

Form of Company Voting Agreement

E-1-1

Final Form

ENGENE VOTING AGREEMENT

This enGene Voting Agreement (this “Agreement”) is made as of May 16, 2023, by and among enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”), Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), and the undersigned shareholders (collectively, the “Voting Parties” and each a “Voting Party”) of enGene Inc., a company incorporated under the laws of Canada (“enGene”).

WHEREAS, concurrently with the execution and delivery of this Agreement, FEAC, enGene, the Company and certain other persons party thereto are entering into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things FEAC, enGene and the Company agreed to effect the Transactions set forth therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of enGene beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of enGene acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Business Combination Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to FEAC, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a) Authority. Voting Party has all requisite power and authority and legal capacity to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

(d) Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than transfer restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) enGene’s Governing Documents, (B) that certain Third Amended and Restated Majority Shareholders Agreement, dated as of June 30, 2021, by and between enGene and the shareholders named therein (the “Shareholders Agreement”), (C) that certain Second Amended and Restated Registration Rights Agreement, dated as of June 30, 2021, by and between enGene and the shareholders named therein (the “Registration Rights Agreement”), (D) the enGene Lock-up Agreement, dated as of even date herewith, by and between enGene, the Company, FEAC and the Voting Parties (the “enGene Lock-up Agreement”) and (E) any agreement granting equity or equity-based compensation awards (collectively with the Shareholders Agreement and the Registration Rights Agreement, the “Company Affiliate Agreements”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own or otherwise have any direct or indirect interest in (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional common shares, or vote any common shares, or any other equity interests, of enGene (“enGene Shares”) or any security exercisable or exchangeable for or convertible into enGene Shares, other than as set forth on Annex A.

(e) No Litigation. There is no Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to impair or adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

(f) Business Combination Agreement. Each Voting Party understands and acknowledges that FEAC, enGene and the Company are entering into the Business Combination Agreement in reliance upon such Voting Party’s execution and delivery of this Agreement. Such Voting Party has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

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3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

(a) Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing Date (the “Voting Period”), each Voting Party shall, at any meeting (or in connection with any request for action by written consent) of the shareholders of enGene at which the matters described in clauses (i) and (ii) below are considered and at every adjournment or postponement thereof, (x) cause the Voting Shares that such Voting Party Beneficially Owns to be counted as present thereat for the purpose of establishing a quorum, (y) vote or cause to be voted the Voting Shares that such Voting Party Beneficially Owns and (z) execute a written consent or consents if shareholders of enGene are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to enGene’s Governing Documents: (i) in favor of (A) the approval, consent, ratification and adoption of the Company Arrangement Resolution and the Transactions, (B) any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for approval, consent, ratification and adoption of the Company Arrangement Resolution and the Transactions, and (C) any other matter reasonably necessary to the consummation of the Transactions and the other matters contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of enGene; and (ii) against (other than as contemplated by the Transactions) (A) any proposal or offer from any Person (other than FEAC or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving enGene, (2) the issuance or acquisition of shares of capital stock or other equity securities of enGene, or (3) the sale, lease, exchange or other disposition of any significant portion of enGene’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of enGene set forth in the Business Combination Agreement, or in any representation or warranty of enGene set forth in the Business Combination Agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of enGene’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of enGene (including any amendments to the Governing Documents), except as contemplated by this Agreement, the Business Combination Agreement or the Transactions.

(b) During the term of this Agreement, each Voting Party irrevocably and unconditionally consents to the details of this Agreement being set out in the materials to be submitted to the Court in connection with the Arrangement and in the Company Information Circular to be prepared in connection with the Company Shareholders Meeting and for the form of this Agreement to be filed with the SEC and any other Governmental Entity, in connection with the Transactions.

(c) Each Voting Party hereby appoints each of Jason Hanson and Anthony Cheung, acting individually, and any designee of either of them, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) hereof. This proxy and power of attorney is given to secure the

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performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. During the Voting Period, each Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement or the Business Combination Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Certain Covenants of Voting Party; Transfer and Encumbrance. During the Voting Period, each Voting Party will not, (a) directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, convert, pledge or otherwise dispose of or encumber (“Transfer”) any of such Voting Party’s Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Voting Party’s Voting Shares or Voting Party’s voting or economic interest therein, (b) publicly announce any intention to effect any transaction specified in clause (a), (c) knowingly take any action that would make any representation or warranty of such Voting Party contained herein untrue or inaccurate, or have the effect of preventing or disabling such Voting Party from performing its obligations under this Agreement, or (d) take any action, nor permit its representatives to take any action, to contest, oppose or interfere with the Company’s application pursuant to Section 192 of the CBCA for the Interim Order or the Final Order or to otherwise contest or oppose the Arrangement before any Governmental Entity, or to solicit proxies or become a participant in a solicitation in opposition to or competition with the Company Arrangement Resolution or the Transactions. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party in compliance with Section 2(b) of the enGene Lock-up Agreement; provided, however, that in each case, the applicable transferees enter into a written joinder to this Agreement in form and substance reasonably acceptable to FEAC and enGene by which such applicable transferees agree to be bound by this Agreement.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby (a) waives to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights of appraisal or rights to dissent (as applicable, or any similar rights) from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares, including the Dissent Rights, and (b) agrees not to commence or participate in any claim, derivative or otherwise, against FEAC, the Company or enGene or the members of their respective Boards of Directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of FEAC, the Company or enGene in connection with this Agreement, the Business Combination Agreement or the Transactions.

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7. Exercise of Rights. Each Voting Party shall not exercise any registration rights or other rights (solely to the extent such right would prevent, impede, or delay or be inconsistent with the Transactions) granted pursuant to the Company Affiliate Agreements with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof, other than in compliance with this Agreement.

8. Additional Matters. Each Voting Party shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as FEAC, enGene or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Business Combination Agreement and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Governing Documents of enGene or the CBCA which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing Date and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party of liability for any breach of this Agreement occurring prior to termination and the provisions of Sections 11 through 14 shall survive any termination of this Agreement.

10. No Agreement as Director or Officer. Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, securityholder, partner, director, officer or employee of Voting Party) in his, her or its capacity as a director or officer of enGene or the Company. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to enGene, the Company or their respective Subsidiaries.

11. Specific Enforcement. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity, (c) it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties, (d) the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief, and (e) in the event of any action by any other party for specific performance or injunctive relief, the first party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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12. Entire Agreement. This Agreement and the Business Combination Agreement (and the agreements delivered concurrently herewith pursuant to the Business Combination Agreement) together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Voting Parties, to such person’s address

of record a set forth on Annex A hereto.

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

and with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

if to FEAC to:

Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Cyril Lesser

E-mail: Cyril.Lesser@forbion.com

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with a copy to (which shall not constitute notice):

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt

Email: leo.borchardt@davispolk.com

and with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

5300 Commerce Court West

199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Daniel Borlack

Email: dborlack@stikeman.com

14. Miscellaneous.

(a) Section 8.3 (Amendment), Section 8.5 (Governing Law), Section 8.13 (Extension; Waiver), Section 8.14 (Waiver of Jury Trial), Section 8.15 (Submission to Jurisdiction) and Section 8.17 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

(b) In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(c) Each Voting Party acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and that it has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

(d) This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when multiple counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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(e) The titles and captions in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Other than Transfers permitted by a Voting Party pursuant to Section 5, and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

COMPANY:

ENGENE HOLDINGS INC.

By:
Name:
Title:

FEAC:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to enGene Voting Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

VOTING PARTIES:

[NAME]

By:
Name:
Title:

[ Voting Parties Signature Page to Company Voting Agreement]

Annex A

Voting Interests

[Annexed]

Exhibit E-2

Form of Company Lock-Up Agreement

E-2-1

Final Form

LOCK-UP AGREEMENT

This Lock-Up Agreement (the “Agreement”) is made as May 16, 2023, by and among enGene Inc., a company incorporated under the laws of Canada (“enGene”), enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”), each of the parties listed on Schedule I hereto (each, an “enGene Equity Holder” and collectively, the “enGene Equity Holders”), and Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, enGene, the Company, FEAC and certain other persons party thereto have entered into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, FEAC, enGene, the Company and the other parties thereto agreed, among other things, to combine their respective businesses and consummate the Transactions; and

WHEREAS, pursuant to the Business Combination Agreement, the enGene Equity Holders are entering into this Agreement substantially concurrently with the consummation of the Transactions to provide for the imposition on the Closing Date at the effective time of the Amalgamation pursuant to the Plan of Arrangement (the “Closing”) of certain transfer restrictions with respect to the Restricted Securities (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) “Excluded Securities” means, with respect to any enGene Equity Holder, (i) any Newco Shares issued to such enGene Equity Holder in connection with the Closing of the Transactions in respect of such enGene Equity Holder’s participation in the Convertible Bridge Financing or the PIPE Financing, and (ii) any Newco Warrants issued to such enGene Equity Holder in connection with the Closing of the Transactions in respect of such enGene Equity Holder’s participation in the Convertible Bridge Financing or the PIPE Financing, together with the Newco Shares issuable to such enGene Equity Holder upon exercise of any such Newco Warrants.

(b) “Restricted Securities” means, with respect to any enGene Equity Holder, any Newco Shares (other than Excluded Securities) issued to such enGene Equity Holder in connection with the Closing of the Transactions in exchange for or in consideration of such enGene Equity Holder’s ownership interests in enGene (the “enGene Original Interests”), and (ii) any Newco Shares issued or issuable upon exercise of any derivative securities (including options) for the purchase of Newco Shares issued to such enGene Equity Holder in connection with the Closing of the Transactions in exchange for or in consideration of such enGene Equity Holder’s ownership of derivative securities (including options) in enGene.

(c) “Transfer” means mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Section 2. Transfer Restrictions.

(a) Effective as of and conditioned upon the occurrence of the Closing, each of the enGene Equity Holders agrees that it, he or she shall not, until the earlier of (x) 12:01 am, U.S. eastern time, on the six-month anniversary of the date of the Closing and (y) the date (after the date of the Closing) on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Newco Shares for cash, securities or other property, Transfer any Restricted Securities.

(b) Notwithstanding anything herein to the contrary, from and after the Closing, Transfers of the Restricted Securities held by any enGene Equity Holder or any of their permitted transferees (that have complied with this Section 2(b)), are permitted (i) to the officers or directors of enGene or the Company, any affiliate or family member of any of the officers or directors of enGene or the Company, any affiliate of such enGene Equity Holder, enGene or the Company or to any direct or indirect equityholders of such enGene Equity Holder, enGene or the Company or any affiliates of such equityholders, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual, a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Company Common Stock held by such enGene Equity Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided that any shares of Company Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement; provided, however, that these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein in substantially the form of Exhibit A attached hereto.

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(c) This Section 2 shall continue to apply to Restricted Securities following their transfer to a permitted transferee under Section 2(b) above. Each holder of Restricted Securities shall be entitled to vote its Restricted Securities and receive dividends and other distributions with respect to such Restricted Securities (to the extent such concepts are applicable) during any period of time that such shares are subject to restrictions on transfer hereunder.

(d) Any Transfer of Restricted Securities made or attempted in violation of or contrary to the terms of this Agreement shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of the Company’s equity holders for any purpose. The Company may impose stop-transfer instructions with respect to the Restricted Securities during the period of the restrictions on transfer applicable thereto under this Section 2.

(e) Each certificate (if any) evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY [16], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH SPONSOR WAIVER AND SHARE RESTRICTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Section 3. Representations and Warranties of each enGene Equity Holder. Each enGene Equity Holder (each on its own behalf and not on behalf of any other enGene Equity Holder) represents and warrants as of the date hereof to FEAC, the Company and enGene as follows:

(a) Organization; Due Authorization. Each enGene Equity Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the such corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such enGene Equity Holder. This Agreement has been duly executed and delivered by each enGene Equity Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such enGene Equity Holder, enforceable against such enGene Equity Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Each enGene Equity Holder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, the respective enGene Original Interests, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose, other than transfer restrictions under the Securities Act or other applicable securities laws) affecting any enGene Original Interests other

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than pursuant to this Agreement, the Business Combination Agreement and the Ancillary Documents. Other than the enGene Original Interests, the Restricted Securities and the Excluded Securities, each enGene Equity Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of enGene or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of enGene.

(c) No Conflicts. The execution and delivery of this Agreement by each enGene Equity Holder does not, and the performance by such enGene Equity Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such enGene Equity Holder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such enGene Equity Holder or its enGene Original Interests), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such enGene Equity Holder of its obligations under this Agreement.

(d) Litigation. There are no Proceedings pending against each enGene Equity Holder, or to the knowledge of such enGene Equity Holder, threatened against such enGene Equity Holders, before (or, in the case of threatened Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such enGene Equity Holder of its obligations under this Agreement. Each enGene Equity Holder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each enGene Equity Holder (i) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e) Acknowledgment. Each enGene Equity Holder understands and acknowledges that each of the Company, enGene and FEAC is entering into the Business Combination Agreement in reliance upon such enGene Equity Holders’s execution and delivery of this Agreement. Each enGene Equity Holders has had the opportunity to read the Business Combination Agreement and this Agreement and acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and that it has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

Section 4. Termination. This Agreement shall be binding upon each enGene Equity Holder upon such enGene Equity Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect. If the Closing

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takes place, the provisions of this Agreement, other than this Section 4 and Section 5, shall terminate and be of no further force or effect upon the first to occur of (i) the six (6) month anniversary of the Closing Date and (ii) the date that all of the Restricted Securities are no longer subject to the lock-up restrictions set forth in Section 2(a).

Section 5. Miscellaneous. Article 8 of the Business Combination Agreement is incorporated herein by reference, mutatis mutandis.

[ remainder of page intentionally left blank; signature page follows ]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Lock-Up Agreement as of the date first written above.

COMPANY:

ENGENE HOLDINGS INC.

By:
Name:
Title:

[Company Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Lock-Up Agreement as of the date first written above.

FEAC:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[Company Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Lock-Up Agreement as of the date first written above.

[NAME]

By:
Name:
Title:

[NAME], individually

[enGene Equity Holders’ Signature Page to Lock-Up Agreement]

EXHIBIT A

Form of Joinder to Lock-Up Agreement

[DATE], 20__

Reference is made to that certain Lock-Up Agreement, dated as of May 16, 2023, by and among enGene Holdings Inc., a company incorporated under the laws of Canada (the “Company”), and the enGene Equity Holders named therein (as amended from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Lock-Up Agreement.

The undersigned transferee of [describe securities transferred] (a “New Holder”) agrees that this joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Holder hereby agrees to and does become party to the Lock-Up Agreement as an “enGene Equity Holder” thereunder. This Joinder shall serve as a counterparty signature page to the Lock-Up Agreement and by executing below, the undersigned New Holder is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party thereto effective from and after the date hereof; provided, however, that the terms and conditions of the Lock-Up Agreement shall apply only with respect to the Restricted Shares transferred to New Holder from the transferor that was a party to the Lock-Up Agreement.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[ remainder of page intentionally left blank; signature page follows ]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Joinder as of the date first written above.

[NEW HOLDER]

By:
Name:
Title:

Notice Address:

ENGENE HOLDINGS INC.

By:
Name:
Title:

SCHEDULE I

enGene Equity Holders

[Attached]

Exhibit E-3

Form of FEAC Voting Agreement

E-3-1

Execution Version

FEAC VOTING AGREEMENT

This FEAC Voting Agreement (this “Agreement”) is made as of May 16, 2023, by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company (“Sponsor”), Forbion Growth Opportunities Fund I Cooperatief U.A., a cooperative association (coöperatie) with exempted liability incorporated in the Netherlands (“FGOF”), each of the directors and officers of FEAC (together with Sponsor and FGOF, the “Voting Parties” and each a “Voting Party”), enGene Inc., a corporation incorporated under the laws of Canada (“enGene”) and enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, FEAC, enGene, the Company and certain other persons party thereto are entering into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, FEAC, enGene, the Company and the other parties thereto agreed to effect the Transactions set forth therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of FEAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of FEAC acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Business Combination Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to each of enGene and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a) Authority. Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

(d) Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than transfer restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Letter Agreement, dated as of December 9, 2021 (the “Insider Letter”), by and among FEAC and the Voting Parties other than FGOF, (B) that certain Warrant Agreement, dated as of December 9, 2021, by and between FEAC and Continental Stock Transfer & Trust Company, (C) that certain Registration Rights Agreement dated as of December 9, 2021, by and between FEAC and Sponsor (the “Registration Rights Agreement”), and (D) the Sponsor and Insider Letter, dated as of even date herewith, by and between FEAC, the Company and the Voting Parties (the “Sponsor and Insider Letter”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. As of the date hereof, Voting Party does not Beneficially Own or otherwise have any direct or indirect interest in (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional ordinary shares, or vote any ordinary shares, or any other equity interests, of FEAC (“FEAC Shares”) or any security exercisable or exchangeable for or convertible into FEAC Shares, other than as set forth on Annex A and except for any Voting Shares underlying any FEAC Private Placement Warrants to be issued by FEAC to a Voting Party as payee under the Working Capital Loan Note and/or any Extension Loan Note following the election by such Voting Party to convert all or part of the outstanding principal amount of the Working Capital Loan Note or any Extension Loan Note in FEAC Private Placement Warrants in connection with the consummation of the Transactions, in each case in accordance with FEAC’s Governing Documents and the Trust Agreement.

(e) No Litigation. There is no Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to impair or adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

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(f) Business Combination Agreement. Each Voting Party understands and acknowledges that FEAC, enGene and the Company are entering into the Business Combination Agreement in reliance upon such Voting Party’s execution and delivery of this Agreement. Such Voting Party has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

3. Agreement to Vote Shares; Further Assurances.

(a) Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing Date (the “Voting Period”), each Voting Party irrevocably agrees that it shall, at any meeting (or in connection with any request for action by written consent) of the shareholders of FEAC at which the matters described in clauses (i) and (ii) below are considered and at every adjournment or postponement thereof, (x) cause the Voting Shares that such Voting Party Beneficially Owns to be counted as present thereat for the purpose of establishing a quorum, (y) vote or cause to be voted the Voting Shares that such Voting Party Beneficially Owns and (z) execute a written consent or consents if shareholders of FEAC are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to FEAC’s Governing Documents: (i) in favor of (A) the Transaction Proposals and (B) any other matter reasonably necessary to the consummation of the Transactions and the other matters contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of FEAC; and (ii) against (other than as contemplated by the Transactions) (A) any proposal or offer from any Person (other than enGene or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving FEAC, (2) the issuance or acquisition of shares or other equity securities of FEAC, or (3) the sale, lease, exchange or other disposition of any significant portion of FEAC’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of FEAC set forth in the Business Combination Agreement, or in any representation or warranty of FEAC set forth in the Business Combination Agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of FEAC’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of FEAC (including any amendments to the Governing Documents), except as contemplated by this Agreement, the Business Combination Agreement or the Transactions.

(b) During the term of this Agreement, each Voting Party irrevocably and unconditionally consents to the details of this Agreement being set out in the materials to be submitted to FEAC’s shareholders or otherwise to be prepared in connection with the FEAC Shareholders Meeting and for the form of this Agreement to be filed with the SEC and any other Governmental Entity, in connection with the Transactions.

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4. No Voting Trusts or Other Arrangement. During the Voting Period, each Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement or the Business Combination Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Certain Covenants of Voting Party; Transfer and Encumbrance. During the Voting Period, each Voting Party will not, in each case other than as contemplated by the Transactions, (a) directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, convert, pledge or otherwise dispose of or encumber (“Transfer”) any of such Voting Party’s Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Voting Party’s Voting Shares or Voting Party’s voting or economic interest therein, (b) publicly announce any intention to effect any transaction specified in clause (a), (c) knowingly take any action that would make any representation or warranty of such Voting Party contained herein untrue or inaccurate, or have the effect of preventing or disabling such Voting Party from performing its obligations under this Agreement or (d) take any action, nor permit its Representatives to take any action, to contest, oppose or interfere with the Cayman Merger or to otherwise contest or oppose any of the Transactions before any Governmental Entity, or to solicit proxies or become a participant in a solicitation in opposition to or competition with the FEAC Shareholder Approval or any of the Transactions. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party in compliance with Section 2(a) of the Sponsor and Insider Letter; provided, however, that in each case, the applicable transferees enter into a written joinder to this Agreement in form and substance reasonably acceptable to the Company and FEAC by which such applicable transferees agree to be bound by this Agreement.

6. Termination of Certain Agreements. Prior to the Closing Date, the Voting Parties shall take such actions as may be necessary or appropriate to terminate the Registration Rights Agreement, effective as of and contingent upon the Transactions and the occurrence of the Closing Date, without any liability being imposed on FEAC, the Company or enGene following such termination.

7. Appraisal and Dissenters’ Rights. Each Voting Party hereby (a) waives, to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights of appraisal or rights to dissent (as applicable, or any similar rights) from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares, including any dissenters’ rights under Section 238 of the Cayman Act, and (b) agrees not to commence or participate in any claim, derivative or otherwise, against FEAC, the Company or enGene or the members of their respective Boards of Directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of FEAC, the Company or enGene in connection with this Agreement, the Business Combination Agreement or the Transactions.

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8. Redemption Rights. During the Voting Period, if FEAC seeks shareholder approval for the Transactions, each Voting Party shall not (a) exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) make any public statements with the intent to encourage any of FEAC’s shareholders to exercise any right to redeem any FEAC Class A Shares.

9. Insider Letter. Each party hereto that is a party to the Insider Letter hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary paragraphs 9(c) or 11 of the Insider Letter, except as otherwise expressly provided for by this Agreement and the other agreements entered into concurrently herewith in connection with the Transactions.

10. Additional Matters. Each Voting Party shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as FEAC, enGene or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Business Combination Agreement and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Governing Documents of FEAC or the Cayman Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

11. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing Date and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 11 shall relieve any party of liability for any breach of this Agreement occurring prior to termination and the provisions of Sections 13 through 16 shall survive any termination of this Agreement.

12. No Agreement as Director or Officer. Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, securityholder, partner, director, officer or employee of Voting Party) in his, her or its capacity as a director or officer of FEAC. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to FEAC or its Subsidiaries.

13. Specific Enforcement. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity, (c) it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties, (d) the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief, and (e) in the event of any action by any other party for specific performance or injunctive relief, the first party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

5

14. Entire Agreement. This Agreement and the Business Combination Agreement (and the agreements delivered concurrently herewith pursuant to the Business Combination Agreement) together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Voting Parties, to:

Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Cyril Lesser

E-mail: Cyril.Lesser@forbion.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt

Email: leo.borchardt@davispolk.com

and with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

5300 Commerce Court West

199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Daniel Borlack

Email: dborlack@stikeman.com

6

if to enGene or the Company to:

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

Email: jhanson@engeneinc.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

and with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

16. Miscellaneous.

(a) Section 8.3 (Amendment), Section 8.5 (Governing Law), Section 8.13 (Extension; Waiver), Section 8.14 (Waiver of Jury Trial), Section 8.15 (Submission to Jurisdiction) and Section 8.17 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

(b) In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7

(c) Each Voting Party acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and that it has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

(d) This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when multiple counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

(e) The titles and captions in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Other than Transfers permitted by a Voting Party pursuant to Section 5, and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

FEAC:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[ FEAC Signature Page to FEAC Voting Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

VOTING PARTIES:

FORBION GROWTH SPONSOR FEAC I B.V., a Dutch private limited company

By:
Name:
Title:

By:
Name:
Title:

FORBION GROWTH OPPORTUNITIES FUND I COOPERATIEF U.A., a Dutch cooperative association (coöperatie) with exempted liability

By:
Name:
Title:

By:
Name:
Title:

[ Voting Parties Signature Page to FEAC Voting Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

JASPER BOS

CYRIL LESSER

SANDER SLOOTWEG

WOUTER JOUSTRA

PHILIP ASTLEY-SPARKE

HILDE STEINEGER

TON LOGTENBERG

[ Voting Parties Signature Page to FEAC Voting Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

COMPANY:

ENGENE HOLDINGS INC.

By:
Name:
Title:

ENGENE:

ENGENE INC.

By:
Name:
Title:

[enGene Signature Page to FEAC Voting Agreement]

Annex A

Voting Interests

Name	Voting Interests		Warrants	Indirect Interests
	Class A ordinary shares	Class B ordinary shares	Class A ordinary shares subject to Warrants	in Class A ordinary shares
Sponsor	-0-	3,162,500	5,195,000	8,357,500
FGOF	2,000,000	-0-	-0-	10,357,500
Jasper Bos	-0-	-0-	-0-
Cyril Lesser	-0-	-0-	-0-
Sander Slootweg	-0-	-0-	-0-
Wouter Joustra	-0-	-0-	-0-
Philip Astley-Sparke	-0-	-0-	-0-
Hilde Steineger	-0-	-0-	-0-
Ton Logtenberg	-0-	-0-	-0-

Exhibit F

Form of Newco Articles

F-1

Final Form

TABLE OF CONTENTS

BUSINESS CORPORATIONS ACT

ARTICLES

of

ENGENE HOLDINGS INC.

		Page
ARTICLE 1
INTERPRETATION

1.1	Definitions	1
1.2	Business Corporations Act and Interpretation Act Definitions Applicable	1

ARTICLE 2
SHARES AND SHARE CERTIFICATES

2.1	Authorized Share Structure	2
2.2	Form of Share Certificate	2
2.3	Shareholder Entitled to Certificate or Acknowledgement	2
2.4	Delivery by Mail	2
2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	2
2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement	2
2.7	Splitting Share Certificates	2
2.8	Certificate Fee	3
2.9	Recognition of Trusts	3

ARTICLE 3
ISSUE OF SHARES

3.1	Directors Authorized	3
3.2	Commissions and Discounts	3
3.3	Brokerage	3
3.4	Conditions of Issue	3
3.5	Share Purchase Warrants and Rights	3

ARTICLE 4
SHARE REGISTERS

4.1	Central Securities Register	4
4.2	Closing Register	4

ARTICLE 5
SHARE TRANSFERS
5.1	Registering Transfers	4
5.2	Form of Instrument of Transfer	4
5.3	Transferor Remains Shareholder	4
5.4	Signing of Instrument of Transfer	4

5.5	Enquiry as to Title Not Required	5
5.6	Transfer Fee	5

ARTICLE 6
TRANSMISSION OF SHARES

6.1	Legal Personal Representative Recognized on Death	5
6.2	Rights of Legal Personal Representative	5

ARTICLE 7
PURCHASE OF SHARES

7.1	Company Authorized to Purchase or Otherwise Acquire Shares	5
7.2	Purchase When Insolvent	5
7.3	Sale and Voting of Purchased, Redeemed, or Otherwise Acquired Shares	5

ARTICLE 8
BORROWING POWERS

8.1	Borrowing Powers	6

ARTICLE 9
ALTERATIONS

9.1	Alteration of Authorized Share Structure by the Shareholders	6
9.2	Alteration of Authorized Share Structure by the Directors	7
9.3	Special Rights and Restrictions	7
9.4	No Interference with Class or Series Rights without Consent	7
9.5	Change of Name	7
9.6	Other Alterations	7

ARTICLE 10
MEETINGS OF SHAREHOLDERS

10.1	Annual General Meetings	7
10.2	Resolution Instead of Annual General Meeting	7
10.3	Calling of Meetings of Shareholders	8
10.4	Notice for Meetings of Shareholders	8
10.5	Record Date for Notice	8
10.6	Record Date for Voting	8
10.7	Failure to Give Notice and Waiver of Notice	8
10.8	Notice of Special Business at Meetings of Shareholders	8
10.9	Class Meetings and Series Meetings of Shareholders	9
10.10	Meetings by Telephone or Other Communications Medium	9
10.11	Advance Notice of Nominations of Directors	9

ARTICLE 11
PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1	Special Business	13
11.2	Special Majority	13
11.3	Quorum	13

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11.4	One Shareholder May Constitute Quorum	13
11.5	Other Persons May Attend	13
11.6	Requirement of Quorum	14
11.7	Lack of Quorum	14
11.8	Lack of Quorum at Succeeding Meeting	14
11.9	Chair	14
11.10	Selection of Alternate Chair	14
11.11	Adjournments	14
11.12	Notice of Adjourned Meeting	14
11.13	Decision by Show of Hands or Poll	14
11.14	Declaration of Result	15
11.15	Motion Need Not be Seconded	15
11.16	No Casting Vote	15
11.17	Manner of Taking Poll	15
11.18	Demand for Poll on Adjournment	15
11.19	Chair Must Resolve Dispute	15
11.20	Casting of Votes	15
11.21	No Demand for Poll on Election of Chair	15
11.22	Demand for Poll Not to Prevent Continuance of Meeting	15
11.23	Retention of Ballots and Proxies	15

ARTICLE 12
VOTES OF SHAREHOLDERS

12.1	Number of Votes by Shareholder or by Shares	16
12.2	Votes of Persons in Representative Capacity	16
12.3	Votes by Joint Holders	16
12.4	Legal Personal Representatives as Joint Shareholders	16
12.5	Representative of a Corporate Shareholder	16
12.6	Proxy Provisions Do Not Apply to All Companies	17
12.7	Appointment of Proxy Holders	17
12.8	Alternate Proxy Holders	17
12.9	When Proxy Holder Need Not Be Shareholder	17
12.10	Deposit of Proxy	17
12.11	Validity of Proxy Vote	18
12.12	Form of Proxy	18
12.13	Revocation of Proxy	18
12.14	Revocation of Proxy Must Be Signed	18
12.15	Chair May Determine Validity of Proxy	19
12.16	Production of Evidence of Authority to Vote	19

ARTICLE 13
DIRECTORS

13.1	First Directors; Number of Directors	19

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13.2	Change in Number of Directors	19
13.3	Directors’ Acts Valid Despite Vacancy	19
13.4	Qualifications of Directors	20
13.5	Remuneration of Directors	20
13.6	Reimbursement of Expenses of Directors	20
13.7	Special Remuneration for Directors	20
13.8	Gratuity, Pension or Allowance on Retirement of Director	20

ARTICLE 14
ELECTION AND REMOVAL OF DIRECTORS

14.1	Staggered Terms	20
14.2	Election at Annual General Meeting	21
14.3	Election or Appointment between Annual General Meetings	21
14.4	Consent to be a Director	21
14.5	Failure to Elect or Appoint Directors	21
14.6	Places of Retiring Directors Not Filled	22
14.7	Directors May Fill Casual Vacancies	22
14.8	Remaining Directors Power to Act	22
14.9	Shareholders May Fill Vacancies	22
14.10	Additional Directors	22
14.11	Ceasing to be a Director	23
14.12	Removal of Director by Shareholders	23
14.13	Removal of Director by Directors	23

ARTICLE 15

POWERS AND DUTIES OF DIRECTORS
15.1	Powers of Management	23
15.2	Appointment of Attorney of Company	23
ARTICLE 16
DISCLOSURE OF INTEREST OF DIRECTORS
16.1	Obligation to Account for Profits	23
16.2	Restrictions on Voting by Reason of Interest	24
16.3	Interested Director Counted in Quorum	24
16.4	Disclosure of Conflict of Interest or Property	24
16.5	Director Holding Other Office in the Company	24
16.6	No Disqualification	24
16.7	Professional Services by Director or Officer	24
16.8	Director or Officer in Other Corporations	24

ARTICLE 17
PROCEEDINGS OF DIRECTORS

17.1	Meetings of Directors	24
17.2	Voting at Meetings	24
17.3	Chair of Meetings	25

- iv -

17.4	Meetings by Telephone or Other Communications Medium	25
17.5	Calling of Meetings	25
17.6	Notice of Meetings	25
17.7	When Notice Not Required	25
17.8	Meeting Valid Despite Failure to Give Notice	25
17.9	Waiver of Notice of Meetings	25
17.10	Quorum	26
17.11	Validity of Acts Where Appointment Defective	26
17.12	Consent Resolutions in Writing	26

ARTICLE 18
EXECUTIVE AND OTHER COMMITTEES

18.1	Appointment and Powers of Executive Committee	26
18.2	Appointment and Powers of Other Committees	26
18.3	Obligations of Committees	27
18.4	Powers of Board	27
18.5	Committee Meetings	27

ARTICLE 19
OFFICERS

19.1	Directors May Appoint Officers	27
19.2	Functions, Duties and Powers of Officers	28
19.3	Qualifications	28
19.4	Remuneration and Terms of Appointment	28

ARTICLE 20
INDEMNIFICATION

20.1	Definitions	28
20.2	Mandatory Indemnification of Eligible Parties	29
20.3	Indemnification of Other Persons	29
20.4	Non-Compliance with Business Corporations Act	29
20.5	Company May Purchase Insurance	29

ARTICLE 21
DIVIDENDS

21.1	Payment of Dividends Subject to Special Rights	29
21.2	Declaration of Dividends	29
21.3	No Notice Required	29
21.4	Record Date	29
21.5	Manner of Paying Dividend	29
21.6	Settlement of Difficulties	30
21.7	When Dividend Payable	30
21.8	Dividends to be Paid in Accordance with Number of Shares	30
21.9	Receipt by Joint Shareholders	30
21.10	Dividend Bears No Interest	30

- v -

21.11	Fractional Dividends	30
21.12	Payment of Dividends	30
21.13	Capitalization of Surplus	30
21.14	Unclaimed Dividends	30

ARTICLE 22
DOCUMENTS, RECORDS AND REPORTS

22.1	Recording of Financial Affairs	31
22.2	Inspection of Accounting Records	31

ARTICLE 23

NOTICES
23.1	Method of Giving Notice	31
23.2	Deemed Receipt	32
23.3	Certificate of Sending	32
23.4	Notice to Joint Shareholders	32
23.5	Notice to Legal Personal Representatives and Trustees	32
23.6	Undelivered Notices	32
ARTICLE 24
SEAL AND EXECUTION OF DOCUMENTS
24.1	Who May Attest Seal	32
24.2	Sealing Copies	33
24.3	Mechanical Reproduction of Seal	33
24.4	Execution of Documents Generally	33
ARTICLE 25
PROHIBITIONS

25.1	Definitions	33
25.2	Application	34
25.3	Consent Required for Transfer of Shares or Designated Securities	34

ARTICLE 26

FORUM SELECTION
26.1	Forum for Adjudication of Certain Disputes	34

ARTICLE 27
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO COMMON SHARES

ARTICLE 28
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THE PREFERRED SHARES

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Final Form

Incorporation number: _______________

BUSINESS CORPORATIONS ACT

ARTICLES

of

ENGENE HOLDINGS INC.

ARTICLE 1

INTERPRETATION

1.1 Definitions. In these Articles (the “Articles”), unless the context otherwise requires:

“Applicable Securities Laws” means the applicable securities legislation of the United States and each relevant province and territory of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of the United States and each province and territory of Canada;

“board of directors”, “directors” and “board” mean the directors of the Company for the time being;

“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business;

“Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto;

“legal personal representative” means the personal or other legal representative of a shareholder;

“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

“seal” means the seal of the Company, if any; and

“Securities Act” means the Securities Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act.

1.2 Business Corporations Act and Interpretation Act Definitions Applicable. The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

ARTICLE 2

SHARES AND SHARE CERTIFICATES

2.1 Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2 Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3 Shareholder Entitled to Certificate or Acknowledgement. Except in respect of shares that are uncertificated shares within the meaning of the Business Corporations Act, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4 Delivery by Mail. Any share certificate or non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company (including the Company’s transfer agent or legal counsel) is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5 Replacement of Worn Out or Defaced Certificate or Acknowledgement. If the directors are satisfied that a share certificate or a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgement, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgement, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgement, as the case may be.

2.6 Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement. If a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgement, as the case may be, must be issued to the person entitled to that share certificate or acknowledgement, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgement is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7 Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8 Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9 Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as provided by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

ARTICLE 3

ISSUE OF SHARES

3.1 Directors Authorized. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2 Commissions and Discounts. The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3 Brokerage. The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4 Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5 Share Purchase Warrants and Rights. Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

ARTICLE 4

SHARE REGISTERS

4.1 Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain a central securities register, which may be kept in electronic form. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2 Closing Register. The Company must not at any time close its central securities register.

ARTICLE 5

SHARE TRANSFERS

5.1 Registering Transfers. A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company or the transfer agent or registrar for the class or series of shares to be transferred;

(b)

if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company or the transfer agent or registrar for the class or series of shares to be transferred; and

(c)

such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of shares to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and authorized and that the transfer is rightful or to a protected purchaser has been provided.

5.2 Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form satisfactory to the Company or the transfer agent or registrar for the class or series of shares to be transferred.

5.3 Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4 Signing of Instrument of Transfer. If a shareholder, or the shareholder’s duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgements deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5 Enquiry as to Title Not Required. Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgement of a right to obtain a share certificate for such shares.

5.6 Transfer Fee. There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

ARTICLE 6

TRANSMISSION OF SHARES

6.1 Legal Personal Representative Recognized on Death. In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2 Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

ARTICLE 7

PURCHASE OF SHARES

7.1 Company Authorized to Purchase or Otherwise Acquire Shares. Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series, the Business Corporations Act and the Applicable Securities Laws, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

7.2 Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3 Sale and Voting of Purchased, Redeemed, or Otherwise Acquired Shares. If the Company retains a share purchased, redeemed, or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

ARTICLE 8

BORROWING POWERS

8.1 Borrowing Powers. The Company, if authorized by the directors, may:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(b)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

ARTICLE 9

ALTERATIONS

9.1 Alteration of Authorized Share Structure by the Shareholders. Subject to Articles 9.3 and 9.4, the Business Corporations Act and the special rights and restrictions attached to the shares of any class or series, the Company may by special resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(d)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value; or

(e)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act;

and, if applicable, alter its Notice of Articles and Articles accordingly.

9.2 Alteration of Authorized Share Structure by the Directors. Subject to Articles 9.3 and 9.4, the Company may by directors’ resolution:

(a)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares; or

(b)	alter the identifying name of any of its shares;

and, if applicable, alter its Notice of Articles and Articles accordingly.

9.3 Special Rights and Restrictions. Subject to Article 9.4, the special rights or restrictions attached to any class or series of shares and the Business Corporations Act, the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued;

and alter its Articles or Notice of Articles accordingly.

9.4 No Interference with Class or Series Rights without Consent. A right or special right attached to issued shares must not be prejudiced or interfered with under the Business Corporations Act, the Notice of Articles or these Articles unless the holders of shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of the holders of such class or series of shares.

9.5 Change of Name. The Company may by directors’ resolution authorize an alteration of its Notice of Articles in order to change its name.

9.6 Other Alterations. If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

ARTICLE 10

MEETINGS OF SHAREHOLDERS

10.1 Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and, subject to Article 10.10, at such place as may be determined by the directors.

10.2 Resolution Instead of Annual General Meeting. If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3 Calling of Meetings of Shareholders. The directors may, whenever they think fit, call a meeting of shareholders, to be held at such time and, subject to Article 10.10, at such place as may be determined by the directors.

10.4 Notice for Meetings of Shareholders. The Company must send notice of the date, time and, unless the meeting is a fully electronic meeting, the location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

10.5 Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6 Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7 Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.8 Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

For the avoidance of doubt, any special business that is not set out in the notice of meeting shall not be approved at that meeting.

10.9 Class Meetings and Series Meetings of Shareholders. Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply, with the necessary changes and so far as they are applicable, to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.10 Meetings by Telephone or Other Communications Medium. The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic or other communication facilities that permit all participants to participate in the meeting, whether by telephone, electronic or other communications medium. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the directors determine to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

10.11 Advance Notice of Nominations of Directors.

(a)

Nomination Procedures - Subject only to the Business Corporations Act, Applicable Securities Law and these Articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if the election of directors is a matter specified in the notice of meeting,

(i)	by or at the direction of the board, including pursuant to a notice of meeting;

(ii)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(iii)

by any person (a “Nominating Shareholder”) who (A) at the close of business on the date of the giving of the notice provided for in this Article 10.11 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting, or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Company, and (B) has given timely notice in proper written form as set forth in this Article 10.11.

(b)

Manner of timely notice - To be timely, a Nominating Shareholder’s notice must be received by the corporate secretary of the Company at the principal executive office or registered office of the Company:

(i)

in the case of an annual meeting (including an annual and special meeting) of shareholders, not later than the close of business on the 30th day prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

(c)	Proper form of notice - To be in proper written form, a Nominating Shareholder’s notice must comply with this Article 10.11 and must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(A)	their name, age, business and residential address, and principal occupation or employment for the past five years;

(B)	their direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Company, including the number or principal amount; and

(C)

any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Business Corporations Act and as required by Applicable Securities Laws; and

(ii)	as to each Nominating Shareholder giving the notice:

(A)	their name, business and residential address;

(B)	any direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Company, including the number or principal amount;

(C)

any proxy, contract, arrangement, agreement or understanding pursuant to which such person, or any of its Affiliates or Associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Company or the nomination of directors to the board; and

(D)

any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and as required by Applicable Securities Laws.

References to “Nominating Shareholder” in this Article 10.11 shall be deemed to refer to each shareholder that nominates a person for election as a director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

(d)

Currency of information - All information to be provided in a timely notice pursuant to this Article 10.11 shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information to the extent necessary so that it is true and correct as of the date that is ten (10) business days prior to the date of the meeting, or any adjournment or postponement thereof.

(e)

Power of the chair - The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(f)

Delivery of notice - Notwithstanding any other provision of these Articles, notice given to the corporate secretary of the Company pursuant to this Article 10.11 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time on the Company’s website for general inquiries), and shall be deemed to have been given and made only at the time it is served by personal delivery to the corporate secretary at the address of the principal executive offices of the Company, email (at the address as aforesaid and provided that confirmation of receipt of such email has been received) or sent by facsimile transmission (provided that receipt of the confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(g)

Exclusive Means – For the avoidance of doubt, this Article 10.11 shall be the exclusive means for any person to bring nominations for election to the board at or in connection with any annual or special meeting of the shareholders of the Company.

(h)	Waiver - Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 10.11.

(i)	Definitions - For purposes of this Article 10.11,

“Affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

“Associate”, when used to indicate a relationship with a specified person, shall mean (i) any body corporate or trust of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such body corporate or trust for the time being outstanding, (ii) any partner of that person, (iii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (iv) a spouse of such specified person, (v) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (vi) any relative of such specified person or of a person mentioned in clauses (iv) or (v) of this definition if that relative has the same residence as the specified person;

“beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Company by a person, (i) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities;

“close of business” means 5:00 p.m. (Vancouver time) on a business day in British Columbia, Canada;

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts; and

“public announcement” shall mean disclosure in a press release reported by a national news service in Canada or the United States, or in a document publicly filed by the Company under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com or on the Electronic Data Gathering, Analysis and Retrieval system at https://www.sec.gov/edgar/searchedgar/companysearch.html.

ARTICLE 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1 Special Business. At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	the setting of the remuneration of an auditor;

(viii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(ix)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2 Special Majority. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3 Quorum. Subject to the special rights and restrictions attached to the shares of any class or series of shares and Article 11.4, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33 1⁄3 of the issued shares entitled to be voted at the meeting.

11.4 One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5 Other Persons May Attend. In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the officers, any lawyer for the Company, the auditor of the Company, any other persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Business Corporations Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6 Requirement of Quorum. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7 Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8 Lack of Quorum at Succeeding Meeting. If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9 Chair. The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; or

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10 Selection of Alternate Chair. If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11 Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12 Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13 Decision by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands, or the functional equivalent of a show of hands by means of electronic, telephonic or other communications facility unless a poll, before or on the declaration of the result of the vote by show of hands or the functional equivalent of a show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14 Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15 Motion Need Not be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16 No Casting Vote. In the case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands (or its functional equivalent) or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17 Manner of Taking Poll. Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.18 Demand for Poll on Adjournment. A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19 Chair Must Resolve Dispute. In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and the chair’s determination made in good faith is final and conclusive.

11.20 Casting of Votes. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21 No Demand for Poll on Election of Chair. No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22 Demand for Poll Not to Prevent Continuance of Meeting. The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23 Retention of Ballots and Proxies. The Company or its agent must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

ARTICLE 12

VOTES OF SHAREHOLDERS

12.1 Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2 Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands (or its functional equivalent) or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3 Votes by Joint Holders. If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)

if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4 Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5 Representative of a Corporate Shareholder. If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must be received:

(i)

at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or adjourned or postponed meeting; or

(ii)

at the meeting or any adjourned or postponed meeting, to the chair of the meeting or adjourned or postponed meeting or by a person designated by the chair of the meeting or adjourned or postponed meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company or its transfer agent by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6 Proxy Provisions Do Not Apply to All Companies. Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company.

12.7 Appointment of Proxy Holders. Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8 Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9 When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10 Deposit of Proxy. A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting;

(b)	unless the notice provides otherwise, be provided, at the meeting or any adjourned meeting, to the chair of the meeting or to a person designated by the chair of the meeting; or

(c)	be received in any other manner determined by the board or the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages or by using such available internet or telephone voting services as may be approved by the directors.

12.11 Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)

at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b)	at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.12 Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

ENGENE HOLDINGS INC.

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): _______________.

Signed this ______ day of __________, _____.

(Signature of shareholder)

(Name of shareholder - printed)

12.13 Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is received:

(a)	at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	at the meeting or any adjourned meeting, by the chair of the meeting or any adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.14 Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a)

if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or the shareholder’s legal personal representative or trustee in bankruptcy;

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15 Chair May Determine Validity of Proxy. The chair of any meeting of shareholders may determine whether or not a proxy deposited for use at the meeting, which may not strictly comply with the requirements of this Article 12 as to form, execution, accompanying documentation, time of filing or otherwise, shall be valid for use at the meeting, and any such determination made in good faith shall be final, conclusive and binding upon the meeting.

12.16 Production of Evidence of Authority to Vote. The directors or the chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

ARTICLE 13

DIRECTORS

13.1 First Directors; Number of Directors. The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.10, is set at:

(a)	subject to paragraphs (b) and (c), the number of directors that is equal to the number of the Company’s first directors;

(b)	if the Company is a public company, a number that is no less than three (3) and no greater than ten (10), and which shall be the most recently set of:

(i)	the number of directors set by the board of directors of the Company; and

(ii)	the number of directors set under Article 14.6;

(c)	if the Company is not a public company, the most recently set of:

(i)	the number of directors set by the board of directors of the Company; and

(ii)	the number of directors set under Article 14.6.

13.2 Change in Number of Directors. If the number of directors is set under Article 13.1(b)(i) or 13.1(c)(i):

(a)

the shareholders may elect the directors needed to fill any vacancies in the board of directors up to that number at the first meeting of shareholders following the setting of that number, subject to these Articles (including Article 10.11);

(b)

if the shareholders do not elect the directors needed to fill any vacancies in the board of directors up to that number at the first meeting of shareholders following the setting of that number, then the directors may appoint directors to fill those vacancies, subject to these Articles.

13.3 Directors’ Acts Valid Despite Vacancy. An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4 Qualifications of Directors. Notwithstanding any other provision of these Articles, a director is not required to hold a share in the capital of the Company as qualification for the director’s office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5 Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6 Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7 Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of, or not in that individual’s capacity as, a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8 Gratuity, Pension or Allowance on Retirement of Director. Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to that director’s spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

ARTICLE 14

ELECTION AND REMOVAL OF DIRECTORS

14.1 Staggered Terms. For purposes of facilitating staggered terms on the board, the following provisions shall apply:

(a)

one-third of the directors (or if the number of directors is not divisible by three, then that number of directors that is one-third of the directors rounded up to the next whole number) shall initially hold office for a three-year term expiring on the third annual general meeting of the Company following the date noted at the end of these Articles;

(b)

one-third of the directors (or if the number of directors is not divisible by three, then that number of directors that is one-third of the directors rounded up to the next whole number) shall initially hold office for a two-year term expiring on the second annual general meeting of the Company following the date noted at the end of these Articles; and

(c)	the remaining number of directors shall initially hold office for a one-year term expiring on the first annual general meeting of the Company following the date noted at the end of these Articles,

and upon the expiry of the directors’ initial terms of office as set forth above, the directors shall be elected in the manner provided in Article 14.2 to hold office for three-year terms expiring on the third annual general meeting following their election.

14.2 Election at Annual General Meeting. At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

all of the directors whose terms expire shall cease to hold office immediately before the election or appointment of directors under Article 14.2(b) below, but are eligible for re-election or re-appointment; and

(b)

the shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in the unanimous resolution appoint, the number of directors required to fill the following vacancies, such that the staggered terms are maintained as contemplated in Article 14.1:

(i)	the vacancies created by the expiry of any directors’ terms under these Articles, to hold office for three-year terms expiring on the third annual general meeting following their election; and

(ii)

any vacancies created before the expiry of any directors’ terms under these Articles, which vacancies have not already been filled as otherwise permitted in these Articles, to hold office for the remainder of the unexpired portion of the term of the departed directors whom the new directors are replacing.

14.3 Election or Appointment between Annual General Meetings. A director may be:

(a)	elected or appointed under Articles 14.7, 14.9, 14.12 or 14.13 to hold office until the remainder of the unexpired portion of the term of the departed director whom the new director is replacing;

(b)	appointed under Article 14.10 for a term expiring on the first annual general meeting of the Company following the director’s appointment under Article 14.10.

For greater certainty, following the expiry of the term of any director appointed under Articles 14.7, 14.9, 14.10, 14.12 or 14.13, that director is eligible for re-election or re-appointment under these Articles for a three-year term.

14.4 Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.5 Failure to Elect or Appoint Directors. If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2 on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which that director’s successor is elected or appointed; and

(d)	the date on which that director otherwise ceases to hold office under Section 128(1)(b) or (c) of the Business Corporations Act, or under any one of Articles 14.11(b) to (d).

14.6 Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, then those retiring directors who are not re-elected and who are asked by the newly elected directors under this Article 14.6 to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose, and any such election by the shareholders shall be for the remainder of the three-year term that would have commenced at the meeting of shareholders at which the places of such directors were not filled. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, then the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.7 Directors May Fill Casual Vacancies. Any casual vacancy occurring in the board of directors may be filled by the remaining directors, subject to these Articles (including Article 14.3).

14.8 Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, then the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.9 Shareholders May Fill Vacancies. If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, then the shareholders may elect or appoint directors to fill any vacancies on the board of directors, subject to these Articles (including Articles 10.11 and 14.3).

14.10 Additional Directors. Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors subject to these Articles, but the number of additional directors appointed under this Article 14.10 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.10.

Except as provided otherwise under these Articles or the Business Corporations Act, any director so appointed shall cease to hold office at the end of a term expiring on the first annual general meeting of the Company following the director’s appointment but is eligible for re-election or re-appointment for a subsequent three-year term.

14.11 Ceasing to be a Director. A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.12 or 14.13.

14.12 Removal of Director by Shareholders. The Company may remove any director before the expiration of that director’s term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution passed at a meeting of shareholders, a director to fill the resulting vacancy, subject to these Articles (including Articles 10.11 and 14.3). If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint a director to fill that vacancy, subject to these Articles (including Article 14.3).

14.13 Removal of Director by Directors. The directors may remove any director before the expiration of his or that director’s term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy, subject to these Articles (including Article 14.3).

ARTICLE 15

POWERS AND DUTIES OF DIRECTORS

15.1 Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company. The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in such attorney.

ARTICLE 16

DISCLOSURE OF INTEREST OF DIRECTORS

16.1 Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2 Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3 Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4 Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5 Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to their office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6 No Disqualification. No director or intended director is disqualified by that director’s or intended director’s office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7 Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8 Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by that individual as director, officer or employee of, or from that individual’s interest in, such other person.

ARTICLE 17

PROCEEDINGS OF DIRECTORS

17.1 Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2 Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3 Chair of Meetings. The following individual is entitled to preside as chair at a meeting of directors:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)	any other director chosen by the directors if:

(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4 Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5 Calling of Meetings. A director may, and the corporate secretary or an assistant corporate secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6 Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7 When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)	the director has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings. Any director may send to the Company a document signed by that director waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to such director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director. Attendance of a director at a meeting of the directors is a waiver of notice of the meeting, unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

17.10 Quorum. The quorum necessary for the transaction of the business of the directors is a majority of the number of directors in office or such greater number as the directors may by resolution determine from time to time.

17.11 Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Consent Resolutions in Writing. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document (which may include an electronic signature, as permitted by the Electronic Transactions Act (British Columbia)), fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

ARTICLE 18

EXECUTIVE AND OTHER COMMITTEES

18.1 Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2 Appointment and Powers of Other Committees. The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the board of directors;

(ii)	the power to remove a director;

(iii)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)	the power to appoint or remove officers appointed by the directors; and

(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3 Obligations of Committees. Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4 Powers of Board. The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5 Committee Meetings. Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee; and

(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

ARTICLE 19

OFFICERS

19.1 Directors May Appoint Officers. The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2 Functions, Duties and Powers of Officers. The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3 Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4 Remuneration and Terms of Appointment. All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

ARTICLE 20

INDEMNIFICATION

20.1 Definitions. In this Article 20:

(a)	“eligible party”, in relation to a Company, means an individual who:

(i)	is or was a director or officer of the Company,

(ii)	is or was a director or officer of another corporation (A) at a time when the corporation is or was an affiliate of the Company, or (B) at the request of the Company, or

(iii)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director of officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, to the extent permitted by the Act, the heirs and personal or other legal representatives of that individual;

(b)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(d)	“expenses” has the meaning set out in the Business Corporations Act.

20.2 Mandatory Indemnification of Eligible Parties. Subject to the Business Corporations Act, the Company must indemnify an eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3 Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4 Non-Compliance with Business Corporations Act. The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Article 20.

20.5 Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or that person’s heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by that person as such director, officer, employee or agent or person who holds or held such equivalent position.

ARTICLE 21

DIVIDENDS

21.1 Payment of Dividends Subject to Special Rights. The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may from time to time declare and authorize payment of such dividends as they consider appropriate.

21.3 No Notice Required. The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4 Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

21.6 Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7 When Dividend Payable. Any dividend may be made payable on such date as is fixed by the directors.

21.8 Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9 Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10 Dividend Bears No Interest. No dividend bears interest against the Company.

21.11 Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12 Payment of Dividends. Any dividend or other distribution payable in money in respect of shares may be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered shareholder in respect of which the payment is to be made. Cheques will be sent to the registered address of the shareholder, unless the shareholder otherwise directs. In the case of joint shareholders, the payment will be made to the order of all such joint shareholders and, if applicable, sent to them at the registered address of the joint shareholder who is first named on the central securities register, unless such joint shareholders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Company is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable, or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13 Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

21.14 Unclaimed Dividends. Any dividend unclaimed after a period of three years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company. The Company shall not be liable to any person in respect of any dividend which is forfeited to the Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 22

DOCUMENTS, RECORDS AND REPORTS

22.1 Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2 Inspection of Accounting Records. Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

ARTICLE 23

NOTICES

23.1 Method of Giving Notice. Unless the Business Corporations Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)	physical delivery to the intended recipient;

(f)

creating and providing a record posted on or made available through a generally-accessible electronic source and providing written notice by any of the foregoing methods of the availability of such record; or

(g)	as otherwise permitted by Applicable Securities Laws.

23.2 Deemed Receipt. A notice, statement, report or other record that is:

(a)

mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing;

(b)	faxed to a person to the fax number provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed;

(c)	e-mailed to a person to the e-mail address provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was e-mailed on the day it was e-mailed; and

(d)	delivered in accordance with Article 23.1(f), is deemed to be received by the person on the day such written notice is sent.

23.3 Certificate of Sending. A certificate signed by the corporate secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders. A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Legal Personal Representatives and Trustees. A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)

if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

23.6 Undelivered Notices. If, on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, then, subject to the Business Corporations Act, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of that shareholder’s new address.

ARTICLE 24

SEAL AND EXECUTION OF DOCUMENTS

24.1 Who May Attest Seal. Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by the directors.

24.2 Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

24.3 Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

24.4 Execution of Documents Generally. The directors may from time to time by resolution appoint any one or more persons, officers or directors for the purpose of executing any instrument, document or agreement in the name of and on behalf of the Company for which the seal need not be affixed, and if no such person, officer or director is appointed, then any one officer or director of the Company may execute such instrument, document or agreement.

ARTICLE 25

PROHIBITIONS

25.1 Definitions. In this Article 25:

(a)	“designated security” means:

(i)	a voting security of the Company;

(ii)

a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (i) or (ii);

(b)	“security” has the meaning assigned in the Securities Act;

(c)	“voting security” means a security of the Company that:

(i)	is not a debt security, and

(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2 Application. Article 25.3 does not apply to the Company if and for so long as it is a public company.

25.3 Consent Required for Transfer of Shares or Designated Securities. No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

ARTICLE 26

FORUM SELECTION

26.1 Forum for Adjudication of Certain Disputes. Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate Courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these Articles (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of the Company. Unless the Company consents in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. If any action or proceeding, the subject matter of which is within the scope of the preceding sentence, is filed other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (x) the personal jurisdiction of the Supreme Court of British Columbia, Canada or the United States District Court for the District of Delaware, as the case may be, in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (y) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity purchasing or otherwise acquiring any interest in common shares in the capital of the Company shall be deemed to have notice of and consented to the provisions of this Section 26.1.

ARTICLE 27

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO COMMON SHARES

27.1 The Common Shares without par value (the “Common Shares”) have attached to them the special rights and restrictions set out in this Article 27.

Dividends

27.2 Except as otherwise provided in these Articles, each holder of a Common Share is entitled, as such, to receive, on the date fixed for payment thereof, and the Company will pay thereon, such dividends as the directors may in their sole and absolute discretion declare from time to time out of the money or other property of the Company properly applicable to the payment of dividends.

27.3 No holder of a Common Share will be entitled, as such, to any dividend other than or in excess of the dividends, if any, declared pursuant to Article 27.2.

27.4 The directors may, in their sole and absolute discretion, declare and pay or set apart for payment dividends on the Common Shares independently of any dividend on, and without also declaring or paying or setting apart for payment any dividend (whether or not of a similar amount) on, any one or more other classes of shares in the Company and may, in their sole and absolute discretion, declare and pay or set apart for payment dividends on shares of any one or more classes of shares in the Company other than the Common Shares independently of any dividend on, and without also declaring or paying or setting apart for payment any dividend (whether or not of a similar amount) on, the Common Shares.

Winding Up

27.5 In the event of the liquidation, dissolution or winding-up of the Company or other distribution of property or assets of the Company among its shareholders for the purpose of winding up its affairs, no amount will be paid and no property or asset of the Company will be distributed to the holders of the Common Shares, as such, until the holders of any other class or series of shares entitled to receive assets of the Company upon such a distribution in priority to the holders of the Common Shares, as such, have first received from the property and assets of the Company the amount to which they are entitled pursuant to these Articles, but thereafter, the holders of the Common Shares will be entitled to all remaining property and assets of the Company on a share for share basis.

Votes

27.6 Each holder of a Common Share, as such, is entitled to receive notice of and to attend and vote in person or by proxy at all meetings of the shareholders of the Company and is entitled to one vote for each such share held.

ARTICLE 28

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THE PREFERRED SHARES

Preferred Shares

28.1 The special rights or restrictions attached to the Preferred Shares without par value (the “Preferred Shares”) shall be as follows:

Issuable in Series

28.2 The Preferred Shares may at any time and from time to time be issued in one or more series.

28.3 Subject to Article 9.4 and the Business Corporations Act, the board may from time to time, by directors’ resolution, if none of the Preferred Shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(a)

determine the maximum number of shares of any of those series of Preferred Shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this paragraph (a) or otherwise in relation to a maximum number of those shares;

(b)	create an identifying name by which the shares of any of those series of Preferred Shares may be identified, or alter any identifying name created for those shares; and

(c)

attach special rights or restrictions to the shares of any of those series of Preferred Shares or alter any special rights or restrictions attached to those shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(i)

the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(ii)

any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(iii)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(iv)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

(v)	any voting rights and restrictions;

(vi)	the terms and conditions of any share purchase plan or sinking fund; and

(vii)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

28.4 No special rights or restrictions attached to any series of Preferred Shares will confer upon the shares of that series a priority over the shares of any other series of Preferred Shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital. The Preferred Shares of each series will, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank on a parity with the shares of every other series.

Class Rights or Restrictions

28.5 Holders of Preferred Shares will be entitled to preference with respect to payment of dividends over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends.

28.6 In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

28.7 The Preferred Shares may also be given such other preferences over the Common Shares and any other shares ranking junior to the Preferred Shares as may be fixed by directors’ resolution as to the respective series authorized to be issued.

DATED _______________________, 2023.

SIGNATURE OF A DIRECTOR OF THE COMPANY

Exhibit G

Form of Newco Equity Incentive Plan

G-1

Final Form

FORM OF

ENGENE HOLDINGS INC.

2023 INCENTIVE EQUITY PLAN

Effective as of the Effective Date (as defined below), the enGene Holdings Inc. 2023 Incentive Equity Plan (as in effect from time to time, the “Plan”) is hereby established.

The purpose of the Plan is to provide employees, certain consultants and advisors, and the non-employee members of the Board of Directors, of enGene Holdings Inc., a company organized under the laws of Canada that that intends to continue as a company governed by the Business Corporations Act (British Columbia) (together with its successors, the “Company”), and its subsidiaries, with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, share awards, share units, and other share-based awards.

The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

In connection with the consummation of the transactions contemplated under the Business Combination Agreement, (i) the amended and restated equity incentive plan of enGene Inc. (the “Corporation”) dated June 29, 2021 and as may be further amended and/or restated from time to time, and (ii) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company, the Corporation and any of their subsidiaries (the “Group Company”) of rights of any kind to receive equity securities of any Group Company or benefits measured in whole or in part by reference to equity securities of any Group Company (the “Prior Plans”), will be converted and exchanged into rights to acquire shares of the Company as set forth in the Business Combination Agreement, with such equity security rights to be merged into and converted into grants under the Plan. No additional grants shall be made under the Prior Plans after the Effective Date.

Section 1. Definitions

The following terms has the meanings set forth below for purposes of the Plan:

(a) “409A” means Section 409A of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Business Combination Agreement” means that certain Business Combination Agreement, dated as of May 16, 2023, by and among Forbion European Acquisition Corp., a Cayman Islands exempted company, enGene Inc., a corporation existing under the laws of Canada, the Company, and the other persons named therein and party thereto.

(d) “Canadian Employees” means officers, employees, and non-employee members of the Board, or a corporation that does not deal at arm’s length with the Company for purposes of the Tax Act, who are residents of Canada for purposes of the Tax Act.

(e) “Cause” has the meaning given to that term in any written employment agreement, offer letter or severance or termination agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Grant Instrument, Cause means a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony, indictable offence or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(f) “CEO” means the Chief Executive Officer of the Company (or if there is none then appointed, the President of the Company).

(g) “Change of Control”, unless otherwise set forth in a Grant Instrument, shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than 50% of the voting power of the then outstanding securities of such other Person.

(ii) The consummation of (A) an amalgamation, arrangement, merger, consolidation or other form of business combination of the Company with another Person where, immediately after such transaction, the shareholders of the Company, immediately prior to such transaction, will not beneficially own, in substantially the same proportion as ownership immediately prior to such transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to such transaction, will not, immediately after such transaction, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(iii) A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv) The consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with 409A or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to 409A and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under 409A.

(a) “Common Share” shall mean the common shares of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(c) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan and to the extent the Board does not appoint a committee, the Board can serve as the Committee. The Committee shall consist of Directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Common Shares are at the time primarily traded.

(d) “Consultant” means a person other than an Employee, officer or Director of the Company or of any of its subsidiaries that:

(i) is engaged to provide bona fide services to the Company or a Related Entity of the Company, other than services provided in relation to a distribution, the offer and sale of securities in a capital-raising transaction, or, directly or indirectly, to promote or maintain a market for the Company’s securities;

(ii) provides the services under a written contract with the Company or a Related Entity of the Company; and

(iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity of the Company;

and includes

(iv) for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner; and

(v) for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity of the Company.

(e) “Director” means a member of the Board of the Company or any of its subsidiaries.

(f) “Disability” or “Disabled” means, unless otherwise set forth in the Grant Instrument, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant.

(g) “Dividend Equivalent” means an amount determined by multiplying the number of Common Shares subject to a Share Unit or Other Share-Based Award by the per-share cash dividend paid by the Company on its outstanding Common Shares, or the per-share Fair Market Value of any dividend paid on its outstanding Common Shares in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(h) “Effective Date” means the effective date of the consummation of the merger contemplated by the Business Combination Agreement, subject to approval of the Plan by the shareholders of the Company.

(i) “Employed by, or providing service to, the Employer” means employment or service as an Employee, Consultant or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Share Awards, Share Units, and Other Share-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Consultant or member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.

(j) “Employee” means an employee of the Employer (including an officer or Director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k) “Employer” means the Company and its subsidiaries.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” means the per share price at which Common Shares may be purchased under an Option, as designated by the Committee.

(n) “Fair Market Value” means:

(i) For so long as the Common Shares are publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Common Shares is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Common Shares are not principally traded on any such exchange, the last reported sale price of a share of Common Shares during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii) If the Common Shares are not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined in good faith by the Committee through any reasonable valuation method authorized under the Code or Tax Act, if applicable, and commonly used to value privately held stock.

(o) “GAAP” means United States generally accepted accounting principles.

(p) “Grant” means an Option, SAR, Share Award, Share Unit or Other Share-Based Award granted under the Plan.

(q) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(r) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(s) “Non-Employee Director” means a Director who is not an Employee.

(t) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(u) “Option” means an option to purchase Common Shares, as described in Section 6.

(v) “Other Share-Based Award” means any Grant based on, measured by or payable in Common Shares (other than an Option, Share Unit, Share Award, or SAR), as described in Section 10.

(w) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to participate in the Plan.

(x) “Performance Goals” means performance goals that may include, but are not limited to, one or more of the following criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; share price; return on equity or average shareholder equity; total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in shareholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. Performance Goals applicable to a Grant shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

(y) “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(z) “Related Entity” means, for the Company, a person that controls or is controlled by the Company or that is controlled by the same person that controls the Company.

(aa) “Restriction Period” has the meaning given that term in Section 7(a).

(bb) “SAR” means a stock appreciation right, as described in Section 9.

(cc) “Share Award” means an award of Common Shares, as described in Section 7.

(dd) “Share Unit” means an award of a phantom unit representing a Common Share, as described in Section 8.

(ee) “Substitute Awards” has the meaning given that term in Section 4(c).

(ff) “Tax Act” means the Income Tax Act (Canada), as amended, including any applicable regulations and guidance thereunder.

(gg) “Termination Date” means, in respect of a Canadian Employee, the date that an Employee ceases to provide services to, or otherwise ceases its relationship with, the Employer on a permanent basis, for any reason, whether lawful or otherwise (including, without limitation by reason of termination for Cause, termination without Cause, resignation, death or disability), without regard to any applicable period of notice, payment in lieu of notice, severance pay, termination pay, benefits continuation, or similar compensation and/or benefits to which the Employee may then be entitled, subject only to the express minimum requirements of applicable employment or labour standards legislation (if applicable).

Section 2. Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee; provided, however, that any Grants to members of the Board must be authorized by a majority of the Board (counting all Board members for purposes of a quorum, but only non-interested Board members for purposes of such majority approval). The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder in any individual instance (without any need for any formal assumption of authority from the Committee). To the extent that the Board, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee or the CEO.

(b) Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, so long as the CEO is also a Director, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Grants to Employees or Consultants who are not executive officers under Section 16 of the Exchange Act.

(c) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or Restriction Period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 17 below, (v) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside of the United States who receive Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(d) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all Persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(e) Indemnification. No member of the Committee or the Board, and no employee of the Company shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such Person’s bad faith or willful misconduct.

Section 3. Grants

Grants under the Plan may consist of Options as described in Section 6, Share Awards as described in Section 7, Share Units as described in Section 8, SARs as described in Section 9, and Other Share-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

Section 4. Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below in Sections 4(b) and 4(e) below, the aggregate number of Common Shares that may be issued or transferred under the Plan shall be [•]1 Common Shares, plus [•]2 Common Shares subject to outstanding grants under the Prior Plan as of the Effective Date. The aggregate number of Common Shares that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed [•]3 Common Shares. Commencing with the first business day of each calendar year beginning in 2024, the aggregate number of Common Shares that may be issued or transferred under the Plan shall be increased by a number equal to the lesser of (x) [•]4 million Common Shares, or (y) such lesser number of Common Shares as may be determined by the Committee.

[1]

Note to Draft: Number to be inserted in connection with the closing of the transactions contemplated by the Business Combination Agreement equal to 6.7% of the fully diluted capitalization of the Company immediately after giving effect to the transactions contemplated by the Business Combination Agreement.

[2]

Note to Draft: Number to be equal to the number of shares underlying outstanding stock option awards under the Prior Plans, after giving effect to exchange and conversion as contemplated under the Business Combination Agreement.

[3]

Note to Draft: Number to be inserted in connection with the closing of the transactions contemplated by the Business Combination Agreement equal to 6.7% of the fully diluted capitalization of the Company immediately after giving effect to the transactions contemplated by the Business Combination Agreement.

[4]

Note to Draft: Number to be inserted in connection with the closing of the transactions contemplated by the Business Combination Agreement equal to 5% of the fully diluted capitalization of the Company immediately after giving effect to the transactions contemplated by the Business Combination Agreement.

(b) Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued Common Shares or reacquired Common Shares, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options or SARs granted under the Prior Plan, if any), expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Share Awards, Share Units or Other Share-Based Awards (including options or SARs granted under the Prior Plan, if any) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. If Common Shares otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of Common Shares available for issuance under the Plan shall be reduced only by the net number of shares actually issued by the Company upon such exercise and not by the gross number of shares as to which such Option is exercised. Upon the exercise of any SAR under the Plan, the number of Common Shares available for issuance under the Plan shall be reduced by only by the net number of shares actually issued by the Company upon such exercise. If Common Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Common Shares thereunder, then the number of Common Shares available for issuance under the Plan shall be reduced by the net number of shares issued, vested or exercised under such Grant, calculated in each instance after payment of such share withholding. To the extent any Grants are paid in cash, and not in Common Shares, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

(c) Substitute Awards. Shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of Common Shares available under the Plan and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Grants under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code or Tax Act requirements).

(d) Individual Limits for Non-Employee Directors. Subject to adjustment as described below in Section 4(e), the maximum aggregate grant date value of Common Shares subject to Grants granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year, shall not exceed $500,000 in total value; provided, however, that with respect to the year during which the Non-Employee Director is first appointed or elected to the Board, the maximum aggregate grant date value of Common Shares granted to such Non-Employee Director during the initial annual period, taken together with any cash fees earned by such Non-Employee Director for services rendered during such period, shall not exceed $750,000 in total value during the initial annual period. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(e) Adjustments. If there is any change in the number or kind of Common Shares outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, amalgamation, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Common Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of Common Shares available for issuance under the Plan, the maximum amount of Grants which a Non-Employee Director may receive in any year, the number and kind of shares covered by outstanding Grants, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Common Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 12 shall apply. Any adjustments to outstanding Grants to individuals subject to U.S. income tax shall be consistent with Section 409A or Section 424 of the Code, to the extent applicable. The adjustments of Grants under this Section 4(e) shall include adjustment of shares, Exercise Price of Stock Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5. Eligibility for Participation

(a) Eligible Persons. All Employees, Non-Employee Directors and Consultants shall be eligible to participate in the Plan.

(b) Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Consultants to receive Grants and shall determine the number of Common Shares subject to a particular Grant in such manner as the Committee determines.

(c) Voluntary Participation. Participation in the Plan will be entirely voluntary and any decision not to participate will not affect any Employee’s, Non-Employee Director’s or Consultant’s employment or other service relationship with the Company or any of its subsidiaries.

Section 6. Options

The Committee may grant Options to an Employee, Non-Employee Director or Consultant upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Committee shall determine the number of Common Shares that will be subject to each Grant of Options to Employees, Non-Employee Directors and Consultants.

(b) Type of Option and Exercise Price.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, who are subject to U.S. income tax. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Consultants.

(ii) The Exercise Price of Common Shares subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of the Common Shares on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Common Shares on the date of grant. Notwithstanding the foregoing, the Exercise Price of any Option granted to a Canadian Employee shall under no circumstances be less than 100% of the Fair Market Value on the date the Option is granted.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Common Shares under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer (and in the case of a Canadian Employee, prior to a Termination Date). The Committee shall determine in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering Common Shares owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of Common Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, and solely with respect to Nonqualified Stock Options, by withholding Common Shares subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Common Shares used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Shares on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 7. Share Awards

The Committee may issue or transfer Common Shares to an Employee, Non-Employee Director or Consultant under a Share Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Share Awards:

(a) General Requirements. Common Shares issued or transferred pursuant to Share Awards may be issued or transferred subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Share Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based on the achievement of specific Performance Goals. The period of time during which the Share Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of Common Shares to be issued or transferred pursuant to a Share Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer (or in the case of a Canadian Employee, a Termination Date occurs) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Share Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those Common Shares must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Share Award except under Section 15. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Share Awards until all restrictions on such shares have lapsed. Each certificate for a Share Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed from the share certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Share Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Share Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals. Dividends with respect to Share Awards that vest based on performance shall vest if and to the extent that the underlying Share Award vests, as determined by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Share Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Share Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8. Share Units

The Committee may grant Share Units, each of which shall represent one hypothetical Common Share, to an Employee, Non-Employee Director or Consultant upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Share Units:

(a) Crediting of Units. Each Share Unit shall represent the right of the Participant to receive a Common Share or an amount of cash based on the value of a Common Share, if and when specified conditions are met. All Share Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Share Units. The Committee may grant Share Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Share Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Share Units at any time for any reason, provided such acceleration complies with 409A. The Committee shall determine the number of Share Units to be granted and the requirements applicable to such Share Units. Notwithstanding anything to the contrary, the vesting period for Share Units granted to a Canadian Employee shall, in all cases, be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act, as such subsection may be amended or enacted from time to time.

(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer (or in the case of a Canadian Employee, a Termination Date occurs) prior to the vesting of Share Units, or if other conditions established by the Committee are not met, the Participant’s Share Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Share Units. Payments with respect to Share Units shall be made in cash, Common Shares or any combination of the foregoing, as the Committee shall determine.

(e) Canadian Employees. All Share Units granted to Canadian Employees shall be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act, as such subsection may be amended or enacted from time to time.

Section 9. Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Consultant separately or in tandem with any Option. The following provisions are applicable to SARs:

(a) General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Consultant separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a Common Share as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Common Shares under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Common Shares that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Common Shares.

(c) Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer (and in the case of a Canadian Employee, prior to a Termination Date) or during the applicable period after termination of employment or service (or in the case of a Canadian Employee, after Termination Date) as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Shares on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f) Form of Payment. The appreciation in a SAR shall be paid in Common Shares, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of Common Shares to be received, Common Shares shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10. Other Share-Based Awards

The Committee may grant Other Share-Based Awards, which are awards (other than those described in Sections 6 through 9) that are based on or measured by Common Shares, to any Employee, Non-Employee Director or Consultant, on such terms and conditions as the Committee shall determine. Other Share-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Common Shares or any combination of the foregoing, as the Committee shall determine.

Section 11. Dividend Equivalents

The Committee may grant Dividend Equivalents in connection with Share Units or Other Share-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or Common Shares, and upon such terms and conditions as the Committee shall determine. Dividend Equivalents with respect to Share Units or Other Share-Based Awards that vest based on performance shall vest and be paid only if and to the extent the underlying Share Units or Other Share-Based Awards vest and are paid, as determined by the Committee.

Section 12. Consequences of a Change of Control

(a) Assumption of Outstanding Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with grants (with respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). An assumption or substitution of any Grants shall be done in a manner consistent with the provisions of Sections 409A and, if applicable, 424 of the Code, for individuals subject to U.S. income tax. After a Change of Control, references to the “Company” or “Employer” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.

(b) Other Alternatives. In the event of a Change of Control, if any outstanding Grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Grants, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Share Awards, Share Units and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Share Units or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Common Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Common Shares subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the

Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Shares does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR and shall have the right to cancel any such Stock Option or SAR for no consideration.

Section 13. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of 409A.

Section 14. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable United States federal (including taxes under FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Grants or exercising Grants pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Common Shares to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Grant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

Section 15. Transferability of Grants

(a) Nontransferability of Grants. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Participant may transfer Nonqualified Stock Options to a permitted assign in compliance with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16. Requirements for Issuance or Transfer of Shares

No Common Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the Common Shares as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing Common Shares issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 17. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code, the Tax Act or other applicable law, or to comply with applicable stock exchange requirements.

(b) No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(d) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Participant with respect to such Grant unless the Participant consents or unless the Committee acts under Section 18(f). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(f) or may be amended by agreement of the Company and the Participant consistent with the Plan.

Section 18. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of securities or property, reorganization or liquidation involving the Company, in substitution for a stock option or Share Awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.

(b) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c) Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d) Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Consultant or other person to any claim or right to receive a Grant under the Plan. Any Grant under the Plan shall be a one-time award that does not constitute a promise of future grants nor will it form part of a Participant’s standard compensation or be considered for the purpose of calculating any entitlements to vacation, benefits, notice of termination or payment in lieu of notice or as otherwise required by any other contract or applicable law. The Company, in its sole discretion, maintains the right to make available future Grants under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e) No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f) Compliance with Law.

(i) The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Common Shares under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that, to the extent applicable, Grants comply with the requirements of 409A, to the extent applicable. To the extent that any legal requirement of Section 16 of the Exchange Act, 409A or Section 422 of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act, 409A or Section 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii) The Plan is intended to comply with the requirements of 409A, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of 409A or (B) satisfies the requirements of 409A. If a Grant is subject to 409A, (I) distributions shall only be made in a manner and upon an event permitted under 409A, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under 409A, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of 409A, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with 409A.

(iii) Any Grant that is subject to 409A and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by 409A. If a distribution is delayed pursuant to 409A, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of 409A.

(iv) Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if a Grant does not meet any applicable requirements of 409A. Although the Company intends to administer the Plan to prevent taxation under 409A, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g) Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions outside the United States or Canada. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(h) Clawback Rights. All Grants (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of any Grant or upon the receipt or resale of any shares of Company Stock underlying the Grant) under the Plan shall be subject to the provisions of any applicable policies implemented by the Board from time to time, including, any clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(i) Tax Act Elections. In the sole discretion of the Committee, the Company may make an election under subsection 110(1.1) of the Tax Act where applicable.

(j) Waiver of Damages. A grantee, who is a Canadian Employee, waives any and all rights to any Grants and to any compensation or damages in respect or in lieu thereof as a consequence of termination of the Participant’s employment or service to the Employer for any reason, or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights with respect to such Grants upon a termination such Participant’s employment or service to the Employer.

(k) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to the conflict of laws provisions thereof.

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Exhibit H

Capitalization Table

[***]

H-1